EXHIBIT 2.1

*** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2). Such excluded information is not material and is the type the registrant treats as confidential.

Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

TPCO HOLDING CORP.

and

GOLD FLORA, LLC

and

STATELY CAPITAL CORPORATION

and

GOLD FLORA CORPORATION

and

GOLDEN GRIZZLY BEAR LLC

BUSINESS COMBINATION AGREEMENT February 21, 2023

BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT is dated as of February 21, 2023,

BETWEEN:

TPCO HOLDING CORP., a corporation existing under the laws of the Province of British Columbia

("TPCO")

- and -

GOLD FLORA, LLC, a limited liability company existing under the laws of the State of California

("Gold Flora")

- and -

STATELY CAPITAL CORPORATION, a corporation existing under the laws of the Province of British Columbia

("Stately")

- and -

GOLD FLORA CORPORATION, a corporation existing under the laws of the Province of British Columbia

("Newco")

- and -

GOLDEN GRIZZLY BEAR LLC, a limited liability company existing under the laws of the State of California

("US Merger Sub")

RECITALS:

(A)	Newco is a corporation incorporated for the purpose of facilitating the Transaction;

(B)

US Merger Sub is a direct, wholly-owned subsidiary of Newco formed for the purpose of facilitating the Merger, and Newco has also formed US Merger Sub2 and US Merger Sub3 as two additional direct, wholly-owned subsidiaries that are Nevada corporations for the purpose of facilitating the Transaction;

(C)

TPCO, Stately and Gold Flora wish to propose a business combination involving, among other matters, the amalgamation of Newco, Stately and TPCO and the acquisition by the Continued Corporation of all of the issued and outstanding Gold Flora Membership Units, including convertible securities of Gold Flora, in exchange for Amalco Shares or Continued Corporation Shares, as applicable, on the terms set forth in this Agreement;

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(D)

The Parties intend to carry out the Transaction contemplated in this Agreement by way of the Arrangement, a merger of Gold Flora and US Merger Sub pursuant to an agreement and plan of merger pursuant to the provisions of the CA LLC Act (the "Merger"), and the mergers pursuant to the GFI Merger Agreement and the GFI2 Merger Agreement (the "GFI Merger" and "GFI2 Merger", respectively);

(E)

The TPCO Board has unanimously determined, after receiving financial and legal advice and following receipt and review of a unanimous recommendation of the TPCO Special Committee, that the TPCO Consideration to be received by the TPCO Shareholders is fair, from a financial point of view, to the TPCO Shareholders and that the Transaction is in the best interests of TPCO, and the TPCO Board has unanimously resolved (with directors abstaining or recusing themselves as required by Law or TPCO's Constating Documents) to recommend that the TPCO Shareholders vote in favour of the TPCO Arrangement Resolution, all subject to the terms and conditions contained in this Agreement;

(F)

The Stately Board has unanimously determined that the Stately Consideration to be received by the Stately Shareholders is fair, from a financial point of view, to the Stately Shareholders and that the Transaction is in the best interests of Stately, and the Stately Board has unanimously resolved (with directors abstaining or recusing themselves as required by Law or Stately's Constating Documents) to recommend that the Stately Shareholders vote in favour of the Stately Arrangement Resolution, all subject to the terms and conditions contained in this Agreement;

(G)

The Gold Flora Board has (i) unanimously determined, after receiving financial and legal advice, that the Gold Flora Consideration to be received by the Gold Flora Members is fair, from a financial point of view, to the Gold Flora Members and debenture holders and that the Transaction is in the best interests of Gold Flora, (ii) unanimously approved the Agreement and Plan of Merger, and (iii) unanimously resolved to recommend that the Gold Flora Members vote in favour of the Gold Flora Merger Resolution, all subject to the terms and conditions contained in this Agreement;

(H)

Gold Flora has entered into TPCO Voting Support and Lock-Up Agreements with the TPCO Locked-Up Parties, pursuant to which, among other things, such Persons have agreed to vote all of the TPCO Shares held by them in favour of the TPCO Arrangement Resolution, on the terms and subject to the conditions set forth in such agreements;

(I)

TPCO has entered into Gold Flora Voting Support and Lock-Up Agreements with the Gold Flora Locked-Up Parties, pursuant to which, among other things, such Persons have agreed to vote all of the Gold Flora Membership Units held by them in favour of the Gold Flora Merger Resolution, on the terms and subject to the conditions set forth in such agreements;

(J)

TPCO has entered into Stately Voting Support Agreements with the Stately Locked-Up Parties, pursuant to which, among other things, such Persons have agreed to vote all of the Stately Shares held by them in favour of the Stately Arrangement Resolution, on the terms and subject to the conditions set forth in such agreements; and

(K)

Concurrently with the execution of this Agreement, Gold Flora and TPCO have entered into the Financing Facility whereby Gold Flora may borrow up to $5 million, approximately $2.5 million of which is being advanced concurrently with the execution of this Agreement.

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THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

In this Agreement, the following terms have the following meanings:

"Adjustment Event" has the meaning specified in Section 2.13.

"affiliate" has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement.

"Agreement" means this business combination agreement, together with the Schedules attached hereto, the TPCO Disclosure Letter and the Gold Flora Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Agreement and Plan of Merger" has the meaning specified in Section 2.18.

[***]

"Amalco" means the corporation formed upon the amalgamation of TPCO, Stately and Newco pursuant to the Plan of Arrangement.

"Amalco Shares" means the common shares in the capital of Amalco.

"Antitrust Laws" means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, and the rules and regulations promulgated thereunder, including the HSR Act.

"Applicable California Laws" means any and all present and future state and/or local statutes, ordinances, rules, regulations, permits, licenses, certificates, and judicial and/or administrative rulings, decisions and/or orders in any way applicable to the Parties, including, without limitation, the California Medicinal and Adult-Use Cannabis Regulation and Safety Act, BPC § 26000, et seq, any subsequent amendments thereto, and the rules and regulations adopted by the Department of Cannabis Control.

"Arrangement" means an arrangement under Part 9, Division 5 of the BCBCA, on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of TPCO, Stately (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably.

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"Arrangement Effective Date" has the meaning specified in Section 2.12.

"Arrangement Effective Time" has the meaning specified in the Plan of Arrangement.

"Arrangement Filings" means the filings in respect of the Arrangement, including a copy of the Final Order, required by section 292 of the BCBCA to be provided to the Registrar after the Final Order has been granted.

"Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, licence, exemption, review, decision of, registration and filing with, or similar authorization of any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity having jurisdiction over the Person including, in respect of TPCO and Gold Flora and any of their respective Subsidiaries, pursuant to any Law or request or mandate of any Governmental Entity for the operation of the TPCO Business or the Gold Flora Business, including the Regulatory Licenses.

"BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

"Breaching Party" has the meaning specified in Section 4.8(3).

"Business Day" means any day, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia or Los Angeles, California.

"CA LLC Act" means the California Revised Uniform Limited Liability Company Act, as amended.

"CARES Act" has the meaning specified in Section (19)(r) of Schedule C.

"Certificate of Merger" has the meaning specified in Section 2.18.

"Concurrent Financing" means the subscription for Class C Units of Gold Flora for aggregate gross proceeds of approximately $20,000,001 to be completed by an affiliate of TPCO and Gold Flora on the Arrangement Effective Date immediately following the Merger, substantially on the terms and conditions of the Concurrent Financing Documents.

"Concurrent Financing Documents" means the subscription agreement for Gold Flora Membership Units.

"Consideration Shares" means, collectively, the TPCO Consideration Shares, the Stately Consideration Shares and the Gold Flora Consideration Shares.

"Constating Documents" means, with respect to any entity, the articles or certificate of incorporation, formation, amalgamation or continuation, as applicable, and the operating or limited liability company agreements, shareholders agreements, by-laws, or similar organizational documents, as applicable, and all amendments thereto, of such entity.

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"Continuance" means the continuance of Amalco from a corporation existing under the laws of the Province of British Columbia to a corporation existing under the laws of the State of Delaware, in accordance with section 308 of the BCBCA and Section 388 of the DGCL, as further detailed in the Plan of Arrangement.

"Continuance Certificate of Conversion" has the meaning specified in Section 2.17.

"Continuance Certificate of Incorporation" has the meaning specified in Section 2.17.

"Continued Corporation" means Amalco following the Continuance.

"Continued Corporation Shares" means shares in the common stock of the Continued Corporation.

"Contract" means any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral), and any amendment, exhibit, schedule or appendix thereof, to which any Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

"Court" means the Supreme Court of British Columbia.

"Depositary" means such Person, if any, as each of TPCO and Stately may select to be appointed to act as depositary for TPCO Shares and Stately Shares, respectively, in relation to the Arrangement, in each case with the approval of Gold Flora, acting reasonably.

"DGCL" means the Delaware General Corporations Law.

"Director Conditions" means: (i) such nominee shall have such skills and experience reasonably consistent with other individuals who hold directorships on companies listed on the NEO or any other stock exchange on which the Continued Corporation Shares are then listed; (ii) such nominee must meet the qualification requirements to serve as a director under the DGCL (or any equivalent statute of a jurisdiction to which the Continued Corporation has been continued or under which it is otherwise governed), Securities Laws and the rules of the NEO or any other stock exchange on which the Continued Corporation Shares are then listed; (iii) such nominee shall have received all such approvals as may be required to be obtained from any Governmental Entity with oversight over the business of the Continued Corporation; and (iv) such nominee must not be of Ill Repute.

"Dissent Rights" means the Gold Flora Dissent Rights, the Stately Dissent Rights and the TPCO Dissent Rights, collectively.

"Employee Plans" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and all other health, welfare, supplemental unemployment benefit, change of control, bonus, profit sharing, option, insurance, compensation, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, vacation, severance or termination pay, retirement or retirement savings plans, or other employee benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of employees, former employees, directors or former directors of a Party or any of its Subsidiaries, which are maintained by or binding upon such Party or any of its Subsidiaries or in respect of which such Party or any of its Subsidiaries has an actual or contingent liability excluding all obligations for severance and termination pursuant to a statute.

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"Environmental Laws" means all United States and Canadian federal, state, provincial and local Laws relating to pollution, Hazardous Substances, or the protection of natural resources or the environment, and all Authorizations issued pursuant to such United States and Canadian Laws.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" with respect to an entity means any other entity that, together with such first entity, would (as of any relevant time) be treated as a single employer under Section 414 of the U.S. Tax Code.

"Escrow Agreement" means the escrow agreement, if any, to be entered into by and among certain principals of the Continued Corporation, the Continued Corporation and the escrow agent thereunder, substantially in the form required pursuant to National Policy 46-201 - Escrow For Initial Public Offerings or in such other form required by the NEO or any other stock exchange.

"Federal Cannabis Laws" means any United States federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 801 et seq., the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another's felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960, and the regulations and rules promulgated under any of the foregoing.

"Final Order" means the final order of the Court made pursuant to section 291 of the BCBCA, in a form acceptable to each of TPCO, Stately (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably, approving the Arrangement, as such order may be amended by the Court with the consent of TPCO, Stately (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable) and Gold Flora, such consent, in each case, not to be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of TPCO, Stately (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably.

"Financing Facility" means the secured credit agreement entered into by and among Gold Flora and TPCO as of the date hereof, pursuant to which Gold Flora may borrow from TPCO up to $5,000,000, on the terms and conditions set forth therein.

"GFI" means GF Investco Inc., a Nevada corporation that holds convertible debentures of Gold Flora.

"GFI Merger" has the meaning specified in the recitals to this Agreement.

"GFI Merger Agreement" means the Agreement and Plan of Merger among Newco, US Merger Sub2 and GFI, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

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"GFI Reorganization" has the meaning specified in Section 2.19.

"GFI2" means GF Investco2 Inc., a Nevada corporation that holds convertible debentures and warrants of Gold Flora.

"GFI2 Merger" has the meaning specified in the recitals to this Agreement.

"GFI2 Merger Agreement" means the Agreement and Plan of Merger among Newco, US Merger Sub3 and GFI2, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"GFI2 Reorganization" has the meaning specified in Section 2.19.

"GFI2 Warrants" means the outstanding warrants of GFI2 to purchase Class B shares of GFI2.

"Gold Flora" has the meaning specified in the preamble to this Agreement.

"Gold Flora 2022 Financial Statements" has the meaning specified in Section 4.2(4).

"Gold Flora Acquisition Proposal" means, with respect to Gold Flora, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons "acting jointly or in concert" (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids), other than TPCO (or its affiliates), after the date of this Agreement relating to:

(a)

any sale or disposition (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), direct or indirect, in a single transaction or a series of related transactions, of assets of Gold Flora or any of its Subsidiaries (including voting, equity or other securities of its Subsidiaries) or alliance, joint venture, partnership or similar transaction representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Gold Flora and its Subsidiaries, or of 20% or more of the voting or equity securities (or rights or interests in such voting or equity securities and/or securities convertible into or exercisable or exchangeable for voting or equity securities) of Gold Flora or any of its Subsidiaries based on the most recent annual consolidated financial statements of Gold Flora;

(b)

any direct or indirect take-over bid, exchange offer, issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or exercising control or direction over or having the right to acquire 20% or more of any class of voting or equity securities of Gold Flora or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of Gold Flora and its Subsidiaries based on the most recent annual consolidated financial statements of Gold Flora (including securities convertible or exercisable or exchangeable for voting or equity securities of Gold Flora or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of Gold Flora and its Subsidiaries based on the most recent annual consolidated financial statements of Gold Flora) on a fully-diluted basis;

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(c)

any plan of arrangement, merger, amalgamation, consolidation, share exchange, debt exchange, business combination, reorganization, joint venture, exclusive license, partnership or similar transaction, recapitalization, liquidation, dissolution or winding up or similar transaction involving Gold Flora or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of Gold Flora and its Subsidiaries based on the most recent annual consolidated financial statements of Gold Flora; or

(d)	any other similar transaction or series of transactions involving Gold Flora or any of its Subsidiaries.

"Gold Flora Board" means the manager of Gold Flora.

"Gold Flora Board Recommendation" has the meaning specified in Section 2.8(1).

"Gold Flora Business" means the business historically conducted by Gold Flora and/or its Subsidiaries, including all activities and products processed under or using Gold Flora Intellectual Property Rights.

"Gold Flora Business Assets" means all tangible and intangible assets, properties, Authorizations, rights or other privileges owned (either directly or indirectly), leased, licensed, loaned, operated or being developed or used, including all vendor lists, customer lists, Intellectual Property and related technologies, real property, fixed assets, facilities, equipment, inventories and accounts receivable, by Gold Flora and any of its Subsidiaries in connection with the Gold Flora Business.

"Gold Flora Change in Recommendation" means that the Gold Flora Board (i) fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Gold Flora Board Recommendation, (ii) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend or takes no position or a neutral position, in each case with respect to a publicly announced, or otherwise publicly disclosed, Gold Flora Acquisition Proposal for more than five (5) Business Days, (iii) accepts, approves, endorses, recommends or executes or enters into or publicly proposes to accept, approve, endorse, recommend or execute or enter into any agreement, letter of intent, understanding or arrangement relating to a Gold Flora Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Gold Flora Acquisition Proposal; or (iv) fails to publicly reaffirm the Gold Flora Board Recommendation (without qualification) within five (5) Business Days after having been requested in writing by TPCO to do so.

"Gold Flora Consideration" means the consideration to be received by the Gold Flora Members (other than the Continued Corporation and/or its affiliates) pursuant to the Merger as consideration for their Gold Flora Membership Units, consisting of 1.5233 of a Continued Corporation Share for each Gold Flora Membership Unit.

"Gold Flora Consideration Shares" means the Continued Corporation Shares to be issued as the Gold Flora Consideration pursuant to the Merger.

"Gold Flora Current Financial Statements" has the meaning specified in Section (8) of Schedule D.

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"Gold Flora Data Room" means the material contained in the virtual data room established by Gold Flora as at 11:59 p.m. (Vancouver time) on February 20, 2023, the index of documents of which is appended to the Gold Flora Disclosure Letter.

"Gold Flora Debentures" means, collectively: (i) the [***] unsecured convertible debentures in the amount of [***] issued by Gold Flora to the holders thereof due on [***]; (ii) the[***] unsecured convertible debentures in the amount of [***] issued by Gold Flora to the holders thereof due on [***]; (iii) the [***] unsecured convertible debentures in the amount of [***] issued by Gold Flora to the holders thereof due on [***]; (iv) the [***]unsecured convertible debenture in the amount of [***] issued by Gold Flora to [***] due on [***] and [***]; (v) the [***] unsecured convertible debenture in the amount of [***] issued by Gold Flora to [***] due on [***]; and (vi) the [***] unsecured convertible debenture in the amount of [***] issued by Gold Flora to [***] on [***] and due on [***].

"Gold Flora Disclosure Letter" means the disclosure letter dated the date of this Agreement and delivered by Gold Flora to TPCO in connection with this Agreement.

"Gold Flora Dissent Rights" means the rights of dissent of the Gold Flora Members in respect of the Gold Flora Merger Resolution as described in the Agreement and Plan of Merger.

"Gold Flora Employees" means all officers and employees of Gold Flora and its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees.

"Gold Flora Equity Rights" means the right to receive Gold Flora Membership Units issued to [***] pursuant to the equity rights agreement dated October 28, 2021 between Gold Flora and [***].

"Gold Flora Fairness Opinion" means the opinion of the Gold Flora Financial Advisor to the effect that, as of the date of such opinion, the Gold Flora Consideration to be received by the Gold Flora Members and holders of Gold Flora Debentures is fair, from a financial point of view, to such members.

"Gold Flora Financial Advisor" means Clarus Securities Inc.

"Gold Flora Financial Statements" means, as of the date hereof, the Gold Flora Current Financial Statements and, following the delivery of the Gold Flora 2022 Financial Statements, the Gold Flora Current Financial Statements together with the Gold Flora 2022 Financial Statements.

"Gold Flora Information Statement" means the information statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such information statement, to be sent to the Gold Flora Members in connection with securing approval of the Gold Flora Merger Resolution, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

"Gold Flora Intellectual Property Rights" means, collectively, the Gold Flora Owned Intellectual Property Rights and the Gold Flora Licensed Intellectual Property Rights.

"Gold Flora Key Employees" means such key Gold Flora employees, consultants or independent contractors specified in the Gold Flora Disclosure Letter.

"Gold Flora Leased Property" has the meaning specified in Section (18)(b) of Schedule D.

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"Gold Flora Licensed Intellectual Property Rights" means all Intellectual Property rights in which Gold Flora or any of its Subsidiaries holds any rights or interests granted by any third party.

"Gold Flora Locked-Up Parties" means Laurie Holcomb and Stately.

"Gold Flora Material Contract" means, with respect to Gold Flora, any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on Gold Flora; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $500,000 in respect of Gold Flora; (iii) restricting, or which may in the future restrict, the incurrence of indebtedness by Gold Flora or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of Gold Flora or any of its Subsidiaries, or restricting, or which may in the future restrict, the payment of dividends by Gold Flora, in each case, in any material respect; (iv) relating to the purchase or sale of materials, supplies, equipment or services involving payments, individually or in the aggregate, in excess of $500,000 annually or $2,500,000 over the life of the Contract by Gold Flora or any of its Subsidiaries; (v) providing for the establishment, investment in, organization, formation or governance of any joint venture, limited liability company, strategic alliance, partnership or sharing of profits, revenue or proprietary information or similar arrangement that creates an exclusive dealing arrangement or right of first offer or refusal that materially limits Gold Flora's business or that of any of its Subsidiaries; (vi) that contains any exclusivity or non-solicitation obligations of Gold Flora or any of its Subsidiaries (other than customary employee non-solicitation obligations contained in confidentiality or non-disclosure agreements entered into in the Ordinary Course); (vii) providing for severance or change in control payments in excess of $250,000; (viii) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset other than inventory in the Ordinary Course where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $1,000,000 in respect of Gold Flora; (ix) that limits or restricts in any material respect (A) the ability of Gold Flora or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, (B) the ability of Gold Flora or any of its Subsidiaries to solicit or hire any Person, or (C) the scope of Persons to whom Gold Flora or any of its Subsidiaries may sell products or deliver services; (x) that gives another Person the right to purchase or license an unlimited quantity or volume of Gold Flora's products or services (or licenses to Gold Flora's products or services) for a fixed aggregate price at no additional charge, or under which Gold Flora grants most-favoured customer pricing, rights of first refusal or similar rights or terms to any Person; or (xi) any Lease with annual costs exceeding $500,000.

"Gold Flora Members" means the registered or beneficial holders of Gold Flora Membership Units, as the context requires.

"Gold Flora Membership Units" means the membership interests and units in the capital of Gold Flora.

"Gold Flora Merger Resolution" means the written consent (or approval at a duly called meeting of Gold Flora Members) of the Gold Flora Members approving the Agreement and Plan of Merger and the Merger (together with any other matters that require the approval of the Gold Flora Members in connection with the transactions contemplated under this Agreement).

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"Gold Flora Owned Intellectual Property Rights" means all Intellectual Property rights owned or purported to be owned by Gold Flora or any of its Subsidiaries, in whole or in part.

"Gold Flora Owned Property" has the meaning specified in Section (18)(a) of Schedule D.

"Gold Flora Profits Interests" means the profits interests in Gold Flora.

"Gold Flora Properties" has the meaning specified in Section (18)(b) of Schedule D.

"Gold Flora Reorganization" has the meaning specified in Section 6.2(1)(g).

"Gold Flora Representatives" has the meaning specified in Section 5.2(1).

"Gold Flora Required Approvals" means the approval of the Gold Flora Merger Resolution by the requisite majority of the Gold Flora Members in compliance with applicable Law, the organizational documents of Gold Flora and any other applicable contract, document or instrument governing Gold Flora.

"Gold Flora Required Approvals Deadline" has the meaning specified in Section 4.4(6).

"Gold Flora Security holders" means the registered or beneficial holders of Gold Flora Membership Units, Gold Flora Debentures, Gold Flora Equity Rights, Gold Flora Profits Interests and Gold Flora Warrants, as the context requires.

"Gold Flora Systems" means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the Gold Flora Business.

"Gold Flora Termination Fee" means $4,000,000.

"Gold Flora Termination Fee Event" has the meaning specified in Section 7.3(1).

"Gold Flora Voting Support and Lock-Up Agreements" means each of the voting support and lock-up agreements dated the date hereof between TPCO and each of the Gold Flora Locked-Up Parties.

"Gold Flora Warrants" means the outstanding warrants of Gold Flora to purchase Gold Flora Membership Units.

"Governmental Entity" means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, including the U.S. Internal Revenue Service and the Canada Revenue Agency; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange, including the NEO.

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"[***] Debenture Amendment" means the amendments to the securities purchase agreements pursuant to which the [***] Debentures were issued and the amendment and restatement of each of the [***] Debentures to extend the maturity of the [***] Debentures, eliminate the automatic conversion of the [***] Debentures upon a liquidity event and to make such other changes as set forth in the amendments to the securities purchase agreements.

"[***] Debentures" means, collectively (i) the [***] unsecured convertible debenture in the amount of [***] issued by Gold Flora to [***] due on [***]; (ii) the [***] unsecured convertible debenture in the amount of [***] issued by Gold Flora to [***] due on [***]; and (iii) the [***] unsecured convertible debenture in the amount of [***] issued by Gold Flora to [***] on [***] and due on [***].

"Hazardous Substances" means any material, substance or waste that is defined or regulated as toxic or hazardous, or as a pollutant or contaminant or terms of similar meaning or effect under Environmental Laws, or proposed to be regulated as toxic or hazardous, or as a pollutant or contaminant as of the date of this Agreement, including all petroleum and fractions thereof, asbestos-containing materials in any condition, polychlorinated biphenyls and per- and polyfluoroalkyl substances (as well as their precursors and bi-products), but explicitly excludes cannabis and cannabis-containing products.

"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

"HSR Act Expiration" means, in respect of the transactions contemplated by this Agreement, the expiry, waiver or termination of any applicable waiting periods and any extensions thereof under the HSR Act.

"Ill Repute" means, with respect to any director nominee or executive officer, that such director nominee or executive officer, as applicable, has (i) breached his or her fiduciary duty and/or duty of care, or has been grossly negligent in discharging his or her duties as a director or officer, as applicable; (ii) has been convicted, pled guilty to, or in the reasonable judgement of the board of directors of the Continued Corporation, is likely to be convicted of any offense or crime that in the board of directors of the Continued Corporation's reasonable judgment, involves dishonesty or fraud; or (iii) has committed an act, failed to take any act or made a public statement of a nature such that having such director nominee or executive officer serve as a director or officer of the Continued Corporation, as applicable, would have a serious adverse effect on the Continued Corporation.

"Indemnified Persons" has the meaning specified in Section 8.6(1).

"Intellectual Property" means domestic and foreign: (i) issued patents, applications for patents (whether provisional or non-provisional), including reissues, divisionals, continuations, re-examinations, renewals, extensions and continuations-in-part of patents or patent applications, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights and works of authorship, and all registrations and applications and renewals for any copyrights or works of authorship; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; (viii) any other intellectual property and industrial property; and (ix) all rights to any legal proceedings of any nature available to or being pursued to the extent related primarily or exclusively to the foregoing, whether accruing before, on or after the date hereof.

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"Intended U.S. Tax Treatment" has the meaning specified in Section 2.19.

"Interim Order" means the interim order of the Court contemplated by Section 2.2 and made pursuant to section 291 of the BCBCA, in a form acceptable to each of TPCO, Stately (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably, providing for, among other things, the calling and holding of the TPCO Meeting and the Stately Meeting (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable), as the same may be amended by the Court with the consent of each of TPCO, Stately (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable) and Gold Flora, each such consent not to be unreasonably withheld, conditioned or delayed.

"Inventories" means all inventories of stock-in-trade, point-of-sale materials and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by TPCO or Gold Flora, as the context requires, or any of their respective Subsidiaries (including those in possession of suppliers, customers and other third parties).

"Key Authorizations" means (i) the approval of the NEO with regard to the Transaction and the issuance and listing of the Consideration Shares issuable pursuant thereto and (ii) the HSR Act Expiration.

"Key Parties" means TPCO, Gold Flora and Newco and "Key Party" means any of them, as the context requires.

"Law" means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

"Leases" has the meaning specified in Section (21)(a) of Schedule C.

"Legacy Plans" means, collectively: (i) the CMG Partners, Inc. 2019 Stock Option and Grant Plan, and (ii) the Amended and Restated 2018 Equity Incentive Plan of Left Coast Ventures, Inc.

"Lien" means any mortgage, charge, pledge, hypothecation, security interest, prior claim, encroachments, option, right of first refusal or right of first offer, occupancy right, possessory right, covenant, assignment, lien (statutory, inchoate or otherwise), defect of title, restriction, adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

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"Losses" has the meaning specified in Section 2.4(3).

"Material Adverse Effect" means, in respect of a Party, as applicable, any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, financial condition, liabilities (contingent or otherwise) or cash flows of such Party and its Subsidiaries, and, as it relates to TPCO, the TPCO Business, and, as it relates to Gold Flora, the Gold Flora Business, in each case taken as a whole, except any such change, event, occurrence, effect or circumstance resulting from:

(a)	general conditions in the cannabis industry or markets in which the Party and its Subsidiaries operate;

(b)

any change in global, national or regional political conditions (including military action and the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, banking or capital markets;

(c)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(d)	any change in U.S. GAAP or other applicable accounting standard;

(e)	any natural disaster or epidemic, pandemic or disease outbreak (including the COVID-19 virus or public health emergencies as declared by the World Health Organization);

(f)

the failure of the Party to meet any internal or published projections, forecasts, guidance or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood that the cause underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition);

(g)	the announcement or disclosure of this Agreement;

(h)	any action taken (or omitted to be taken) by the Party that is consented to by the other Key Parties expressly in writing;

(i)	with respect to TPCO, any matter which has been disclosed by TPCO in the TPCO Disclosure Letter and/or TPCO Filings;

(j)	with respect to Gold Flora, any matter which has been disclosed by Gold Flora in the Gold Flora Disclosure Letter;

(k)	any action taken (or omitted to be taken) upon the written request of the other Key Parties; or

(l)

any change in the market price or trading volume of any securities of the Party (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition), provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on the Party and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industry or markets in which the Party and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a "Material Adverse Effect" has occurred.

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"Merger" has the meaning specified in the recitals to this Agreement.

"Merger Effective Date" means the date on which the Merger is deemed to be effective, which date shall be the same date as the Arrangement Effective Date.

"Merger Effective Time" has the meaning specified in Section 2.18.

"MI 61-101" means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

"Minimum Cash Balance" means a cash balance of TPCO on the date hereof of at least $80 million, net of any outstanding debts or off-balance sheet liabilities or obligations, but excluding lease obligations or other liabilities agreed to in writing by TPCO and Gold Flora prior to the date hereof.

"Misrepresentation" means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or necessary to prevent a statement that is made from being false or misleading in light of the circumstances in which it was made.

"Money Laundering Laws" has the meaning specified in Section (26)(d) of Schedule C.

"NEO" means the Neo Exchange Inc.

"Newco" has the meaning specified in the preamble to this Agreement.

"Newco Shares" means the common shares in the capital of Newco.

"Non-Refusing Party" has the meaning specified in Section 7.3(4).

"Notice" has the meaning specified in Section 8.3(1).

"OFAC" has the meaning specified in Section (27) of Schedule C.

"officer" has the meaning specified in the Securities Act (Ontario).

"Officer Conditions" means: (i) such executive officer shall have such skills and experience reasonably consistent with other individuals who hold similar positions on companies listed on the NEO or any other stock exchange on which the Continued Corporation Shares are then listed; (ii) such executive officer must meet the qualification requirements to serve as an executive officer under the DGCL (or any equivalent statute of a jurisdiction to which the Continued Corporation has been continued or under which it is otherwise governed), Securities Laws and the rules of the NEO or any other stock exchange on which the Continued Corporation Shares are then listed; (iii) such executive officer shall have received all such approvals as may be required to be obtained from any Governmental Entity with oversight over the business of the Continued Corporation; and (iv) such executive officer must not be of Ill Repute.

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"Ordinary Course" means, with respect to an action taken by a Party or its Subsidiary, that such action is consistent with the past practices of such Party or such Subsidiary and is taken in the ordinary course of the normal day-to-day operations of the business of such Party or such Subsidiary, but excludes non-arm's length transactions.

"Outside Date" means, subject to Section 4.14(2), October 31, 2023, or such later date as may be agreed to in writing by the Key Parties.

"Parties" means TPCO, Gold Flora, Stately, Newco and US Merger Sub and "Party" means any of them, as the context requires.

"Permitted Liens" means, in respect of a Party or any of their respective Subsidiaries, any one or more of the following:

(a)

Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and for which adequate provisions have been made in accordance with U.S. GAAP in the most recent financial statements of such Party or Subsidiary;

(b)

Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the business assets of the applicable Party provided that such Liens are related to obligations not past due or delinquent, are not registered against title to any of the business assets of the applicable Party and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)

the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of such Party or its Subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)

easements, servitudes, restrictions, restrictive covenants, rights of way, licenses, permits and other similar rights in real or immovable property that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(e)

zoning and building by-laws and ordinances, regulations made by public authorities that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(f)	with respect to TPCO, Liens listed and described in the TPCO Disclosure Letter; and

(g)	with respect to Gold Flora, the Financing Facility and Liens listed and described in the Gold Flora Disclosure Letter.

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"Person" includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

"Personal Data" means any information that, alone or in combination with other information, allows the identification of a natural person, including name, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number or customer or account number, IP address, and any persistent identifier or any other information that is otherwise considered personal information, personal data, protected health information, or other personally identifiable information under applicable Law.

"Plan of Arrangement" means the plan of arrangement implementing the Arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 of this Agreement or Article 7 of the Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of TPCO, Stately (to the extent the provisions of Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably.

"Privacy and Information Security Requirements" means (i) all Laws that govern Processing of Personal Data, data privacy or information security in the State of California; (ii) all United States and California state Laws applicable to the information security of TPCO Systems and Gold Flora Systems; (iii) all Contracts that relate to the Processing of Personal Data and/or protecting the security or privacy of personally identifiable information or personal data as such terms are defined under applicable United States and California Laws; (iv) all Privacy Notices; and (v) the Payment Card Information Data Security Standards.

"Privacy Notices" means any notices, policies, disclosures or public representations by TPCO or Gold Flora, or any of their respective Subsidiaries in respect of TPCO, Gold Flora or any of their respective Subsidiaries' Processing of Personal Data or privacy practices.

"Process" or "Processing" means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

"Refusing Party" has the meaning specified in Section 7.3(4).

"Registrar" means the Registrar of Companies appointed pursuant to section 400 of the BCBCA.

"Registration Event" has the meaning specified in Section 4.14(2).

"Regulator" means any and all Governmental Entities who now or in the future have authority under Applicable California Laws over either Party, including but not limited to the Department of Cannabis Control and local regulators with overlapping jurisdiction.

"Regulatory Licenses" means the Authorizations set forth in Section (24)(a) of the TPCO Disclosure Letter or Section (21)(a) of the Gold Flora Disclosure Letter, as applicable.

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"Related Party Agreements" has the meaning specified in Section (31) of Schedule C.

"Saleable" means Inventories that: (i) can be reasonably delivered and sold within the applicable expiration of the code dates; (ii) have been stored and transported properly; and (iii) can be sold without discount to the sale price for such Inventories or credit (or similar other accommodation) granted or offered to the applicable customer.

"SEC" has the meaning specified in Section 4.14(2).

"Section 3(a)(10) Exemption" means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

"Section 351 Transactions" has the meaning specified in Section 2.19.

"Securities Authorities" means the Ontario Securities Commission, the Securities and Exchange Commission, any U.S. state securities authorities, commissions or regulators, and the applicable securities commission or securities regulatory authority of each of the other provinces and territories of Canada.

"Securities Laws" means: (i) the Securities Act (Ontario) and any other applicable Canadian provincial or territorial securities laws, rules and regulations and published policies thereunder; (ii) the U.S. Securities Act and the U.S. Exchange Act; (iii) U.S. state securities Laws, in each case, to the extent applicable; and (iv) the policies, rules and regulations of the NEO.

"Software" means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.

"Stately" has the meaning specified in the preamble to this Agreement.

"Stately Acquisition Proposal" means, with respect to Stately, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons "acting jointly or in concert" (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids), other than TPCO, Gold Flora or Newco (or their affiliates), after the date of this Agreement relating to:

(a)

any sale or disposition (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), direct or indirect, in a single transaction or a series of related transactions, of assets of Stately or any of its Subsidiaries (including voting, equity or other securities of its Subsidiaries) or alliance, joint venture, partnership or similar transaction representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Stately and its Subsidiaries, or of 20% or more of the voting or equity securities (or rights or interests in such voting or equity securities and/or securities convertible into or exercisable or exchangeable for voting or equity securities) of Stately or any of its Subsidiaries;

(b)

any direct or indirect take-over bid, exchange offer, issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or exercising control or direction over or having the right to acquire 20% or more of any class of voting or equity securities of Stately or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of Stately and its Subsidiaries (including securities convertible or exercisable or exchangeable for voting or equity securities of Stately or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of Stately and its Subsidiaries) on a fully-diluted basis;

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(c)

any plan of arrangement, merger, amalgamation, consolidation, share exchange, debt exchange, business combination, reorganization, joint venture, exclusive license, partnership or similar transaction, recapitalization, liquidation, dissolution or winding up or similar transaction involving Stately or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of Stately and its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving Stately or any of its Subsidiaries.

"Stately Arrangement Resolution" means the special resolution of the Stately Shareholders, to be considered at the Stately Meeting (together with any other matters that require the approval of the Stately Shareholders in connection with the transactions contemplated under this Agreement), approving the Arrangement and the Plan of Arrangement, substantially in the form of Schedule B.

"Stately Board" means the board of directors of Stately as constituted from time to time.

"Stately Board Recommendation" has the meaning specified in Section 2.10(2).

"Stately Change in Recommendation" means that the Stately Board: (i) fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Stately Board Recommendation, (ii) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend or takes no position or a neutral position, in each case with respect to a publicly announced, or otherwise publicly disclosed, Stately Acquisition Proposal for more than five (5) Business Days, (iii) accepts, approves, endorses, recommends or executes or enters into or publicly proposes to accept, approve, endorse, recommend or execute or enter into any agreement, letter of intent, understanding or arrangement relating to a Stately Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Stately Acquisition Proposal; or (iv) fails to publicly reaffirm the Stately Board Recommendation (without qualification) within five (5) Business Days after having been requested in writing by TPCO to do so.

"Stately Circular" means the notice of the Stately Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Stately Shareholders in connection with the Stately Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

"Stately Confidentiality Agreement" means the confidentiality agreement dated February 17, 2023 between TPCO and Stately.

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"Stately Consideration" means the consideration to be received by the Stately Shareholders pursuant to the Plan of Arrangement as consideration for their Stately Shares, consisting of 0.1913 of an Amalco Share for each Stately Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.13 of this Agreement, as more specifically provided for in the Plan of Arrangement.

"Stately Consideration Shares" means the Amalco Shares to be issued as the Stately Consideration pursuant to the Arrangement.

"Stately Dissent Rights" means the rights of dissent of the Stately Shareholders in respect of the Stately Arrangement Resolution as described in the Plan of Arrangement.

"Stately Locked-Up Parties" means individuals representing approximately 31.2% of the outstanding Stately Shares.

"Stately Meeting" means the special meeting of Stately Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Stately Arrangement Resolution and for any other purpose as may be set out in the Stately Circular and agreed to in writing by Gold Flora and TPCO, acting reasonably.

"Stately Replacement Warrant" means a warrant or right to purchase Amalco Shares issued by Amalco in replacement of Stately Warrants in accordance with the Plan of Arrangement.

"Stately Representatives" has the meaning specified in Section 5.7(1).

"Stately Shareholders" means the registered or beneficial holders of Stately Shares, as the context requires.

"Stately Shares" means the common shares in the capital of Stately.

"Stately US" means Stately Brands U.S. Corp., a corporation organized under the laws of Nevada.

"Stately US Shares" means the common shares in the capital of Stately US.

"Stately Voting Support Agreements" means each of the voting support agreements dated the date hereof between TPCO and each of the Stately Locked-Up Parties, and any additional voting support agreements to be entered into between TPCO and additional Stately Shareholders following the date hereof as contemplated in Section 4.12.

"Stately Warrants" means the outstanding warrants of Stately to purchase Stately Shares.

"Stately/Gold Flora APA" has the meaning specified in Section (9) of Schedule F.

"Subsidiary" has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement.

"Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

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"Tax Returns" means any and all returns, reports, declarations, elections, notices, forms, designations, filings and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

"Taxes" means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments in the nature of a tax imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, provincial sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, unclaimed property, escheat, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result or being a transferee or successor in interest to any party.

"Terminating Party" has the meaning specified in Section 4.8(3).

"Termination Notice" has the meaning specified in Section 4.8(3).

"TPCO" has the meaning specified in the preamble to this Agreement.

"TPCO 2022 Financial Statements" has the meaning specified in Section 4.1(4).

"TPCO Acquisition Proposal" means, with respect to TPCO, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons "acting jointly or in concert" (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids), other than Gold Flora (or its affiliates), after the date of this Agreement relating to:

(a)

any sale or disposition (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), direct or indirect, in a single transaction or a series of related transactions, of assets of TPCO or any of its Subsidiaries (including voting, equity or other securities of its Subsidiaries) or alliance, joint venture, partnership or similar transaction representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of TPCO and its Subsidiaries, or of 20% or more of the voting or equity securities (or rights or interests in such voting or equity securities and/or securities convertible into or exercisable or exchangeable for voting or equity securities) of TPCO or any of its Subsidiaries based on the most recent annual consolidated financial statements of TPCO filed as part of the TPCO Filings;

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(b)

any direct or indirect take-over bid, exchange offer, issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or exercising control or direction over or having the right to acquire 20% or more of any class of voting or equity securities of TPCO or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of TPCO and its Subsidiaries based on the most recent annual consolidated financial statements of TPCO (including securities convertible or exercisable or exchangeable for voting or equity securities of TPCO or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of TPCO and its Subsidiaries based on the most recent annual consolidated financial statements of TPCO) on a fully-diluted basis;

(c)

any plan of arrangement, merger, amalgamation, consolidation, share exchange, debt exchange, business combination, reorganization, joint venture, exclusive license, partnership or similar transaction, recapitalization, liquidation, dissolution or winding up or similar transaction involving TPCO or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of TPCO and its Subsidiaries based on the most recent annual consolidated financial statements of TPCO filed as part of the TPCO Filings; or

(d)	any other similar transaction or series of transactions involving TPCO or any of its Subsidiaries.

"TPCO Arrangement Resolution" means the special resolution of the TPCO Shareholders, to be considered at the TPCO Meeting (together with any other matters that require the approval of the TPCO Shareholders in connection with the transactions contemplated under this Agreement), approving the Arrangement and the Plan of Arrangement, substantially in the form of Schedule B.

"TPCO Board" means the board of directors of TPCO as constituted from time to time.

"TPCO Board Recommendation" has the meaning specified in Section 2.4(2).

"TPCO Business" means the business historically conducted by TPCO and/or its Subsidiaries, including all activities and products processed under or using TPCO Intellectual Property Rights.

"TPCO Business Assets" means all tangible and intangible assets, properties, Authorizations, rights or other privileges (whether contractual or otherwise) owned (either directly or indirectly), leased, licensed, loaned, operated or being developed or used, including all vendor lists, customer lists, Intellectual Property and related technologies, real property, fixed assets, facilities, equipment, inventories and accounts receivable, by TPCO and any of its Subsidiaries in connection with the TPCO Business.

"TPCO Change in Recommendation" has the meaning specified in Section 7.2(1)(d)(ii).

"TPCO Circular" means the notice of the TPCO Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the TPCO Shareholders in connection with the TPCO Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

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"TPCO Confidentiality Agreement" means the confidentiality agreement dated September 7, 2022 between TPCO and Gold Flora.

"TPCO Consideration" means the consideration to be received by the TPCO Shareholders pursuant to the Plan of Arrangement as consideration for their TPCO Shares, consisting of one (1) Amalco Share for each TPCO Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.13 of this Agreement, as more specifically provided for in the Plan of Arrangement.

"TPCO Consideration Shares" means the Amalco Shares to be issued as the TPCO Consideration pursuant to the Arrangement.

"TPCO Current Financial Statements" has the meaning specified in Section (10) of Schedule C.

"TPCO Data Room" means the material contained in the virtual data room established by TPCO as at 11:59 p.m. (Vancouver time) on February 20, 2023, the index of documents of which is appended to the TPCO Disclosure Letter.

"TPCO Disclosure Letter" means the disclosure letter dated the date of this Agreement and delivered by TPCO to Gold Flora in connection with this Agreement.

"TPCO Dissent Rights" means the rights of dissent of the TPCO Shareholders in respect of the TPCO Arrangement Resolution as described in the Plan of Arrangement.

"TPCO Employees" means all officers and employees of TPCO and its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees.

"TPCO Equity Incentive Plan" means the Amended and Restated TPCO Holding Corp. Equity Incentive Plan with an original effective date of January 19, 2021, as amended and restated June 22, 2022.

"TPCO Fairness Opinions" means the opinions of the TPCO Financial Advisors to the effect that, as of the date of such opinions, the TPCO Consideration to be received by the TPCO Shareholders is fair, from a financial point of view, to such holders.

"TPCO Filings" means all documents of TPCO publicly filed under the profile of TPCO on the System for Electronic Document Analysis and Retrieval (SEDAR) and on the SEC's website.

"TPCO Financial Advisors" means Hyperion Capital Inc. and INFOR Financial Inc.

"TPCO Financial Statements" means, as of the date hereof, the TPCO Current Financial Statements and, following the delivery of the TPCO 2022 Financial Statements, the TPCO Current Financial Statements together with the TPCO 2022 Financial Statements

"TPCO Intellectual Property Rights" means, collectively, the TPCO Owned Intellectual Property Rights and the TPCO Licensed Intellectual Property Rights.

"TPCO Interested Shareholders" means, collectively, the TPCO Shareholders whose votes are required to be excluded from the minority approval vote under Part 8 of MI 61-101 with respect to the TPCO Arrangement Resolution.

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"TPCO Key Employees" means such key TPCO employees, consultants or independent contractors specified in Section 1.1 of the TPCO Disclosure Letter.

"TPCO Leased Property" has the meaning specified in Section (21)(a) of Schedule C.

"TPCO Licensed Intellectual Property Rights" means all Intellectual Property rights in which TPCO or any of its Subsidiaries holds any rights or interests granted by any third party.

"TPCO Locked-Up Parties" means each director of TPCO, the Chief Executive Officer of TPCO and the Chief Financial Officer of TPCO.

"TPCO Matching Period" has the meaning specified in Section 5.6(1)(e).

"TPCO Material Contract" means, with respect to TPCO, any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on TPCO; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $500,000 in respect of TPCO; (iii) restricting, or which may in the future restrict, the incurrence of indebtedness by TPCO or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of TPCO or any of its Subsidiaries, or restricting, or which may in the future restrict, the payment of dividends by TPCO, in each case, in any material respect; (iv) relating to the purchase or sale of materials, supplies, equipment or services involving payments, individually or in the aggregate, in excess of $500,000 annually or $2,500,000 over the life of the Contract by TPCO or any of its Subsidiaries; (v) providing for the establishment, investment in, organization, formation or governance of any joint venture, limited liability company, strategic alliance, partnership or sharing of profits, revenue or proprietary information or similar arrangement that creates an exclusive dealing arrangement or right of first offer or refusal that materially limits TPCO's business or that of any of its Subsidiaries; (vi) that contains any exclusivity or non-solicitation obligations of TPCO or any of its Subsidiaries (other than customary employee non-solicitation obligations contained in confidentiality or non-disclosure agreements entered into in the Ordinary Course); (vii) providing for severance or change in control payments in excess of $250,000; (viii) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset other than inventory in the Ordinary Course where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $1,000,000 in respect of TPCO; (ix) that limits or restricts in any material respect (A) the ability of TPCO or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, (B) the ability of TPCO or any of its Subsidiaries to solicit or hire any Person, or (C) the scope of Persons to whom TPCO or any of its Subsidiaries may sell products or deliver services; (x) that gives another Person the right to purchase or license TPCO's products or services (or licenses to TPCO's products or services) for a fixed aggregate price at no additional charge, or under which TPCO grants most-favoured customer pricing, rights of first refusal or similar rights or terms to any Person; or (xi) any Lease with annual costs exceeding $500,000.

"TPCO Meeting" means the special meeting of TPCO Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the TPCO Arrangement Resolution and for any other purpose as may be set out in the TPCO Circular and agreed to in writing by Gold Flora, acting reasonably.

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"TPCO Owned Intellectual Property Rights" means all Intellectual Property rights owned or purported to be owned by TPCO or any of its Subsidiaries, in whole or in part.

"TPCO PSUs" means the outstanding performance share units of TPCO issued pursuant to the TPCO Equity Incentive Plan.

"TPCO Reorganization" has the meaning specified in Section 2.19.

"TPCO Replacement Option" means an option or right to purchase Amalco Shares issued by Amalco in replacement of TPCO Stock Options in accordance with the Plan of Arrangement.

"TPCO Replacement PSUs" means a performance share unit issued by Amalco in replacement of TPCO PSUs in accordance with the Plan of Arrangement.

"TPCO Replacement RSUs" means a restricted share unit issued by Amalco in replacement of TPCO RSUs in accordance with the Plan of Arrangement.

"TPCO Replacement Warrants" means a warrant or right to purchase Amalco Shares granted by Amalco in replacement of TPCO Warrants in accordance with the Plan of Arrangement.

"TPCO Representatives" has the meaning specified in Section 5.1(1).

"TPCO Required Approval" means the approval of the TPCO Arrangement Resolution.

"TPCO RSUs" means the outstanding restricted share units of TPCO issued pursuant to the TPCO Equity Incentive Plan.

"TPCO Shareholders" means the registered or beneficial holders of TPCO Shares, as the context requires.

"TPCO Shares" means the common shares in the capital of TPCO.

"TPCO Special Committee" means the mergers and acquisitions committee of independent members of the TPCO Board formed in relation to the proposal to effect the transactions contemplated by this Agreement.

"TPCO Stock Options" means stock options to purchase TPCO Shares issued pursuant to the TPCO Equity Incentive Plan and/or the Legacy Plans.

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"TPCO Superior Proposal" means, with respect to TPCO, any unsolicited bona fide written TPCO Acquisition Proposal from a Person or group of Persons "acting jointly or in concert" (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids) who is an arm's length third party made after the date of this Agreement: (i) to acquire either all of the outstanding TPCO Shares not beneficially owned by such Person or group of Persons or all or substantially all of the assets of TPCO on a consolidated basis; (ii) that complies with Securities Laws in all material respects and did not result from or involve a breach of Article 5 or any other agreement between the Person making the TPCO Acquisition Proposal and TPCO or any of its Subsidiaries; (iii) that the TPCO Board determines, in its good faith judgment after receiving the advice of its outside legal counsel and financial advisors, is reasonably capable of being completed without undue delay relative to the Transaction, taking into account all financial, legal, regulatory and other aspects of such TPCO Acquisition Proposal (including any required shareholder approvals and any minimum tender requirements) and the Person or group of Persons making such TPCO Acquisition Proposal and their respective affiliates; (iv) that is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the TPCO Board, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that adequate arrangements have been made in respect of any financing, including any costs or expenses related thereto, required to complete such TPCO Acquisition Proposal; (v) that is not subject to any due diligence or access condition; (vi) in the event that TPCO does not have the financial resources to pay the Gold Flora Termination Fee, the terms of such TPCO Acquisition Proposal provide that the Person or group of Persons making such TPCO Acquisition Proposal shall advance or otherwise provide TPCO the cash required for TPCO to pay the Gold Flora Termination Fee and such amount shall be advanced or provided on or before the date such Gold Flora Termination Fee becomes payable; and (vii) that the TPCO Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all of the terms and conditions of the TPCO Acquisition Proposal and other factors deemed relevant by the TPCO Board, including all legal, financial, regulatory and other aspects of such TPCO Acquisition Proposal and the party making such proposal, that such TPCO Acquisition Proposal would, if consummated in accordance with its terms (but without assuming away any risk of non-completion), result in a transaction which is more favourable, from a financial point of view, to the TPCO Shareholders than the Transaction (including any amendments to the terms and conditions of the Transaction proposed by Gold Flora pursuant to Section 5.6(2)).

"TPCO Superior Proposal Notice" has the meaning specified in Section 5.6(1)(c).

"TPCO Systems" means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the TPCO Business.

"TPCO Termination Fee" means $4,000,000; provided, however, that in the event of a termination pursuant to Section 7.3(2)(b) the fee shall be the aggregate amount of TPCO's out-of-pocket expenses relating to the Transaction, including, but not limited to, legal fees, accounting fees, printing fees, proxy solicitation fees, if any, and HSR filing fees, up to, but not exceeding, $2,000,000.

"TPCO Termination Fee Event" has the meaning specified in Section 7.3(2).

"TPCO Voting Support and Lock-Up Agreements" means each of the voting support and lock-up agreements dated the date hereof between Gold Flora and each of the TPCO Locked-Up Parties.

"TPCO Warrants" means the outstanding warrants of TPCO to purchase TPCO Shares.

"Transaction" means, collectively, the transactions contemplated by this Agreement to implement the business combination of TPCO, Stately and Gold Flora, including, without limitation, the Arrangement, the Continuance and the Merger.

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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"U.S. GAAP" means the accounting principles generally accepted in the United States.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended.

"U.S. Treasury Regulations" means the treasury regulations promulgated under the U.S. Tax Code.

"US Merger Sub" has the meaning specified in the preamble to this Agreement.

"US Merger Sub Membership Interests" has the meaning specified in Section (2) of Schedule E.

"US Merger Sub2" means GFI Acquisition Inc., a Nevada corporation and a direct wholly-owned subsidiary of Newco.

"US Merger Sub3" means GFI2 Acquisition Inc., a Nevada corporation and a direct wholly-owned subsidiary of Newco.

"WARN Act" has the meaning specified in Section 4.10.

Section 1.2 Certain Rules of Interpretation

(1)	Gender, etc. In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

(2)	Including. Every use of the words "including" or "includes" in this Agreement is to be construed as meaning "including, without limitation" or "includes, without limitation", respectively.

(3)

Divisions and Headings. The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(4)

Articles, Sections, etc. References in this Agreement to an Article, Section or Schedule are to be construed as references to an Article, Section or Schedule of or to this Agreement unless otherwise specified.

(5)

Time Periods. Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

(6)

Statutory Instruments. Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

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(7)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of TPCO, it is deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Troy Datcher and Mike Batesole. Where any representation or warranty is expressly qualified by reference to the knowledge of Gold Flora, it is deemed to refer to the actual knowledge, after making reasonable inquires regarding the relevant matter, of Laurie Holcomb and Marshall Minor. Where any representation or warranty is expressly qualified by reference to the knowledge of Stately, it is deemed to refer to the actual knowledge, after making reasonable inquires regarding the relevant matter, of Jeff Barber. Where any covenant is expressly qualified by reference to being taken knowingly by a Party, it is to refer to being taken with the actual knowledge of the applicable individuals noted in this Section 1.2(7) with respect to such Party.

(8)	Time of Day. Unless otherwise specified, references to time of day or date mean the local time or date in the City of Vancouver, British Columbia.

(9)

Currency and Payment. Unless otherwise specified, references in this Agreement to "dollars" or "$" refer to the lawful currency of the United States. Unless otherwise specified, any money to be advanced, paid or tendered by a Party under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due.

(10)	Capitalized Terms. All capitalized terms used in any Schedule, in the TPCO Disclosure Letter or in the Gold Flora Disclosure Letter have the meanings ascribed to them in this Agreement.

(11)

Accounting Terms. Unless otherwise specified herein, all accounting terms are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of TPCO and Gold Flora required to be made shall be made in a manner consistent with U.S. GAAP.

(12)

Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(13)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of a Party, each such provision shall be construed as a covenant by the applicable Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

Section 1.3 Schedules

(1)	The schedules attached to this Agreement, the TPCO Disclosure Letter and the Gold Flora Disclosure Letter form an integral part of this Agreement for all purposes of it.

(2)

The TPCO Disclosure Letter and the Gold Flora Disclosure Letter and all information contained therein is confidential information and may not be disclosed except in accordance with the terms of the TPCO Confidentiality Agreement.

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ARTICLE 2

THE TRANSACTION

Section 2.1 Transaction

The Parties agree that the Transaction will be implemented in accordance with and subject to the terms and conditions of, among of things, this Agreement, the Plan of Arrangement and the Agreement and Plan of Merger. Without limitation to the foregoing, the following shall occur on the Arrangement Effective Date in the following sequence: (i) at the Arrangement Effective Time, the Arrangement shall become effective, (ii) the Continuance shall become effective, and (iii) at the Merger Effective Time, the Merger shall become effective, with the result that, among other things, Newco shall be amalgamated with TPCO and Stately in accordance with the Plan of Arrangement, Amalco shall continue from a corporation existing under the laws of the Province of British Columbia to a corporation existing under the laws of the State of Delaware, and the Continued Corporation shall become the direct or indirect holder of all of the issued and outstanding Gold Flora Membership Units. For certainty, the Transaction shall not be deemed to be completed unless the Arrangement, the Continuance and the Merger are all completed as contemplated in this Agreement, the Plan of Arrangement, the Continuance Certificate of Conversion and the Agreement and Plan of Merger, as applicable.

Section 2.2 Interim Order

(1)

As soon as reasonably practicable after the date of this Agreement, TPCO and Stately shall apply to the Court in a manner acceptable to TPCO, Stately and Gold Flora, each acting reasonably, pursuant to section 288 of the BCBCA and, in cooperation, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)

for the Persons and classes of Persons to whom notice is to be provided in respect of the Arrangement, the TPCO Meeting and the Stately Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval for the TPCO Arrangement Resolution shall be: (i) not less than 662/3% of the votes cast on the TPCO Arrangement Resolution by TPCO Shareholders entitled to vote and present in person or by proxy at the TPCO Meeting voting together as a single class; (ii) if required under applicable Laws, a majority of the votes cast on the TPCO Arrangement Resolution by TPCO Shareholders (other than TPCO Interested Shareholders for the purpose of such vote) entitled to vote and present in person or represented by proxy at the TPCO Meeting, voting in accordance with Part 8 of MI 61-101; and (iii) any other shareholder approvals required by the NEO;

(c)

that the required level of approval for the Stately Arrangement Resolution shall be: (i) not less than 662/3% of the votes cast on the Stately Arrangement Resolution by Stately Shareholders entitled to vote and present in person or by proxy at the Stately Meeting voting together as a single class; and (ii) any other shareholder approvals required by the NEO;

(d)

that, in all other respects, the terms, restrictions and conditions of TPCO's Constating Documents relating to the holding of a meeting of the TPCO Shareholders, including quorum requirements and all other matters, shall (unless varied by the Interim Order) apply in respect of the TPCO Meeting;

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(e)

that, in all other respects, the terms, restrictions and conditions of Stately's Constating Documents relating to the holding of a meeting of the Stately Shareholders, including quorum requirements and all other matters, shall (unless varied by the Interim Order) apply in respect of the Stately Meeting;

(f)	for the grant of the TPCO Dissent Rights only to those TPCO Shareholders who are registered TPCO Shareholders, as contemplated in the Plan of Arrangement;

(g)	for the grant of the Stately Dissent Rights only to those Stately Shareholders who are registered Stately Shareholders, as contemplated in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i)	that the TPCO Meeting may be adjourned or postponed from time to time by TPCO in accordance with the terms of this Agreement without the need for additional approval of the Court;

(j)	that the Stately Meeting may be adjourned or postponed from time to time by Stately in accordance with the terms of this Agreement without the need for additional approval of the Court;

(k)	that the TPCO Meeting may be held in-person or be an entirely virtual meeting or hybrid meeting whereby TPCO Shareholders may join virtually;

(l)	that the Stately Meeting may be held in-person or be an entirely virtual meeting or hybrid meeting whereby Stately Shareholders may join virtually;

(m)

for confirmation of the record date for the TPCO Meeting for the purposes of determining the TPCO Shareholders entitled to notice of and to vote at the TPCO Meeting, in accordance with the Interim Order;

(n)

for confirmation of the record date for the Stately Meeting for the purposes of determining the Stately Shareholders entitled to notice of and to vote at the Stately Meeting, in accordance with the Interim Order;

(o)

that the record date for TPCO Shareholders entitled to notice of and to vote at the TPCO Meeting will not change in respect of any adjournment(s) or postponement(s) of the TPCO Meeting, unless required by Securities Law;

(p)

that the record date for Stately Shareholders entitled to notice of and to vote at the Stately Meeting will not change in respect of any adjournment(s) or postponement(s) of the Stately Meeting, unless required by Securities Law;

(q)

that the deadline for submission of proxies by the TPCO Shareholders for the TPCO Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the TPCO Meeting, subject to waiver by TPCO in accordance with the terms of this Agreement;

(r)

that the deadline for submission of proxies by the Stately Shareholders for the Stately Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the Stately Meeting, subject to waiver by Stately in accordance with the terms of this Agreement;

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(s)	for such other matters as any of the Key Parties may reasonably require, subject to obtaining the prior consent of the other Key Parties, such consent not to be unreasonably withheld or delayed; and

(t)

that it is the intention of the Parties to rely, by virtue of the Final Order, upon the Section 3(a)(10) Exemption with respect to the issuance of the TPCO Consideration Shares, Stately Consideration Shares, TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants, Stately Replacement Warrants and any additional securities of the Continued Corporation (including Continued Corporation Shares, warrants, options, restricted share units and performance share units) to be issued pursuant to the Arrangement and/or this Agreement (including in connection with the Continuance), based on the Court's approval of the Arrangement.

Section 2.3 The TPCO Meeting

(1)	Subject to the terms of this Agreement and the receipt of the Interim Order, TPCO shall:

(a)

convene and conduct the TPCO Meeting in accordance with the Interim Order, TPCO's Constating Documents and applicable Laws as soon as reasonably practicable, for the purpose of considering the TPCO Arrangement Resolution and for any other proper purpose as may be set out in the TPCO Circular, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the TPCO Meeting without the prior written consent of Gold Flora, acting reasonably, except:

(i)	in the case of an adjournment, as required for quorum purposes (in which case the TPCO Meeting shall be adjourned and not cancelled);

(ii)	as required by Law or by a Governmental Entity; or

(iii)	as required or permitted under Section 4.8(3) or Section 5.6(5);

(b)

solicit proxies in favour of the approval of the TPCO Arrangement Resolution and against any resolution submitted by any TPCO Shareholder that is inconsistent with the TPCO Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by Gold Flora, acting reasonably:

(i)	retaining (at a cost to be covered equally by Gold Flora and TPCO) dealer and proxy solicitation services firms to solicit proxies in favour of the approval of the TPCO Arrangement Resolution;

(ii)	considering the input of Gold Flora with respect to the solicitation of proxies in respect of the TPCO Meeting;

(iii)	permitting Gold Flora to assist and participate in all material interactions with such proxy solicitation agent;

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(iv)	providing Gold Flora with all material information distributions or updates from the proxy solicitation agent;

(v)	consulting with, and considering any suggestions from, Gold Flora with regards to the proxy solicitation agent; and

(vi)	keeping Gold Flora apprised with respect to such solicitation and other actions;

(c)

provide Gold Flora with copies of or access to information as requested from time to time by Gold Flora, acting reasonably, regarding the TPCO Meeting generated by any transfer agent or proxy solicitation services firm which has been retained by TPCO;

(d)

promptly advise Gold Flora of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the transactions contemplated by this Agreement and, without limiting the foregoing, of any notice of dissent or purported exercise by any registered TPCO Shareholder of TPCO Dissent Rights received by TPCO in relation to the TPCO Arrangement Resolution and any withdrawal of TPCO Dissent Rights received by TPCO and, subject to applicable Laws, any written communications sent by or on behalf of TPCO to any registered TPCO Shareholder exercising or purporting to exercise TPCO Dissent Rights in relation to the TPCO Arrangement Resolution (and TPCO shall provide Gold Flora with an opportunity to review and comment on any such written communications);

(e)	fix and publish a record date for the purposes of determining TPCO Shareholders entitled to receive notice of and vote at the TPCO Meeting in accordance with the Interim Order;

(f)

consult with Gold Flora in fixing the record date for the TPCO Meeting and the date of the TPCO Meeting, give notice to Gold Flora of the TPCO Meeting and allow Gold Flora's representatives and legal counsel to attend the TPCO Meeting;

(g)

promptly advise Gold Flora, at such times as Gold Flora may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the TPCO Meeting, as to the aggregate tally of the proxies received by TPCO in respect of the TPCO Arrangement Resolution;

(h)

not, except as set out in the Interim Order and only with the consent of Gold Flora, change the record date for the TPCO Shareholders entitled to vote at the TPCO Meeting in connection with any adjournment or postponement of the TPCO Meeting (unless required by Law);

(i)	not, without the consent of Gold Flora, waive or extend the deadline for the submission of proxies by the TPCO Shareholders for the TPCO Meeting; and

(j)

at the request of Gold Flora from time to time, provide Gold Flora with a list (in both written and electronic form) of (i) the registered TPCO Shareholders, together with their addresses and respective holdings of TPCO Shares, (ii) the names, addresses and holdings of all Persons having rights issued by TPCO to acquire TPCO Shares, and (iii) to the extent available to TPCO, participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of TPCO Shares and other security holders of TPCO, together with their addresses and respective holdings of TPCO Shares and other securities of TPCO.

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Section 2.4 The TPCO Circular

(1)

TPCO shall promptly prepare and complete, in consultation with Gold Flora, the TPCO Circular together with any other documents required by the BCBCA and applicable Securities Laws in connection with the TPCO Meeting and the Transaction, and TPCO shall, promptly after obtaining the Interim Order, cause the TPCO Circular and such other documents to be filed and sent to each TPCO Shareholder and other Person as required by the Interim Order and applicable Securities Laws, in each case so as to permit the TPCO Meeting to be held by the date specified in Section 2.3(1)(a).

(2)

TPCO shall ensure that the TPCO Circular complies in all material respects with applicable Law and the Interim Order, does not contain any Misrepresentation regarding TPCO and provides the TPCO Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the TPCO Meeting. Without limiting the generality of the foregoing, the TPCO Circular must include: (i) a copy of the TPCO Fairness Opinions; (ii) a statement that the TPCO Board and the TPCO Special Committee have each received the TPCO Fairness Opinions, and have each unanimously determined (subject to the right of any conflicted directors, if any, to abstain from deciding upon the matter), after receiving advice of outside financial and legal counsel, that the execution, delivery and performance of this Agreement is in the best interests of TPCO and that the Transaction is fair, from a financial point of view, to the TPCO Shareholders and that the TPCO Board and the TPCO Special Committee each unanimously recommends that the TPCO Shareholders vote in favour of the TPCO Arrangement Resolution (the "TPCO Board Recommendation"); (iii) a statement that each director and executive officer of TPCO intends to vote all of such individual's TPCO Shares in favour of the TPCO Arrangement Resolution and against any resolution submitted by any TPCO Shareholder that is inconsistent with the Transaction, the whole in accordance with their TPCO Voting Support and Lock-Up Agreements; and (iv) a statement that certain TPCO Shareholders have entered into TPCO Voting Support and Lock-Up Agreements and specifying the percentage of the issued and outstanding TPCO Shares covered by such TPCO Voting Support and Lock-Up Agreements, and that such TPCO Shareholders have agreed to vote all their TPCO Shares in favour of the TPCO Arrangement Resolution and against any resolution submitted by any TPCO Shareholder that is contrary to the contemplated terms of the Transaction.

(3)

TPCO shall indemnify and save harmless Gold Flora and its representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses ("Losses") to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)

any Misrepresentation or alleged Misrepresentation in any information included in the TPCO Circular, other than the information relating to Gold Flora or Stately (including information provided by Gold Flora or Stately in connection with the preparation of pro forma financial statements) or its affiliates furnished to TPCO in writing by Gold Flora or Stately for inclusion in the TPCO Circular; and

(b)

any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the TPCO Circular, other than the information relating to Gold Flora, Stately or their affiliates furnished to TPCO in writing by Gold Flora or Stately for inclusion in the TPCO Circular.

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(4)	TPCO shall not be responsible for any information in the TPCO Circular relating to Gold Flora, Stately or their respective affiliates.

(5)

Prior to the printing of the TPCO Circular, TPCO shall give Gold Flora and its legal counsel a reasonable opportunity to review and comment on drafts of the TPCO Circular and other related documents, and shall give reasonable consideration to any comments made by Gold Flora and its legal counsel, and agrees that all information relating solely to Gold Flora and its affiliates included in the TPCO Circular must be in a form and content satisfactory to them.

(6)

Gold Flora shall provide TPCO with all information regarding Gold Flora, Stately and their respective affiliates, as required by Law (and, in particular, Securities Laws) for inclusion in the TPCO Circular or in any amendments or supplements to such TPCO Circular. Gold Flora shall ensure that such information does not include any Misrepresentation concerning Gold Flora, Stately and their respective affiliates. Gold Flora shall not be responsible for any information in the TPCO Circular relating to TPCO.

(7)

Gold Flora shall indemnify and save harmless TPCO and each of its representatives from and against any and all Losses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)

any Misrepresentation or alleged Misrepresentation in any information relating to Gold Flora, Stately or their respective affiliates included in the TPCO Circular that was provided by Gold Flora, Stately or a representative thereof expressly for inclusion in the TPCO Circular pursuant to this Section 2.4; and

(b)

any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the TPCO Circular that was provided by Gold Flora, Stately or a representative thereof expressly for inclusion in the TPCO Circular pursuant to this Section 2.4.

(8)

Each Party shall also use its commercially reasonable efforts to obtain any necessary consents from its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the TPCO Circular and to the identification in the TPCO Circular of each such advisor.

(9)

Each Party shall promptly notify the other Key Parties if it becomes aware that the TPCO Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.4, cooperate in the preparation of any such amendment or supplement as required or appropriate, and TPCO shall, in a manner provided in the Interim Order, promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the TPCO Shareholders and, if required by the Court or by applicable Law, file the same with the Securities Authorities or any other Governmental Entity as required.

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Section 2.5 Final Order

If (a) the Interim Order is obtained and, subject to obtaining the approvals contemplated by the Interim Order, (b) the TPCO Arrangement Resolution is passed at the TPCO Meeting by the TPCO Shareholders as provided for in the Interim Order and as required by applicable Law, (c) subject to Section 2.9(2) of this Agreement, the Stately Arrangement Resolution is passed at the Stately Meeting by the Stately Shareholders as provided for in the Interim Order and as required by applicable Law, then TPCO and, subject to Section 2.9(2) of this Agreement, Stately shall, as soon as reasonably practicable, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 288 of the BCBCA.

Section 2.6 Court Proceedings

(1)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, TPCO and, subject to Section 2.9(2) of this Agreement, Stately shall:

(a)

diligently pursue, and co-operate with Gold Flora and each other in diligently pursuing, the Interim Order and, subject to the approval of the TPCO Arrangement Resolution at the TPCO Meeting and approval of the Stately Arrangement Resolution at the Stately Meeting, the Final Order;

(b)

provide legal counsel to the other Parties with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c)

provide legal counsel to the other Parties on a timely basis with copies of any notice of appearance, evidence or other documents served on TPCO, Stately or their legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)

ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement and that such material has been approved by Gold Flora, acting reasonably, for filing;

(e)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the prior written consent of the other Parties, acting reasonably, provided such Party may, in its sole discretion, withhold its consent with respect to any increase in or variation in the form of the TPCO Consideration, Stately Consideration or Gold Flora Consideration, as applicable, or other modification or amendment to such filed or served materials that expands or increases Gold Flora's obligations, or diminishes or limits Gold Flora's rights, set forth in any such filed or served materials or under this Agreement or the Plan of Arrangement;

(f)	oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement;

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(g)	if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, to do so only after notice to, and in consultation and cooperation with, Gold Flora; and

(h)

not object to legal counsel to Gold Flora appearing at and making such submissions on both the hearing of the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Gold Flora advises TPCO and Stately and their legal counsel of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7 The Gold Flora Merger Resolution

Subject to the terms of this Agreement, Gold Flora shall promptly seek to obtain written consent or approval at a duly called meeting of Gold Flora Members for the Gold Flora Merger Resolution from the Gold Flora Members in accordance with Gold Flora's Constating Documents, applicable Laws and any other agreement or instrument governing any security of Gold Flora as soon as reasonably practicable, and, in any event, obtain approval for the Gold Flora Merger Resolution on or before the Gold Flora Required Approvals Deadline (or such later date as may be agreed to by the Key Parties in writing).

Section 2.8 The Gold Flora Information Statement

(1)

Gold Flora shall promptly prepare and complete, in consultation with TPCO, the Gold Flora Information Statement together with any other documents required by the CA LLC Act and applicable Securities Laws in connection with securing requisite approval for the Gold Flora Merger Resolution, and Gold Flora shall promptly cause the Gold Flora Information Statement and such other documents to be sent to each Gold Flora Member and other Person as required by applicable Laws, the Gold Flora Constating Documents and any other agreement or instrument governing any security of Gold Flora or any affiliate thereof, in each case so as to permit Gold Flora to secure the requisite approval for the Gold Flora Merger Resolution on or before the date specified in Section 2.7. Without limiting the generality of the foregoing, the Gold Flora Information Statement must include: (i) information regarding Gold Flora, TPCO, Newco and the business combination, substantially in the form used in the TPCO Circular, (ii) a copy of the Gold Flora Fairness Opinion; (iii) a statement that the Gold Flora Board has received the Gold Flora Fairness Opinion, and has unanimously determined, after receiving advice of outside financial and legal counsel, that the execution, delivery and performance of this Agreement is in the best interests of Gold Flora and that the Transaction is fair, from a financial point of view, to the Gold Flora Security holders and that the Gold Flora Board unanimously recommends that the Gold Flora Members vote in favour of the Gold Flora Merger Resolution (the "Gold Flora Board Recommendation"); (iv) a statement that each director and officer of Gold Flora intends to vote all of such individual's Gold Flora Membership Units in favour of the Gold Flora Merger Resolution and against any resolution submitted by any Gold Flora Member that is inconsistent with the Transaction, the whole in accordance with their Gold Flora Voting Support and Lock-Up Agreements; and (v) a statement that certain Gold Flora Members have entered into Gold Flora Voting Support and Lock-Up Agreements and specifying the percentage of the issued and outstanding Gold Flora Membership Units covered by such Gold Flora Voting Support and Lock-Up Agreements, and that such Gold Flora Members have agreed to vote all their Gold Flora Membership Units in favour of the Gold Flora Merger Resolution and against any resolution submitted by any Gold Flora security holder that is contrary to the contemplated terms of the Transaction.

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(2)

Gold Flora shall ensure that the Gold Flora Information Statement complies in all material respects with applicable Law, does not contain any Misrepresentation regarding Gold Flora and provides the Gold Flora Members with sufficient information to permit them to form a reasoned judgment concerning the Gold Flora Merger Resolution.

(3)

Gold Flora shall indemnify and save harmless TPCO and its representatives from and against any and all Losses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)

any Misrepresentation or alleged Misrepresentation in any information included in the Gold Flora Information Statement, other than the information relating to TPCO (including information provided by TPCO in connection with the preparation of pro forma financial statements) or its affiliates furnished to Gold Flora in writing by TPCO for inclusion in the Gold Flora Information Statement; and

(b)

any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Gold Flora Information Statement, other than the information relating to TPCO or its affiliates furnished to Gold Flora in writing by TPCO for inclusion in the Gold Flora Information Statement.

(4)	Gold Flora shall not be responsible for any information in the Gold Flora Information Statement relating to TPCO or its affiliates.

(5)

Prior to the printing of the Gold Flora Information Statement, Gold Flora shall give TPCO and its legal counsel a reasonable opportunity to review and comment on drafts of the Gold Flora Information Statement and other related documents, and shall give reasonable consideration to any comments made by TPCO and its legal counsel, and agrees that all information relating solely to TPCO and its affiliates included in the Gold Flora Information Statement must be in a form and content satisfactory to them.

(6)

TPCO shall provide Gold Flora with all information regarding TPCO and its affiliates, as required by Law (and, in particular, Securities Laws) for inclusion in the Gold Flora Information Statement or in any amendments or supplements to such Gold Flora Information Statement. TPCO shall ensure that such information does not include any Misrepresentation concerning TPCO and its affiliates. TPCO shall not be responsible for any information in the Gold Flora Information Statement relating to Gold Flora.

(7)

TPCO shall indemnify and save harmless Gold Flora and each of its representatives from and against any and all Losses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)

any Misrepresentation or alleged Misrepresentation in any information relating to TPCO or its affiliates included in the Gold Flora Information Statement that was provided by TPCO or a representative thereof expressly for inclusion in the Gold Flora Information Statement pursuant to this Section 2.8; and

(b)

any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Gold Flora Information Statement that was provided by TPCO or a representative thereof expressly for inclusion in the Gold Flora Information Statement pursuant to this Section 2.8.

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(8)

Each Party shall also use its commercially reasonable efforts to obtain any necessary consents from its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Gold Flora Information Statement and to the identification in the Gold Flora Information Statement of each such advisor.

(9)

Each Party shall promptly notify the Key Parties if it becomes aware that the Gold Flora Information Statement contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.8, cooperate in the preparation of any such amendment or supplement as required or appropriate, and Gold Flora shall promptly mail any such amendment or supplement to the Gold Flora Members and, if required by applicable Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.9 The Stately Meeting

(1)	Subject to the terms of this Agreement and the receipt of the Interim Order, Stately shall:

(a)

convene and conduct the Stately Meeting in accordance with the Interim Order, Stately's Constating Documents and applicable Laws as soon as reasonably practicable and, in any event, prior to the TPCO Meeting, for the purpose of considering the Stately Arrangement Resolution and for any other proper purpose as may be set out in the Stately Circular, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Stately Meeting without the prior written consent of Gold Flora and TPCO, each acting reasonably, except:

(i)	in the case of an adjournment, as required for quorum purposes (in which case the Stately Meeting shall be adjourned and not cancelled); or

(ii)	as required by Law or by a Governmental Entity;

(b)

solicit proxies in favour of the approval of the Stately Arrangement Resolution and against any resolution submitted by any Stately Shareholder that is inconsistent with the Stately Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by Gold Flora or TPCO, each acting reasonably:

(i)	considering the input of Gold Flora and TPCO with respect to the solicitation of proxies in respect of the Stately Meeting; and

(ii)	keeping Gold Flora and TPCO apprised with respect to such solicitation and other actions;

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(c)

provide Gold Flora and TPCO with copies of or access to information as requested from time to time by Gold Flora or TPCO, each acting reasonably, regarding the Stately Meeting generated by any transfer agent which has been retained by Stately;

(d)

promptly advise Gold Flora and TPCO of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the transactions contemplated by this Agreement and, without limiting the foregoing, of any notice of dissent or purported exercise by any registered Stately Shareholder of Stately Dissent Rights received by Stately in relation to the Stately Arrangement Resolution and any withdrawal of Stately Dissent Rights received by Stately and, subject to applicable Laws, any written communications sent by or on behalf of Stately to any registered Stately Shareholder exercising or purporting to exercise Stately Dissent Rights in relation to the Stately Arrangement Resolution (and Stately shall provide Gold Flora and TPCO with an opportunity to review and comment on any such written communications);

(e)	fix and publish a record date for the purposes of determining Stately Shareholders entitled to receive notice of and vote at the Stately Meeting in accordance with the Interim Order;

(f)

consult with Gold Flora and TPCO in fixing the record date for the Stately Meeting and the date of the Stately Meeting, give notice to Gold Flora and TPCO of the Stately Meeting and allow Gold Flora's and TPCO's representatives and legal counsel to attend the Stately Meeting;

(g)

promptly advise Gold Flora and TPCO, at such times as Gold Flora or TPCO may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Stately Meeting, as to the aggregate tally of the proxies received by Stately in respect of the Stately Arrangement Resolution;

(h)

not, except as set out in the Interim Order and only with the consent of Gold Flora and TPCO, change the record date for the Stately Shareholders entitled to vote at the Stately Meeting in connection with any adjournment or postponement of the Stately Meeting (unless required by Law);

(i)	not, without the consent of Gold Flora and TPCO, waive or extend the deadline for the submission of proxies by the Stately Shareholders for the Stately Meeting; and

(j)

at the request of Gold Flora or TPCO from time to time, provide Gold Flora and TPCO with a list (in both written and electronic form) of (i) the registered Stately Shareholders, together with their addresses and respective holdings of Stately Shares, and (ii) the names, addresses and holdings of all Persons having rights issued by Stately to acquire Stately Shares.

(2)

In the event that the Stately Arrangement Resolution is not approved at the Stately Meeting, or the other conditions precedent to the Arrangement involving Stately cannot be satisfied, the Parties shall amend this Agreement (and the Plan of Arrangement, as required) to remove Stately from the Arrangement and shall take all necessary steps reasonably required to effect such amendment.

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Section 2.10 The Stately Circular

(1)

Stately shall promptly prepare and complete, in consultation with Gold Flora and TPCO, the Stately Circular together with any other documents required by the BCBCA and applicable Securities Laws in connection with the Stately Meeting and the Transaction, and Stately shall, promptly after obtaining the Interim Order, cause the Stately Circular and such other documents to be filed and sent to each Stately Shareholder and other Person as required by the Interim Order and applicable Securities Laws, in each case so as to permit the Stately Meeting to be held by the date specified in Section 2.9(1)(a).

(2)

Stately shall ensure that the Stately Circular complies in all material respects with applicable Law and the Interim Order, does not contain any Misrepresentation regarding Stately and provides the Stately Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Stately Meeting. Without limiting the generality of the foregoing, the Stately Circular must include: (i) a statement that the Stately Board has unanimously determined (subject to the right of any conflicted directors, if any, to abstain from deciding upon the matter) that the execution, delivery and performance of this Agreement is in the best interests of Stately and that the Transaction is fair, from a financial point of view, to the Stately Shareholders and that the Stately Board unanimously recommends that the Stately Shareholders vote in favour of the Stately Arrangement Resolution (the "Stately Board Recommendation"); (ii) a statement that each director and executive officer of Stately intends to vote all of such individual's Stately Shares in favour of the Stately Arrangement Resolution and against any resolution submitted by any Stately Shareholder that is inconsistent with the Transaction, the whole in accordance with their Stately Voting Support Agreements; and (iii) a statement that certain Stately Shareholders have entered into Stately Voting Support Agreements and specifying the percentage of the issued and outstanding Stately Shares covered by such Stately Voting Support Agreements, and that such Stately Shareholders have agreed to vote all their Stately Shares in favour of the Stately Arrangement Resolution and against any resolution submitted by any Stately Shareholder that is contrary to the contemplated terms of the Transaction.

(3)

Stately shall indemnify and save harmless Gold Flora and TPCO and their respective representatives from and against any and all Losses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)

any Misrepresentation or alleged Misrepresentation in any information included in the Stately Circular, other than the information relating to Gold Flora, Newco and/or TPCO (including information provided by Gold Flora and/or TPCO in connection with the preparation of pro forma financial statements) or their respective affiliates or information relating to the Transaction, furnished to Stately in writing by Gold Flora, Newco and/or TPCO for inclusion in the Stately Circular; and

40

(b)

any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Stately Circular, other than the information relating to Gold Flora, Newco and/or TPCO or their respective affiliates or information relating to the Transaction, furnished to Stately in writing by Gold Flora and/or TPCO for inclusion in the Stately Circular.

(4)	Stately shall not be responsible for any information in the Stately Circular relating to Gold Flora, Newco, TPCO or their respective affiliates or relating to a description of the Transaction.

(5)

Prior to the printing of the Stately Circular, Stately shall give Gold Flora, TPCO and their respective legal counsel a reasonable opportunity to review and comment on drafts of the Stately Circular and other related documents, and shall give reasonable consideration to any comments made by Gold Flora, TPCO and their respective legal counsel, and agrees that all information relating solely to: (i) Gold Flora and its affiliates included in the Stately Circular must be in a form and content satisfactory to Gold Flora; and (ii) TPCO and its affiliates included in the Stately Circular must be in a form and content satisfactory to TPCO.

(6)

Gold Flora shall provide Stately with all information regarding the Transaction, Gold Flora and its affiliates, as required by Law (and, in particular, Securities Laws) for inclusion in the Stately Circular or in any amendments or supplements to such Stately Circular. Gold Flora shall ensure that such information does not include any Misrepresentation concerning the Transaction, Gold Flora and its affiliates. Gold Flora shall not be responsible for any information in the Stately Circular relating to Stately.

(7)

Gold Flora shall indemnify and save harmless Stately and each of its representatives from and against any and all Losses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)

any Misrepresentation or alleged Misrepresentation in any information relating to Gold Flora, Newco, TPCO or their respective affiliates included in the Stately Circular that was provided by Gold Flora, TPCO or a representative thereof expressly for inclusion in the Stately Circular pursuant to this Section 2.10; and

(b)

any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Stately Circular that was provided by Gold Flora, TPCO or a representative thereof expressly for inclusion in the Stately Circular pursuant to this Section 2.10.

(8)

TPCO shall provide Stately with all information regarding TPCO, Newco and their respective affiliates, as required by Law (and, in particular, Securities Laws) for inclusion in the Stately Circular or in any amendments or supplements to such Stately Circular. TPCO shall ensure that such information does not include any Misrepresentation concerning TPCO, Newco and their respective affiliates. TPCO shall not be responsible for any information in the Stately Circular relating to Stately, Gold Flora or the Transaction.

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(9)

Each Party shall also use its commercially reasonable efforts to obtain any necessary consents from its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Stately Circular and to the identification in the Stately Circular of each such advisor.

(10)

Each Party shall promptly notify the Key Parties and Stately if it becomes aware that the Stately Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.10, cooperate in the preparation of any such amendment or supplement as required or appropriate, and Stately shall, in a manner provided in the Interim Order, promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Stately Shareholders and, if required by the Court or by applicable Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.11 Other Securities

The Parties acknowledge and agree that all TPCO Stock Options, TPCO RSUs, TPCO PSUs, TPCO Warrants and Stately Warrants that are not settled or exercised in accordance with their terms, whether conditionally or otherwise, and any other securities that represent the right to receive TPCO Shares or Stately Shares that are not exchanged for TPCO Shares or Stately Shares, as applicable, prior to the Arrangement Effective Time and that remain outstanding immediately prior to the Arrangement Effective Time shall be treated in accordance with the provisions of the Plan of Arrangement and/or the terms thereof, as applicable, and the Parties shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

Section 2.12 The Arrangement and Effective Date

The Arrangement shall become effective at the Arrangement Effective Time on the date on which the Arrangement Filings are filed with the Registrar (unless otherwise agreed to in writing by the Parties) (the "Arrangement Effective Date"), which date shall, unless otherwise agreed to in writing by the Key Parties, be five (5) Business Days after the date on which all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until or following the Arrangement Effective Time, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is of those conditions as of the Arrangement Effective Time). From and after the Arrangement Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA.

Section 2.13 Adjustment of Consideration

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Arrangement Effective Time, the issued and outstanding TPCO Shares, Stately Shares or Gold Flora Membership Units shall have changed into a different number or a different class of shares or units by reason of any split, consolidation, dividend, reclassification, redenomination or the like, provided any such action is permitted by Section 4.1(2)(b), Section 4.2(2)(b) or Section 4.3(2)(b), as applicable (each such permitted action, an "Adjustment Event"), then the number of Amalco Shares to be issued per TPCO Share on account of the TPCO Consideration or the number of Amalco Shares to be issued per Stately Share on account of the Stately Consideration or the number of Continued Corporation Shares to be issued per Gold Flora Membership Unit on account of the Gold Flora Consideration, as applicable, shall be adjusted as necessary to provide the TPCO Shareholders, Stately Shareholders and Gold Flora Members, respectively, with the same economic effect and proportionate ownership of Amalco Shares or Continued Corporation Shares, as applicable, as contemplated by this Agreement, the Plan of Arrangement and the Agreement and Plan of Merger prior to such Adjustment Event. For the avoidance of doubt, any adjustment to the TPCO Consideration, Stately Consideration or Gold Flora Consideration in accordance with this Section 2.13 shall be subject to further adjustment, on an iterative basis, upon the occurrence of any subsequent Adjustment Event.

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Section 2.14 Dissenting Security holders

(1)

TPCO will give Gold Flora prompt notice of receipt of any written notice of any dissent or purported exercise by any TPCO Shareholder of TPCO Dissent Rights, any withdrawal of such notice, and any other instruments served pursuant to TPCO Dissent Rights and received by TPCO. TPCO shall not make any payment or settlement offer, or agree to any such settlement, or conduct any negotiations prior to the Arrangement Effective Time with respect to any such dissent, notice or instrument unless Gold Flora, acting reasonably, shall have given its written consent. TPCO shall promptly advise Gold Flora of any communication (written or oral) from any Person in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of TPCO Dissent Rights, and provide Gold Flora with a reasonable opportunity to review and comment upon any written communications sent by or on behalf of TPCO to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person.

(2)

Gold Flora will give TPCO prompt notice of receipt of any written notice of any dissent or purported exercise by any Gold Flora Member of Gold Flora Dissent Rights, any withdrawal of such notice, and any other instruments served pursuant to Gold Flora Dissent Rights and received by Gold Flora. Gold Flora shall not make any payment or settlement offer, or agree to any such settlement, or conduct any negotiations prior to the Arrangement Effective Time with respect to any such dissent, notice or instrument unless TPCO, acting reasonably, shall have given its written consent. Gold Flora shall promptly advise TPCO of any communication (written or oral) from any Person in opposition to the Merger, written notice of dissent, purported exercise or withdrawal of Gold Flora Dissent Rights, and provide TPCO with a reasonable opportunity to review and comment upon any written communications sent by or on behalf of Gold Flora to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person.

(3)

Stately will give Gold Flora and TPCO prompt notice of receipt of any written notice of any dissent or purported exercise by any Stately Shareholder of Stately Dissent Rights, any withdrawal of such notice, and any other instruments served pursuant to Stately Dissent Rights and received by Stately. Stately shall not make any payment or settlement offer, or agree to any such settlement, or conduct any negotiations prior to the Arrangement Effective Time with respect to any such dissent, notice or instrument unless TPCO and Gold Flora, acting reasonably, shall have given their written consent. Stately shall promptly advise TPCO and Gold Flora of any communication (written or oral) from any Person in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Stately Dissent Rights, and provide TPCO and Gold Flora with a reasonable opportunity to review and comment upon any written communications sent by or on behalf of Stately to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person.

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Section 2.15 Withholding Taxes

(1)

Newco, TPCO, Gold Flora, Stately, Amalco, the Continued Corporation and any Depositary, as applicable, shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person, including any Person exercising Dissent Rights, pursuant to the Transaction and from all dividends, other distributions or other amount otherwise payable to any former TPCO Shareholder, Stately Shareholder or Gold Flora Member such Taxes or other amounts as Newco, TPCO, Gold Flora, Stately, Amalco, the Continued Corporation or any Depositary reasonably determines are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the U.S. Tax Code, or any other provisions of any applicable Law, in each case, as amended. To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld Taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority in accordance with applicable Law. To the extent necessary, such deductions and withholdings may be effected by selling any Amalco Shares or Continued Corporation Shares to which the Person receiving the consideration that is subject to deduction or withholding would otherwise be entitled under this Agreement, the Plan of Arrangement or Agreement and Plan of Merger.

(2)

Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that none of the Parties provides any assurances to any security holder of TPCO or Stately regarding the income tax consequences of the Arrangement to any security holder of TPCO or Stately, except as may otherwise be provided by TPCO in the TPCO Circular or Stately in the Stately Circular.

Section 2.16 United States Securities Law Matters

(1)

The Parties agree that the Arrangement will be carried out with the intention that, assuming the Final Order is granted by the Court, all TPCO Consideration Shares, Stately Consideration Shares, TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants, Stately Replacement Warrants and Continued Corporation Shares issued under the Arrangement (including the Continuance) will be issued by Amalco or the Continued Corporation in reliance on the Section 3(a)(10) Exemption, and in compliance with applicable Securities Laws. The Parties agree to use good faith efforts consistent with the intent of the Parties and the intended treatment of the Arrangement as set out in this Section 2.16. In order to ensure the availability of the exemption under the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)

the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court, and such Court must be expressly authorized by applicable Law to hold the required hearing and grant all required approvals;

(b)

the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(c)

the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive TPCO Consideration Shares, Stately Consideration Shares, TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants, Stately Replacement Warrants or Continued Corporation Shares, as applicable, pursuant to the Arrangement (including the Continuance);

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(d)

Each of TPCO and Stately will ensure that each Person entitled to receive TPCO Consideration Shares, Stately Consideration Shares, TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants, Stately Replacement Warrants or Continued Corporation Shares, as applicable, on completion of the Arrangement (including the Continuance) and each other will be given adequate and appropriate notice in a timely manner advising them of their right to attend the hearing of, and appear before, the Court to give approval of the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right, and that there shall not be any improper impediments to the appearance at the hearing of any TPCO Shareholder, Stately Shareholder or other security holder;

(e)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(f)

each TPCO Shareholder and each Stately Shareholder entitled to receive TPCO Consideration Shares, Stately Consideration Shares or Continued Corporation Shares, as applicable, will be advised that the TPCO Consideration Shares, Stately Consideration Shares and Continued Corporation Shares issued pursuant to the Arrangement (including the shares issued on the Continuance) have not been and will not be registered under the U.S. Securities Act and will be issued by Amalco or the Continued Corporation in reliance on the Section 3(a)(10) Exemption and in compliance with applicable Securities Laws, and may be subject to restrictions on resale under the terms of the Escrow Agreement, as applicable, or applicable Securities Laws, including Rule 144 under the U.S. Securities Act with respect to affiliates of the Continued Corporation;

(g)

each holder of TPCO Stock Options, TPCO PSUs, TPCO RSUs, TPCO Warrants and Stately Warrants entitled to receive TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants or Stately Replacement Warrants, as applicable, pursuant to the Arrangement (including on the Continuance) will be advised that the TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants and Stately Replacement Warrants, as applicable, have not been and will not be registered under the U.S. Securities Act and will be issued by Amalco or the Continued Corporation in reliance on the Section 3(a)(10) Exemption and in compliance with applicable Securities Laws, but that the Section 3(a)(10) Exemption does not exempt the issuance of securities upon the exercise of TPCO Replacement Options, TPCO Replacement Warrants and Stately Replacement Warrants or the issuance of securities upon the vesting of TPCO Replacement PSUs and TPCO Replacement RSUs, and that securities issued pursuant to the Section 3(a)(10) Exemption may be subject to restrictions on resale under the terms of the Escrow Agreement, as applicable, or applicable Securities Laws, including Rule 144 under the U.S. Securities Act with respect to affiliates of the Continued Corporation.

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(h)	TPCO and Stately shall cause the Interim Order and Final Order to contain such information and statements as are necessary or advisable to secure the Section 3(a)(10) Exemption;

(i)

TPCO and Stately shall further ensure that any applicable Securities Laws, exemptions, rules and requirements with respect to the issuance of the TPCO Consideration Shares, Stately Consideration Shares, TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants, Stately Replacement Warrants and Continued Corporation Shares to be issued pursuant to the Arrangement (including the Continuance) in the United States have been abided by;

(j)

the Interim Order approving the TPCO Meeting and Stately Meeting will specify that each TPCO Shareholder and Stately Shareholder or other security holder, as applicable, will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they deliver a response to petition and any supporting materials within a reasonable time;

(k)

the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive TPCO Consideration Shares, Stately Consideration Shares, TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants, Stately Replacement Warrants and Continued Corporation Shares pursuant to the Arrangement (including the Continuance). TPCO shall request that the Final Order include a statement to substantially the following effect:

"This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and distribution of securities of Gold Flora Corporation, pursuant to the Plan of Arrangement."

Section 2.17 The Continuance

In accordance with the Plan of Arrangement, on the Arrangement Effective Date, prior to the Merger Effective Time, Amalco shall effect the Continuance, so as to ensure that the effective date of the Continuance shall be the same date as the Arrangement Effective Date. In connection therewith, Amalco shall file in the office of the Secretary of State of the State of Delaware, (i) a duly executed certificate of conversion to corporation substantially in the form attached hereto as Schedule G (the "Continuance Certificate of Conversion") and (ii) a duly executed certificate of incorporation in the form attached hereto as Schedule H (the "Continuance Certificate of Incorporation").

Section 2.18 The Merger

Contemporaneously with the execution of this Agreement, Newco, US Merger Sub and Gold Flora shall enter into an Agreement and Plan of Merger in the form attached hereto as Schedule I (the "Agreement and Plan of Merger"). On the Arrangement Effective Date, following the Continuance and any other steps required to be completed prior to the Merger in accordance with the terms of this Agreement and/or the Plan of Arrangement, the Parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CA LLC Act and mutually agreed by the Key Parties (such agreement not to be unreasonably withheld, conditioned or delayed). The Certificate of Merger shall specify that the Merger shall become effective at a time (the "Merger Effective Time") on the Arrangement Effective Date that is after the Arrangement Effective Time and the effective time of the Continuance but no later than 11:59 p.m. on the Arrangement Effective Date.

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Section 2.19 Intended Tax Treatment

(1)

 For U.S. federal income tax purposes, it is intended that: (i) the amalgamation of Newco, Stately and TPCO resulting in the formation of Amalco shall qualify as a tax-deferred reorganization under Section 368(a)(1)(A) of the U.S. Tax Code (the "TPCO Reorganization"); (ii) upon completion of the foregoing, Amalco shall be treated as a U.S. domestic corporation under Section 7874(b) of the U.S. Tax Code; (iii) the Continuance shall constitute a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Tax Code; (iv) if applicable, the merger of GFI and US Merger Sub2 with GFI surviving such merger and the separate legal existence of US Merger Sub2 ceasing for all purposes shall qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the U.S. Tax Code by reason of Section 368(a)(2)(E) of the U.S. Tax Code (the "GFI Reorganization"); (v) if applicable, the merger of GFI2 and US Merger Sub3 with GFI2 surviving such merger and the separate legal existence of US Merger Sub3 ceasing for all purposes shall qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the U.S. Tax Code by reason of Section 368(a)(2)(E) of the U.S. Tax Code (the "GFI2 Reorganization"); and (vi) with respect to the Gold Flora Members, the Merger shall constitute a contribution of Gold Flora Membership Units in exchange for Gold Flora Consideration Shares and shall, collectively with the TPCO Reorganization, the Continuance, the GFI Reorganization (if applicable), the GFI2 Reorganization (if applicable), and the other transactions contemplated by this Agreement (such transactions, collectively, the "Section 351 Transactions"), constitute interdependent steps in a single transaction to which the Parties are legally committed as provided herein, which shall qualify as a tax-deferred contribution as described in Section 351 of the U.S. Tax Code; and (vii) this Agreement be, and hereby is, adopted as a "plan of reorganization" within the meaning of Section 368 of the U.S. Tax Code and the U.S. Treasury Regulations promulgated thereunder (the foregoing, the "Intended U.S. Tax Treatment"). From and after the date of this Agreement and until the completion of the Transaction, each Party hereto shall use its reasonable best efforts to cause the transactions contemplated by the Agreement to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause the failure of any action to be taken, which action or failure to act would reasonably be expected to prevent the transactions contemplated by this Agreement from so qualifying. Each Party hereto agrees to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the Intended U.S. Tax Treatment set forth in this Section 2.19, unless otherwise required by a "determination" within the meaning of Section 1313 of the U.S. Tax Code. Notwithstanding the foregoing, the Parties do not make any representation, warranty or covenant to any other Party or to their shareholders or members (and including, without limitation, holders of stock options, warrants, debt instruments or similar rights or instruments) regarding the Intended U.S. Tax Treatment or the U.S. tax treatment of the Transaction, Arrangement or any other transaction contemplated by this Agreement.

(2)	Notwithstanding any other provision of this Agreement and any other agreements or documents required or contemplated to be delivered in connection herewith, to the contrary:

(a)

no Party shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent Amalco from being classified as a U.S. domestic corporation under Section 7874(b) of the U.S. Tax Code after completion of the TPCO Reorganization until the effective time of the Continuance;

47

(b)

no Party shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the TPCO Reorganization from qualifying as a tax-deferred reorganization within the meaning of Section 368(a) of the U.S. Tax Code;

(c)

no Party shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the GFI Reorganization, if applicable, from qualifying as a tax-deferred reorganization within the meaning of Section 368(a) of the U.S. Tax Code;

(d)

no Party shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the GFI2 Reorganization, if applicable, from qualifying as a tax-deferred reorganization within the meaning of Section 368(a) of the U.S. Tax Code; and

(e)

no Party shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Section 351 Transactions from qualifying as a single, integrated tax-deferred transaction within the meaning of Section 351 of the U.S. Tax Code.

(3)

Each of Gold Flora, Stately and TPCO shall provide to the tax advisors of Gold Flora and the tax advisors of TPCO representation letters containing reasonable and customary representations and covenants with respect to the Transaction and the Intended U.S. Tax Treatment.

(4)

TPCO shall have provided to Newco, as of the Arrangement Effective Date, a duly executed certification of TPCO in form and substance satisfactory to Newco which complies with the requirements of Treasury Regulations section 1.897-2(h)(2) and U.S. Treasury Regulations section 1.1445-2(c)(3) and confirms that the TPCO Shares do not constitute "United States real property interests" as defined in Section 897(c)(1) of the U.S. Tax Code and that TPCO is not, and has not been during the time period contemplated in Section 897(c)(1)(A)(ii) of the U.S. Tax Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the U.S. Tax Code.

(5)

Stately shall have caused Stately US to have provided to Newco, as of the Arrangement Effective Date, a duly executed certification of Stately US in form and substance satisfactory to Newco which complies with the requirements of Treasury Regulations section 1.897-2(h)(2) and U.S. Treasury Regulations section 1.1445-2(c)(3) and confirms that, to its knowledge based on information provided by Gold Flora, the issued and outstanding shares of Stately US do not constitute "United States real property interests" as defined in Section 897(c)(1) of the U.S. Tax Code and that such U.S. subsidiary is not, and has not been during the time period contemplated in Section 897(c)(1)(A)(ii) of the U.S. Tax Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the U.S. Tax Code.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of TPCO

(1)

TPCO represents and warrants to Gold Flora and Newco that the representations and warranties set forth in Schedule C are true and correct as of the date hereof, and acknowledges and agrees that Gold Flora and Newco are relying upon such representations and warranties in connection with the entering into of this Agreement and agreeing to complete the Transaction.

(2)

The representations and warranties of TPCO contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated on the earlier of the Merger Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2 Representations and Warranties of Gold Flora

(1)

Gold Flora represents and warrants to: (i) TPCO and Newco that the representations and warranties set forth in Schedule D are true and correct as of the date hereof, and acknowledges and agrees that TPCO and Newco are relying upon such representations and warranties in connection with the entering into of this Agreement and agreeing to complete the Transaction; and (ii) Stately that the representations and warranties set forth in Sections (1) [Organization and Qualification], (2) [Authority Relative to this Agreement], (4) [No Violation] and (6) [Capitalization] of Schedule D are true and correct as of the date hereof, and acknowledges and agrees that Stately is relying upon such representations and warranties in connection with the entering into of this Agreement and agreeing to complete the Transaction.

(2)

The representations and warranties of Gold Flora contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated on the earlier of the Merger Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.3 Representations and Warranties of Newco and US Merger Sub

(1)

Newco represents and warrants to TPCO and Gold Flora that the representations and warranties set forth in Schedule E are true and correct as of the date hereof, and acknowledges and agrees that TPCO and Gold Flora are relying upon such representations and warranties in connection with the entering into of this Agreement and agreeing to complete the Transaction.

(2)

The representations and warranties of Newco contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated on the earlier of the Merger Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.4 Representations and Warranties of Stately

(1)

Stately represents and warrants to TPCO, Gold Flora and Newco that the representations and warranties set forth in Schedule F are true and correct as of the date hereof, and acknowledges and agrees that TPCO, Gold Flora and Newco are relying upon such representations and warranties in connection with the entering into of this Agreement and agreeing to complete the Transaction.

(2)

The representations and warranties of Stately contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated on the earlier of the Merger Effective Time and the date on which this Agreement is terminated in accordance with its terms.

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ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of TPCO

(1)

TPCO covenants and agrees that, during the period from the date of this Agreement until the earlier of the Merger Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of Gold Flora, acting reasonably, (ii) as required by Law or any Governmental Entity, (iii) as contemplated by the TPCO Disclosure Letter, or (iv) as required or permitted by this Agreement, TPCO shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and TPCO shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries' business organization, properties, employees, assets (including, for greater certainty, TPCO Business Assets), goodwill and business relationships with customers, suppliers, partners and other Persons with which TPCO or any of its Subsidiaries have business relations.

(2)

Without limiting the generality of Section 4.1(1), TPCO covenants and agrees that, during the period from the date of this Agreement until the earlier of the Merger Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of Gold Flora, acting reasonably, (ii) as required by Law or any Governmental Entity, (iii) as contemplated by the TPCO Disclosure Letter, or (iv) as required or permitted by this Agreement, TPCO shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary of TPCO which is not a corporation, its similar organizational documents;

(b)

split, combine, consolidate or reclassify any of the TPCO Shares or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), or amend or modify any term of any outstanding debt security;

(c)	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of the TPCO Shares, any of its outstanding securities or the common shares of its Subsidiaries;

(d)

issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any TPCO Shares or other equity or voting interests in TPCO or its Subsidiaries (including issued TPCO Shares held by TPCO in treasury), or any options (including under the TPCO Equity Incentive Plan and Legacy Plans), share units (including under the TPCO Equity Incentive Plan and Legacy Plans), warrants or similar rights or convertible securities exercisable or exchangeable for or convertible into such TPCO Shares or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the TPCO Shares, except for the issuance of TPCO Shares issuable upon the settlement or exercise, as applicable, of the currently outstanding TPCO Stock Options, TPCO RSUs, TPCO PSUs and TPCO Warrants;

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(e)	amend the terms of any of the securities of TPCO or any of its Subsidiaries;

(f)	reduce its stated capital or reorganize, arrange, restructure, amalgamate or merge with any Person;

(g)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of TPCO or any of its Subsidiaries;

(h)

except for inventory in the Ordinary Course, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses or make any investment either by the purchase of securities, contribution of capital, property transfer or purchase of any other property or assets of any other Person, or acquire any license rights having a value of an amount greater than $500,000;

(i)

sell, pledge, lease, transfer, dispose of, lose the right to use, mortgage, license, encumber (other than a Permitted Lien) or otherwise transfer any assets of TPCO or of any of its Subsidiaries or any interest in any assets of TPCO and its Subsidiaries having a value greater than $500,000 individually or $1,000,000 in the aggregate, other than assets (such as inventory) sold in the Ordinary Course;

(j)	enter into any joint venture or similar agreement, arrangement or relationship;

(k)

other than (i) as incurred in connection with this Agreement and the transactions contemplated herein, including the expenses contemplated in Section 8.2, or (ii) as set forth in the capital budget disclosed in Section 4.1(2)(k) of the TPCO Disclosure Letter, make any capital expenditure or commitment to do so which in the aggregate exceeds $500,000;

(l)	amend or modify, or terminate or waive any right under, any TPCO Material Contract or enter into any Contract or agreement that would be a TPCO Material Contract if in effect on the date hereof;

(m)

in respect of any TPCO Business Assets, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease or contract, except that TPCO may file modifications of ownership and financial interest holders of its Authorizations (with owners and financial interest holders referring to those terms as defined by Applicable California Laws relating to Authorizations) to reflect its, or its Subsidiaries, as applicable ownership, officers and all other persons and entities existing as of the date of this Agreement as may be required by Law;

(n)

except as contemplated in Section 4.9, amend, modify or terminate, cancel or let lapse any material insurance (or re-insurance) policy of TPCO or any of its Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies are in full force and effect;

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(o)

prepay any indebtedness before its scheduled maturity, or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof in each case in an amount exceeding $500,000 individually or $1,000,000 in the aggregate;

(p)

make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, other than the Subsidiaries of TPCO;

(q)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(r)	grant any Lien (other than Permitted Liens) on any assets of TPCO or any of its Subsidiaries;

(s)

amend or re-file any material Tax Returns, make, amend or rescind any material Tax election, settle or compromise any Tax claim, action, suit, litigation, proceeding, investigation, audit, controversy, assessment, reassessment or liability, enter into any agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any Tax matter or amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes;

(t)

request from any taxing authority an advance Tax ruling or determination or enter into any arrangements to provide for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any material Tax Returns (other than automatic, six-month extensions), payment of Taxes by, or the levying of any governmental charge against, TPCO or any of its Subsidiaries;

(u)	make any change in TPCO's methods of accounting, except as required by concurrent changes in U.S. GAAP;

(v)

grant any increase in the rate of wages, salaries, bonuses or other remuneration of any TPCO Employee or independent contractor or make any bonus or profit sharing distribution or similar payment of any kind (other than in the Ordinary Course to TPCO Employees who are not officers);

(w)

(i) adopt or materially amend any Employee Plan; (ii) pay any benefit to any director or officer of TPCO or any of its Subsidiaries or to any TPCO Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (iii) pay, grant or increase any severance, change of control or termination pay (or improvements to notice or pay in lieu of notice) to any current or former TPCO Employee or any current or former director of TPCO or any of its Subsidiaries not required under the terms of any existing obligation in effect on the date of this Agreement; (iv) increase the benefits payable under any existing severance or termination pay policies with any current or former TPCO Employee or any current or former director of TPCO or any of its Subsidiaries; (v) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of TPCO or any of its Subsidiaries or to any TPCO Employee; (vi) make any determination under any Employee Plan that is not in the Ordinary Course, (vii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former TPCO Employee or any current or former director of TPCO or any of its Subsidiaries; (viii) grant any equity, equity-based or similar awards; (ix) reduce TPCO's or its Subsidiaries' work force except in the Ordinary Course; (x) take any action described above with respect to any consultants or independent contractors of TPCO or any of its Subsidiaries; or (xi) take or propose any action to effect any of the foregoing;

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(x)

enter into any agreement or arrangement that limits or otherwise restricts in any material respect TPCO or any successor thereto, or that would, after the Merger Effective Time, limit or restrict in any material respect the Continued Corporation or any of its affiliates from competing in any manner;

(y)

cancel, waive, release, assign, settle or compromise any material claims or rights or take any action or fail to take any action that would result in termination of any material claims or rights, including relating to the TPCO Intellectual Property Rights;

(z)

commence, waive, release, assign, settle, compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the TPCO Business (i) in excess of an aggregate amount of $1,000,000 other than amounts or liabilities disclosed in the TPCO Filings which are resolved for an amount equal to or less than the amount disclosed, or (ii) which could reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

(aa)

knowingly take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorization necessary to conduct its businesses as now conducted, or fail to file with commercially reasonable due diligence (and in no event longer than as permitted by applicable law unless expressly approved by the applicable Governmental Entity in writing) any pending application, submission, modification, notice or otherwise to any Governmental Entities for material Regulatory Licenses or material Authorizations (including with respect to any material Regulatory Licenses or material Authorizations applicable to assets acquired after the date of this Agreement in accordance with the terms of this Agreement);

(bb)

if such becomes necessary, abandon or fail to diligently pursue any application for any material Authorizations or take any action, or fail to take any action, that could lead to a modification, suspension or revocation of any material Authorizations;

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(cc)

grant or commit to grant an exclusive licence or otherwise transfer any Intellectual Property or exclusive rights in or in respect thereto that is material to TPCO and its Subsidiaries taken as a whole, other than to wholly owned Subsidiaries;

(dd)	materially change its business or regulatory strategy;

(ee)

enter into any Contract with a Person (other than a wholly-owned Subsidiary of TPCO or any entity that owns Regulatory Licenses) that does not deal at arm's length with TPCO within the meaning of the Tax Act;

(ff)	enter into or amend any Contract with any broker, finder or investment banker;

(gg)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing; or

(hh)	proceed with, notice, commence or conduct any plant closings or mass layoff as described or defined under the WARN Act or any similar state or local law.

(3)	TPCO shall forthwith notify Gold Flora in writing of:

(a)	any Material Adverse Effect relating to TPCO; or

(b)

any material penalty, filing, action, suit, claim, order, ruling, investigation, audit, inquiry, assessment or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting TPCO or its Subsidiaries.

(4)

TPCO covenants and agrees that, on or prior to March 31, 2023, TPCO shall provide Gold Flora with consolidated annual audited financial statements of TPCO as at and for the fiscal year ended December 31, 2022 (including the notes thereto) (the "TPCO 2022 Financial Statements").

Section 4.2 Conduct of Business of Gold Flora

(1)

Gold Flora covenants and agrees that, during the period from the date of this Agreement until the earlier of the Merger Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of TPCO, acting reasonably, (ii) as required by Law or any Governmental Entity, (iii) as contemplated by the Gold Flora Disclosure Letter, or (iv) as required or permitted by this Agreement, Gold Flora shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and Gold Flora shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries' business organization, properties, employees, assets (including, for greater certainty, Gold Flora Business Assets), goodwill and business relationships with customers, suppliers, partners and other Persons with which Gold Flora or any of its Subsidiaries have business relations.

(2)

Without limiting the generality of Section 4.2(1), Gold Flora covenants and agrees that, during the period from the date of this Agreement until the earlier of the Merger Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of TPCO, acting reasonably, (ii) as required by Law or any Governmental Entity, (iii) as contemplated by the Gold Flora Disclosure Letter, or (iv) as required or permitted by this Agreement, Gold Flora shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary of Gold Flora which is not a corporation, its similar organizational documents;

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(b)

split, combine, consolidate or reclassify any of the Gold Flora Membership Units or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), or amend or modify any term of any outstanding debt security;

(c)	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of the Gold Flora Membership Units, any of its outstanding securities or the securities of its Subsidiaries;

(d)

issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any Gold Flora Membership Units or other equity or voting interests in Gold Flora or its Subsidiaries, or any options, warrants or similar rights or convertible securities exercisable or exchangeable for or convertible into such membership units, common shares or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the Gold Flora Membership Units, except for the issuance of Gold Flora Membership Units issuable upon the settlement or exercise, as applicable, of the currently outstanding options, warrants or similar rights or convertible securities as disclosed in the Gold Flora Disclosure Letter;

(e)	amend the terms of any of the securities of Gold Flora or any of its Subsidiaries;

(f)	reduce its stated capital or reorganize, arrange, restructure, amalgamate or merge with any Person;

(g)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Gold Flora or any of its Subsidiaries;

(h)

except for inventory in the Ordinary Course, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses or make any investment either by the purchase of securities, contribution of capital, property transfer or purchase of any other property or assets of any other Person, or acquire any license rights having a value of an amount greater than $500,000;

(i)

sell, pledge, lease, transfer, dispose of, lose the right to use, mortgage, license, encumber (other than a Permitted Lien) or otherwise transfer any assets of Gold Flora or of any of its Subsidiaries or any interest in any assets of Gold Flora and its Subsidiaries having a value greater than $500,000 individually or $1,000,000 in the aggregate, other than assets (such as inventory) sold in the Ordinary Course;

(j)	enter into any material joint venture or similar agreement, arrangement or relationship;

(k)

other than (i) as incurred in connection with this Agreement and the transactions contemplated herein, including the expenses contemplated in Section 8.2, or (ii) as set forth in the capital budget disclosed in Section 4.2(2)(k) of the Gold Flora Disclosure Letter, make any capital expenditure or commitment to do so which in the aggregate exceeds $500,000;

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(l)

amend or modify, or terminate or waive any right under, any Gold Flora Material Contract or enter into any Contract or agreement that would be a Gold Flora Material Contract if in effect on the date hereof;

(m)

in respect of any Gold Flora Business Assets, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease or contract, except that Gold Flora may file modifications of ownership and financial interest holders of its Authorizations (with owners and financial interest holders referring to those terms as defined by Applicable California Laws relating to Authorizations) to reflect its, or its Subsidiaries, as applicable ownership, officers and all other persons and entities existing as of the date of this Agreement as may be required by Law;

(n)

except as contemplated in Section 4.9, amend, modify or terminate, cancel or let lapse any material insurance (or re-insurance) policy of Gold Flora or any of its Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies are in full force and effect;

(o)

prepay any indebtedness before its scheduled maturity, or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof in each case in an amount exceeding $500,000 individually or $1,000,000 in the aggregate;

(p)

make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, other than the Subsidiaries of Gold Flora;

(q)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(r)	grant any Lien (other than Permitted Liens) on any assets of Gold Flora or any of its Subsidiaries;

(s)

amend or re-file any material Tax Returns, make, amend or rescind any material Tax election, settle or compromise any Tax claim, action, suit, litigation, proceeding, investigation, audit, controversy, assessment, reassessment or liability, enter into any agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any Tax matter or amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes;

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(t)

request from any taxing authority an advance Tax ruling or determination or enter into any arrangements to provide for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any material Tax Returns (other than automatic, six-month extensions), payment of Taxes by, or the levying of any governmental charge against, Gold Flora or any of its Subsidiaries;

(u)	make any change in Gold Flora's methods of accounting, except as required by concurrent changes in U.S. GAAP;

(v)

grant any increase in the rate of wages, salaries, bonuses or other remuneration of any Gold Flora Employee or independent contractor or make any bonus or profit sharing distribution or similar payment of any kind (other than in the Ordinary Course to Gold Flora Employees who are not officers);

(w)

(i) adopt or materially amend any Employee Plan; (ii) pay any benefit to any director or officer of Gold Flora or any of its Subsidiaries or to any Gold Flora Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (iii) pay, grant or increase any severance, change of control or termination pay (or improvements to notice or pay in lieu of notice) to any current or former Gold Flora Employee or any current or former director of Gold Flora or any of its Subsidiaries not required under the terms of any existing obligation in effect on the date of this Agreement; (iv) increase the benefits payable under any existing severance or termination pay policies with any current or former Gold Flora Employee or any current or former director of Gold Flora or any of its Subsidiaries; (v) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of Gold Flora or any of its Subsidiaries or to any Gold Flora Employee; (vi) make any determination under any Employee Plan that is not in the Ordinary Course, (vii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former Gold Flora Employee or any current or former director of Gold Flora or any of its Subsidiaries; (viii) grant any equity, equity-based or similar awards; (ix) reduce Gold Flora's or its Subsidiaries' work force except in the Ordinary Course; (x) take any action described above with respect to any consultants or independent contractors of Gold Flora or any of its Subsidiaries; or (xi) take or propose any action to effect any of the foregoing;

(x)

enter into any agreement or arrangement that limits or otherwise restricts in any material respect Gold Flora or any successor thereto, or that would, after the Merger Effective Time, limit or restrict in any material respect the Continued Corporation or any of its affiliates from competing in any manner;

(y)

cancel, waive, release, assign, settle or compromise any material claims or rights or take any action or fail to take any action that would result in termination of any material claims or rights, including relating to the Gold Flora Intellectual Property Rights;

(z)

commence, waive, release, assign, settle, compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the Gold Flora Business (i) in excess of an aggregate amount of $1,000,000 other than amounts or liabilities disclosed in the Gold Flora Financial Statements which are resolved for an amount equal to or less than the amount disclosed, or (ii) which could reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

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(aa)

knowingly take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorization necessary to conduct its businesses as now conducted, or fail to file with commercially reasonable due diligence (and in no event longer than as permitted by applicable Law unless expressly approved by the applicable Governmental Entity in writing) any pending application, submission, modification, notice or otherwise to any Governmental Entities for material Regulatory Licenses or material Authorizations (including with respect to any material Regulatory Licenses or material Authorizations applicable to assets acquired after the date of this Agreement in accordance with the terms of this Agreement);

(bb)

if such becomes necessary, abandon or fail to diligently pursue any application for any material Authorizations or take any action, or fail to take any action, that could lead to a material modification, suspension or revocation of any material Authorizations;

(cc)

grant or commit to grant an exclusive licence or otherwise transfer any Intellectual Property or exclusive rights in or in respect thereto that is material to Gold Flora and its Subsidiaries taken as a whole, other than to wholly owned Subsidiaries;

(dd)	materially change its business or regulatory strategy;

(ee)

enter into any Contract with a Person (other than a wholly-owned Subsidiary of Gold Flora or any entity that owns Regulatory Licenses) that does not deal at arm's length with Gold Flora within the meaning of the U.S. Tax Code, other than as contemplated hereby or pursuant to the Hadron Debenture Amendment;

(ff)	enter into or amend any Contract with any broker, finder or investment banker;

(gg)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing; or

(hh)	proceed with, notice, commence or conduct any plant closings or mass layoffs as described or defined under the WARN Act or any similar state or local law.

(3)	Gold Flora shall forthwith notify TPCO in writing of:

(a)	any Material Adverse Effect relating to Gold Flora; or

(b)

any material penalty, filing, action, suit, claim, order, ruling, investigation, audit, inquiry, assessment or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Gold Flora or its Subsidiaries.

(4)

Gold Flora covenants and agrees that, on or prior to March 31, 2023, Gold Flora shall provide TPCO with consolidated annual audited financial statements of Gold Flora as at and for the fiscal year ended December 31, 2022 (including the notes thereto) (the "Gold Flora 2022 Financial Statements").

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Section 4.3 Conduct of Business of Stately

(1)

Stately covenants and agrees that, during the period from the date of this Agreement until the earlier of the Arrangement Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of Gold Flora and TPCO, acting reasonably, (ii) as required by Law or any Governmental Entity, or (iii) as required or permitted by this Agreement, Stately shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and Stately shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries' business organization, properties, employees, assets and goodwill.

(2)

Without limiting the generality of Section 4.3(1), Stately covenants and agrees that, during the period from the date of this Agreement until the earlier of the Arrangement Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of Gold Flora and TPCO, acting reasonably, (ii) as required by Law or any Governmental Entity, or (iii) as required or permitted by this Agreement, Stately shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary of Stately which is not a corporation, its similar organizational documents;

(b)

split, combine, consolidate or reclassify any of the Stately Shares or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), or amend or modify any term of any outstanding debt security;

(c)	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of the Stately Shares, any of its outstanding securities or the common shares of its Subsidiaries;

(d)

issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any Stately Shares or other equity or voting interests in Stately or its Subsidiaries (including issued Stately Shares held by Stately in treasury), or any options, share units, warrants or similar rights or convertible securities exercisable or exchangeable for or convertible into such Stately Shares or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the Stately Shares except for the issuance of Stately Shares issuable on exercise of currently outstanding warrants to purchase up to 25,000,000 Stately Shares;

(e)	amend the terms of any of the securities of Stately or any of its Subsidiaries;

(f)	reduce its stated capital or reorganize, arrange, restructure, amalgamate or merge with any Person;

(g)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Stately or any of its Subsidiaries;

(h)

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses or make any investment either by the purchase of securities, contribution of capital, property transfer or purchase of any other property or assets of any other Person, or acquire any license rights except for the acquisition of Gold Flora Membership Units pursuant to the exercise of warrants held by Stately US to purchase up to 2,741,369 Gold Flora Membership Units;

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(i)

sell, pledge, lease, transfer, dispose of, lose the right to use, mortgage, license, encumber (other than a Permitted Lien) or otherwise transfer any assets of Stately or of any of its Subsidiaries or any interest in any assets of Stately and its Subsidiaries;

(j)	enter into any joint venture or similar agreement, arrangement or relationship;

(k)	make any capital expenditure or commitment to do so;

(l)	amend or modify, or terminate or waive any right under, any Contract or enter into any Contract or agreement;

(m)	conduct any business other than that required in connection with this Agreement;

(n)	incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;

(o)

make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, other than the Subsidiaries of Stately;

(p)

amend or re-file any Tax Returns, make, amend or rescind any material Tax election, settle or compromise any Tax claim, action, suit, litigation, proceeding, investigation, audit, controversy, assessment, reassessment or liability, enter into any agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any Tax matter or amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes;

(q)

request from any taxing authority an advance Tax ruling or determination or enter into any arrangements to provide for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Returns (other than automatic, six-month extensions), payment of Taxes by, or the levying of any governmental charge against, Stately or any of its Subsidiaries;

(r)	make any change in Stately's methods of accounting, except as required by concurrent changes in IFRS;

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(s)	grant or pay any wages, salaries, bonuses or other remuneration of any employee or independent contractor or make any bonus or profit sharing distribution or similar payment of any kind; or

(t)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)	Stately shall forthwith notify Gold Flora and TPCO in writing of:

(a)	any Material Adverse Effect relating to Stately; or

(b)

any material penalty, filing, action, suit, claim, order, ruling, investigation, audit, inquiry, assessment or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Stately or its Subsidiaries.

Section 4.4 Covenants Regarding the Transaction

(1)

Subject to the terms and conditions of this Agreement, each of TPCO, Stately, Gold Flora and Newco shall, and each shall cause its respective Subsidiaries to, perform all obligations required to be performed by such Party or any of its Subsidiaries under this Agreement, and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the Arrangement and the Merger and, without limiting the generality of the foregoing, the Parties shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)

use its commercially reasonable efforts to satisfy, or cause the satisfaction of, all conditions precedent to be fulfilled by it in this Agreement, and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement, the Arrangement and the Merger;

(b)

use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable under any TPCO Material Contracts or Gold Flora Material Contracts, as applicable, and in connection with the Transaction or (ii) required in order to maintain any TPCO Material Contracts or Gold Flora Material Contracts, as applicable, in full force and effect following completion of the Transaction, in each case, on terms that are reasonably satisfactory to the other Key Parties, acting reasonably, and without paying, and without committing the other Parties to pay, any consideration or incur any liability or obligation without the prior written consent of the other Key Parties, acting reasonably;

(c)

use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transaction and use its commercially reasonable efforts to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement, the Merger or this Agreement;

(d)

carry out the terms of the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement, the Arrangement and/or the Merger;

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(e)

not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Transaction; and

(f)	comply with NEO requirements relevant to this Agreement and the Transaction.

(2)

The Parties shall cause Amalco and the Continued Corporation to: (i) on the Arrangement Effective Date, reserve a sufficient number of Amalco Shares or Continued Corporation Shares, as applicable, to be issued upon completion of the Arrangement and the exercise and/or settlement from time to time of the TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants and Stately Replacement Warrants; and (ii) on the Merger Effective Date, reserve a sufficient number of Continued Corporation Shares to be issued upon the completion of the Merger (including upon completion of the GFI Merger and GFI2 Merger, if applicable) and the Continued Corporation Shares to be issued upon exercise and/or settlement from time to time of the Gold Flora Warrants and GFI2 Warrants.

(3)

TPCO and Newco, as applicable, in consultation with Gold Flora, shall apply for and use commercially reasonable efforts to obtain written approvals from the NEO, in connection with the listing of the Consideration Shares to be issued in connection with the Transaction and the Continued Corporation Shares to be issued upon the exercise and/or settlement from time to time of the TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants, Stately Replacement Warrants, Gold Flora Warrants and GFI2 Warrants, subject only to the satisfaction of customary conditions required by the NEO.

(4)

Each of TPCO and Gold Flora will, in all material respects, conduct itself so as to keep all Key Parties fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of the TPCO Business and Gold Flora Business, respectively, provided that such disclosure is not prohibited by applicable Law or otherwise prohibited by reason of confidentiality obligation owed to a third party for which a waiver could not be obtained.

(5)	Each of the Parties shall promptly, and in any event within two (2) Business Days of each of the following, notify the other Key Parties of:

(a)

any notice or other communication from any Person alleging (i) that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Transaction, or (ii) that such Person is terminating or may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Party as a result of this Agreement or the Transaction; and

(b)

any notice or other communication from any Governmental Entity in connection with this Agreement (and such Party shall contemporaneously provide a copy of any such written notice or communication to the other Key Parties).

(6)	Gold Flora shall obtain the Gold Flora Required Approvals on or before the date that is 15 days following receipt of the Interim Order (the "Gold Flora Required Approvals Deadline").

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(7)

Immediately following the Arrangement Effective Time, subject to Section 4.13 of this Agreement, Gold Flora shall complete the Gold Flora Reorganization; provided that, for certainty, the conversion of the Gold Flora Debentures, other than the [***] Debentures, and the Gold Flora Equity Rights shall occur prior to the Arrangement Effective Time.

Section 4.5 Authorizations

(1)

As soon as reasonably practicable after the date hereof, each Party or, where appropriate, the Key Parties jointly, shall (i) make any appropriate filing pursuant to the HSR Act and any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date of this Agreement, unless the Key Parties mutually agree in writing to a later date, (ii) respond as promptly as practicable to any request for additional information and documentary material from any Governmental Entity pursuant to any Antitrust Law, (iii) make or cause to be made all notifications, filings, applications and submissions with Governmental Entities required or advisable under Law, (iv) use commercially reasonable efforts to obtain and maintain, the Key Authorizations and such other Authorizations reasonably deemed by any of the Key Parties to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under Laws in connection with the Transaction and this Agreement (which Authorizations shall include those Authorizations listed in Section C24(a) of the TPCO Disclosure Letter and Section D21(a) of the Gold Flora Disclosure Letter), it being acknowledged and agreed that TPCO and Gold Flora shall equally share the cost of all filing fees in respect of the Key Authorizations.

(2)

The Key Parties shall co-operate with one another in connection with obtaining the Authorizations required or desirable in connection herewith including by providing, submitting or exchanging on a timely basis all documentation and information that is required or advisable, in the reasonable opinion of the Key Parties, to promptly and diligently prepare, file (after review and approval thereof by all Key Parties) and pursue any and all Authorizations with respect to the transaction contemplated by this Agreement and using their commercially reasonable efforts to ensure that such information provided, submitted or exchanged does not contain a Misrepresentation.

(3)

In furtherance and not in limitation of the foregoing, upon receipt of a written request from either TPCO or Gold Flora and within ten (10) Business Days of receipt of all necessary information and materials, with the reasonable assistance of the requesting Party, the receiving Party shall prepare the notifications, filings, applications and submissions for the transfer or change in ownership, as applicable, of the Regulatory Licenses as necessary under the Applicable California Laws, and shall provide complete copies of such applications to the requesting Party; provided, however, that the receiving Party shall not make, or cause to be made, any filings or submissions with, or have any communications or discussions with, any Governmental Entity until TPCO and Gold Flora have mutually agreed as to the form and substance of such filings, submissions, communications and discussions. Once mutually agreed between TPCO and Gold Flora as to form and substance, so long as not inconsistent with the requirements of the Applicable California Laws, the receiving Party shall submit such applications to the applicable Governmental Entity. TPCO and Gold Flora further acknowledge and agree that they will cooperate as soon as reasonably practicable after the date hereof to provide the other with access to all online licensing systems, as necessary, related to the Regulatory Licenses and any regulatory approvals required under the Applicable California Laws.

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(4)

The Key Parties shall co-operate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Authorizations, and shall promptly notify each other in writing of any communication from any Governmental Entity in respect of the Transaction or this Agreement and shall provide copies of same, and shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Transaction or this Agreement unless it consults with the other Key Parties in advance and, to the extent not precluded by such Governmental Entity, gives the other Key Parties the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Key Parties to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Key Party must provide external legal counsel to the other Key Parties non-redacted versions or drafts or final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(5)

Each Party shall promptly notify the Key Parties if it becomes aware that any (i) application, filing, document or other submission for an Authorization contains a Misrepresentation, or (ii) any Authorization contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, TPCO and Gold Flora shall, in consultation with and subject to the prior approval of each other, co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(6)

The Key Parties shall request that the Authorizations be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Key Parties shall request the earliest possible hearing date for the consideration of the Authorizations.

(7)

If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law, the Key Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Merger Effective Time to occur on or prior to the Outside Date. Provided that nothing in this Agreement shall require a Party to (i) propose, negotiate, effect or agree to, by consent decree, by consent agreement, hold separate order or otherwise, the sale, transfer, divestiture, license or other disposition of any assets or businesses of such Party or its Subsidiaries or the TPCO Business or Gold Flora Business, as applicable, or (ii) otherwise take any action that prohibits or limits the Continued Corporation's freedom of action with respect to, or the Continued Corporation's ability to own, retain, control, operate or exercise full rights of ownership with respect to any of the businesses or assets of Newco, TPCO, Stately, Gold Flora or their respective Subsidiaries.

(8)

This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the Parties take no action in violation of either any state cannabis laws, including the Applicable California Laws, or the guidance or instruction of the Regulator. The Parties acknowledge and understand that the Applicable California Laws and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Applicable California Laws and/or the Regulator, the Parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Applicable California Laws and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement or otherwise modify this Agreement to reflect terms that most closely approximate the Parties original intentions but are responsive to and compliant with the requirements of the Applicable California Laws and/or the Regulator. In furtherance of the foregoing, the Parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements or other correspondence from the Regulator and keep all other Key Parties hereto fully and promptly informed as to any such requests, requirements or correspondence related to the transactions contemplated by this Agreement.

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Section 4.6 Access to Information; Confidentiality

(1)

Subject to Law, each Party shall, and shall cause its Subsidiaries to: (a) give the Key Parties and their respective representatives upon reasonable notice, reasonable access during normal business hours to their: (i) premises, (ii) property and assets (including all books and records, whether retained internally or otherwise), (iii) Contracts, and (iv) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the TPCO Business or the Gold Flora Business; and (b) give the Key Parties copies of all management reports, reports or presentations to its board of directors relating to its or its Subsidiaries' financial condition and operations, and such other financial and operating data or other information with respect to the assets or business of it or its Subsidiaries as such other Party from time to time reasonably requests (with the exception of information reasonably considered to be highly sensitive information). TPCO shall continue to afford Gold Flora and its representative’s access to the TPCO Data Room and Gold Flora shall continue to afford TPCO and its representative’s access to the Gold Flora Data Room. Without limiting the foregoing, and subject to the terms of any existing Contracts, TPCO and Gold Flora shall, upon any Key Party's request, facilitate discussions between the other Party and any third party from whom consent may be required (provided that the Party facilitating such discussions shall be involved in any discussions or communications with any such third party).

(2)

Investigations made by or on behalf of a Party, whether under this Section 4.6 or otherwise, will not waive, diminish the scope of or otherwise affect any representation or warranty made by the other Parties in this Agreement.

(3)

The Parties acknowledge that the TPCO Confidentiality Agreement and the Stately Confidentiality Agreement continue to apply and that any information provided under this Section 4.6 that is non-public and/or proprietary in nature shall be subject to the terms of the TPCO Confidentiality Agreement and the Stately Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the TPCO Confidentiality Agreement and Stately Confidentiality Agreement shall survive the termination of this Agreement.

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Section 4.7 Public Communications

(1)

The Key Parties shall consult with each other in issuing any press release or otherwise making any public announcement or statement concerning the transactions contemplated hereby and shall issue a joint press release promptly following the execution of this Agreement, the text and timing of the announcement to be approved by the Key Parties in advance, acting reasonably. The Key Parties shall co-operate in the preparation of presentations, if any, to TPCO Shareholders and Gold Flora Members regarding the Transaction. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Transaction without the consent of the Key Parties (which consent shall not be unreasonably withheld or delayed), and a Party must not make any filing with any Governmental Entity with respect to this Agreement or the Transaction without the consent of the Key Parties (which consent shall not be unreasonably withheld or delayed); provided that any Party that is required to make disclosure by Law shall use its commercially reasonable efforts to give the Key Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the Key Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

(2)

Without limiting the generality of the foregoing and for greater certainty, the Parties acknowledge and agree that TPCO shall file, in accordance with Securities Laws, this Agreement, together with a Current Report on Form 8-K related thereto under TPCO's profile on EDGAR and SEDAR (subject, in each case, to any redactions permitted by applicable Law).

Section 4.8 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Merger Effective Time;

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Parties hereto contained in Section 6.1, Section 6.2 and Section 6.3, as the case may be.

(2)

Notification provided under this Section 4.8 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)

Gold Flora may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and TPCO may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the "Terminating Party") has delivered a written notice ("Termination Notice") to the other Party (the "Breaching Party") specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for the non-fulfillment of the applicable condition precedent or for termination, as applicable. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the TPCO Meeting, unless the Key Parties agree otherwise, TPCO shall, to the extent permitted by Law, postpone or adjourn the TPCO Meeting to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party. If such notice has been delivered prior to the making of the application for the Final Order, such application shall be postponed until the expiry of such period referenced in the sentence immediately prior.

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Section 4.9 Insurance and Indemnification

(1)

Prior to the Arrangement Effective Date, each of TPCO and Gold Flora shall purchase customary "tail" policies of directors' and officers' liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by such Party and its Subsidiaries which are in effect immediately prior to the Arrangement Effective Date and on such terms as TPCO or Gold Flora may request, acting reasonably, and providing protection in respect of claims arising from facts or events which occurred on or prior to the Arrangement Effective Date, and Amalco or the Continued Corporation, as applicable, shall, or shall cause its affiliates to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Arrangement Effective Date; provided that Amalco or the Continued Corporation, as applicable, shall not be required to pay any amounts in respect of such coverage prior to the Merger Effective Time and provided further that the cost of such policies in respect of TPCO or its Subsidiaries shall not exceed 300% of TPCO's current annual aggregate premium for policies currently maintained by TPCO or its Subsidiaries and the cost of such policies in respect of Gold Flora or its Subsidiaries shall not exceed 300% of Gold Flora's current annual aggregate premium for policies currently maintained by Gold Flora or its Subsidiaries.

(2)

The Continued Corporation shall, following the Merger Effective Date, honour all rights to indemnification or exculpation now existing in favour of present and former employees, representatives, officers and managers of Gold Flora and its Subsidiaries to the extent that they are (i) included in the Constating Documents of Gold Flora or any of its Subsidiaries, or (ii) disclosed in the Gold Flora Data Room, and acknowledges that such rights, to the extent that they are disclosed in the Gold Flora Data Room under both (i) and (ii) shall survive the completion of the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Merger Effective Date.

(3)

The Continued Corporation shall, following the Arrangement Effective Date, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of TPCO and its Subsidiaries to the extent that they are (i) included in the Constating Documents of TPCO or any of its Subsidiaries, or (ii) disclosed in the TPCO Data Room, and acknowledges that such rights, to the extent that they are disclosed in the TPCO Data Room under both (i) and (ii) shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Arrangement Effective Date.

(4)

The Continued Corporation shall, following the Arrangement Effective Date, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Stately and its Subsidiaries to the extent that they are included in the Constating Documents of Stately or any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Arrangement Effective Date.

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(5)

If the Continued Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger (including in connection with the Arrangement or the Merger), or (ii) transfers all or substantially all of its properties and assets to any Person, the Continued Corporation shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Continued Corporation or its Subsidiaries) assumes all of the obligations set forth in this Section 4.9.

(6)

The Continued Corporation shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of Gold Flora for the purpose of Section 4.9(2). This Section 4.9 shall survive the execution and delivery of this Agreement and the completion of the Transaction and shall be enforceable against the Continued Corporation by the Persons described in Section 4.9(2).

(7)

The Continued Corporation shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of TPCO for the purpose of Section 4.9(3). This Section 4.9 shall survive the execution and delivery of this Agreement and the completion of the Transaction and shall be enforceable against the Continued Corporation by the Persons described in Section 4.9(3).

(8)

The Continued Corporation shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of Stately for the purpose of Section 4.9(4). This Section 4.9 shall survive the execution and delivery of this Agreement and the completion of the Transaction and shall be enforceable against the Continued Corporation by the Persons described in Section 4.9(3).

Section 4.10 WARN Act

Newco, TPCO and Gold Flora shall cooperate to identify and address any event requiring notice, consultation or other employment obligations under the United States Worker Adjustment and Retraining Notification Act (the "WARN Act") or similar state or local law with respect to the transactions contemplated by this Agreement, including, without limitation, any notice and consultation requirements under the WARN Act or any similar state or local law. TPCO and Gold Flora have not had any plant closings or mass layoffs as described or defined under the WARN Act or any similar state or local law since February 21, 2022. If Newco, TPCO and Gold Flora agree that one or more of the foregoing parties may proceed with, notice, commence or conduct any such plant closings or mass layoffs, such plant closings or mass layoffs, as applicable, shall be subject to the terms and conditions, if any, of such agreement between such parties and shall be performed in accordance with the WARN Act or any similar state or local law.

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Section 4.11 Continued Corporation Board and Management

Following completion of the Transaction:

(1)

the board of directors of the Continued Corporation shall initially consist of seven directors, four (4) of which shall be nominated by Gold Flora (including Laurie Holcomb) and three (3) of which shall be nominated by TPCO (including Troy Datcher who shall be Chair) not later than 15 days following the date of this Agreement; provided that: (a) all of such nominees shall satisfy the Director Conditions, (b) at least two nominees of each group shall meet the independence requirements of Securities Laws and the rules and policies of the NEO, and (c) any such nominee shall, to the extent not already previously completed, execute a Gold Flora Voting Support and Lock-Up Agreement or TPCO Voting Support and Lock-Up Agreement, as applicable; and

(2)

Laurie Holcomb shall be the chief executive officer of the Continued Corporation, with additional executive officers, including the Chief Financial Officer and Corporate Secretary, to be identified by Laurie Holcomb, upon consultation with TPCO, prior to the date of the application for the Interim Order; provided that each of such executive officers shall satisfy the Officer Conditions and each such officer shall, to the extent not already previously completed, execute a Gold Flora Voting Support and Lock-Up Agreement or TPCO Voting Support and Lock-Up Agreement, as applicable.

Section 4.12 Stately Support Agreements

Prior to March 15, 2023, Stately will cause Stately Shareholders to enter into Stately Voting Support Agreements such that Stately Shareholders holding no less than 30% of outstanding Stately Shares will be subject to the provisions of Stately Voting Support Agreements. In addition, Stately will use commercially reasonable efforts to obtain Stately Voting Support Agreements from additional Stately Shareholders, for an aggregate target of not less than 50% of outstanding Stately Shares being subject to the provisions of Stately Voting Support Agreements.

Section 4.13 Ancillary Merger Transactions

(1)

The Parties agree that, in the event that the conditions precedent to completion of the GFI Merger (including approval by the requisite majority of shareholders of GFI with respect to the entering into, execution and performance by GFI of the GFI Merger Agreement and the completion of the transactions contemplated thereby but excluding conditions that, by their terms, cannot be satisfied until or following the completion thereof, but subject to the satisfaction or, where not prohibited, the waiver by the applicable party or parties in whose favour the condition is of those conditions as of the completion thereof), are not satisfied on or prior to the date that is two (2) Business Days prior to the date of submission by TPCO of the application for the Final Order, the GFI Merger shall not be completed and any securities of Gold Flora held by GFI shall be dealt with in accordance with their terms.

(2)

The Parties agree that, in the event that the conditions precedent to completion of the GFI2 Merger (including approval by the requisite majority of shareholders of GFI2 with respect to the entering into, execution and performance by GFI2 of the GFI2 Merger Agreement and the completion of the transactions contemplated thereby but excluding conditions that, by their terms, cannot be satisfied until or following the completion thereof, but subject to the satisfaction or, where not prohibited, the waiver by the applicable party or parties in whose favour the condition is of those conditions as of the completion thereof), are not satisfied on or prior to the date that is two (2) Business Days prior to the date of submission by TPCO of the application for the Final Order, the GFI2 Merger shall not be completed and any securities of Gold Flora held by GFI2 shall be dealt with in accordance with their terms.

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Section 4.14 Additional Covenants

(1)	Forthwith following the execution of this Agreement, Gold Flora shall use its best efforts to [***] to the satisfaction of TPCO, acting reasonably, in good faith.

(2)

The Parties acknowledge and agree that it is the intention of the Parties to rely on the Section 3(a)(10) Exemption for any securities issued in connection with the Continuance and shall cooperate and use commercially reasonable efforts to ensure that the Interim Order and the Final Order may be used as a basis to rely on such exemption. In the event that TPCO and Gold Flora, acting reasonably and in good faith, mutually determine on the advice of counsel that the Section 3(a)(10) Exemption is not available for any issuance in connection with the Continuance (such determination, a "Registration Event"), TPCO shall, as soon as reasonably practicable following the occurrence of such Registration Event, prepare and file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 registering, to the extent permissible under the U.S. Securities Act, the offer and sale of the securities to be issued pursuant to the Transaction, and shall use commercially reasonable efforts to have such registration statement declared effective under the U.S. Securities Act as soon as possible following such filing. The Parties agree that, in the event of a Registration Event, the Outside Date shall be extended by an additional 60 days. In the event of a Registration Event, the Parties shall amend this Agreement (and the Plan of Arrangement, as required) to the extent necessary or desirable to provide for the filing of such registration statement and to give effect to this provision and shall take all necessary steps reasonably required to effect such amendment(s).

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation of TPCO

(1)

Except as expressly provided in this Article 5, TPCO shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or an agent of it or any of its Subsidiaries (collectively, the "TPCO Representatives"), or otherwise permit any such TPCO Representative to:

(a)

make, solicit, assist, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of TPCO or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer, whether public or otherwise, that constitutes, or may reasonably be expected to constitute or lead to, a TPCO Acquisition Proposal;

(b)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Gold Flora or any of its affiliates) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a TPCO Acquisition Proposal, or otherwise co-operate with, assist or participate in or facilitate or encourage in any way any effort or attempt by any other Person to undertake or seek to undertake an alternative transaction;

(c)

accept, enter into or publicly propose to accept or enter into any oral or written agreement, understanding, arrangement or letter of intent with any other Person regarding a TPCO Acquisition Proposal (other than a confidentiality agreement permitted by, and in accordance with, Section 5.5); or

(d)	make, or publicly propose to make, a TPCO Change in Recommendation.

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(2)

TPCO shall, and shall cause its Subsidiaries and the TPCO Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Gold Flora or any of its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a TPCO Acquisition Proposal, and in connection therewith TPCO shall:

(a)	discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of TPCO or any of its Subsidiaries; and

(b)

promptly following the date hereof, to the extent it is permitted to do so, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding TPCO or any of its Subsidiaries provided to any such Person other than Gold Flora; and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding TPCO or any of its Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)

TPCO represents and warrants that it has not waived any confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which it or any of its Subsidiaries is a party, and covenants and agrees that (i) it shall take all necessary action to enforce each confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which it or any of its Subsidiaries is a party relating to a TPCO Acquisition Proposal, and (ii) neither it, nor any of its Subsidiaries nor any of their respective TPCO Representatives will, without the prior written consent of Gold Flora (which consent may be withheld or delayed in Gold Flora's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify, such Person's obligations respecting TPCO or any of its Subsidiaries under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which TPCO or any of its Subsidiaries is a party relating to a TPCO Acquisition Proposal, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement or restriction as a result of entering into and announcing this Agreement by TPCO pursuant to the express terms of any such agreement or restriction shall not be a violation of this Section 5.1.

Section 5.2 Non-Solicitation of Gold Flora

(1)

Except as expressly provided in this Article 5, Gold Flora shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or an agent of it or any of its Subsidiaries (collectively, the "Gold Flora Representatives"), or otherwise permit any such Gold Flora Representative to:

(a)

make, solicit, assist, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Gold Flora or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Gold Flora Acquisition Proposal;

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(b)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Gold Flora or any of its affiliates) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Gold Flora Acquisition Proposal, or otherwise co-operate with, assist or participate in or facilitate or encourage in any way any effort or attempt by any other Person to undertake or seek to undertake an alternative transaction;

(c)	enter into any oral or written agreement, understanding, arrangement or letter of intent with any other Person regarding a Gold Flora Acquisition Proposal; or

(d)	make, or publicly propose to make, a Gold Flora Change in Recommendation.

(2)

Gold Flora shall, and shall cause its Subsidiaries and the Gold Flora Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than TPCO or any of its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Gold Flora Acquisition Proposal, and in connection therewith Gold Flora shall:

(a)

discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of Gold Flora or any of its Subsidiaries; and

(b)

promptly following the date hereof, to the extent it is permitted to do so, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding Gold Flora or any of its Subsidiaries provided to any such Person other than TPCO; and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Gold Flora or any of its Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)

Gold Flora represents and warrants that it has not waived any confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which it or any of its Subsidiaries is a party, and covenants and agrees that (i) it shall take all necessary action to enforce each confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which it or any of its Subsidiaries is a party relating to a Gold Flora Acquisition Proposal, and (ii) neither it, nor any of its Subsidiaries nor any of their respective Gold Flora Representatives will, without the prior written consent of TPCO (which consent may be withheld or delayed in TPCO's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify, such Person's obligations respecting Gold Flora or any of its Subsidiaries under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which Gold Flora or any of its Subsidiaries is a party relating to a Gold Flora Acquisition Proposal, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement or restriction as a result of entering into and announcing this Agreement by Gold Flora pursuant to the express terms of any such agreement or restriction shall not be a violation of this Section 5.2.

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Section 5.3 Notification of TPCO Acquisition Proposal

(1)

If after the date of this Agreement, TPCO or any of its Subsidiaries or any of their respective TPCO Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, a TPCO Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to TPCO or any of its Subsidiaries, including but not limited to information, access or disclosure relating to the properties, facilities, books or records of TPCO or any of its Subsidiaries, TPCO (a) shall immediately notify Gold Flora, at first orally, and then, and in any event within 24 hours in writing, of such TPCO Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the TPCO Acquisition Proposal, inquiry, proposal, offer or request, and shall provide Gold Flora with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person and such other details of such TPCO Acquisition Proposal, inquiry, proposal, offer or request as Gold Flora may reasonably request; and (b) may contact the Person making such TPCO Acquisition Proposal, inquiry, proposal, offer or request and its representatives solely for the purpose of clarifying the terms and conditions of such TPCO Acquisition Proposal, inquiry, proposal, offer or request so as to determine whether such TPCO Acquisition Proposal, inquiry, proposal, offer or request is, or would reasonably be expected to lead to, a TPCO Superior Proposal.

(2)

TPCO shall keep Gold Flora informed on a current basis of the status of developments and negotiations with respect to any TPCO Acquisition Proposal, inquiry, proposal, offer or request (to the extent permitted by this Article 5), including any changes, modifications or other amendments to any such TPCO Acquisition Proposal, inquiry, proposal, offer or request and shall provide to Gold Flora copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to TPCO by or on behalf of any Person making such TPCO Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.4 Notification of Gold Flora Acquisition Proposal

(1)

If after the date of this Agreement, Gold Flora or any of its Subsidiaries or any of their respective Gold Flora Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, a Gold Flora Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Gold Flora or any of its Subsidiaries, including but not limited to information, access or disclosure relating to the properties, facilities, books or records of Gold Flora or any of its Subsidiaries, Gold Flora shall immediately notify TPCO, at first orally, and then, and in any event within 24 hours in writing, of such Gold Flora Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Gold Flora Acquisition Proposal, inquiry, proposal, offer or request, and shall provide TPCO with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person and such other details of such Gold Flora Acquisition Proposal, inquiry, proposal, offer or request as TPCO may reasonably request.

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Section 5.5 Responding to TPCO Acquisition Proposal

(1)

 If at any time, prior to obtaining the TPCO Required Approval, TPCO receives a bona fide written TPCO Acquisition Proposal, inquiry, proposal, offer or request that was not solicited in contravention of Section 5.1, TPCO may engage in or participate in discussions or negotiations with such Person regarding such TPCO Acquisition Proposal, inquiry, proposal, offer or request and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of TPCO or any of its Subsidiaries, if and only if:

(a)

the TPCO Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such TPCO Acquisition Proposal, inquiry, proposal, offer or request constitutes, or could reasonably be expected to constitute or lead to, a TPCO Superior Proposal, and, after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)

such Person was not restricted from making such TPCO Acquisition Proposal, inquiry, proposal, offer or request pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with TPCO or any of its Subsidiaries;

(c)	the TPCO Acquisition Proposal, inquiry, proposal, offer or request did not arise, directly or indirectly, as a result of a violation by TPCO of this Article 5;

(d)

TPCO enters into a confidentiality and standstill agreement with such Person having terms that are not less onerous than those set out in the TPCO Confidentiality Agreement, provided that such confidentiality and standstill agreement may allow such Person to make a TPCO Acquisition Proposal confidentially to the TPCO Board that constitutes, or could reasonably be expected to constitute or lead to, a TPCO Superior Proposal; and

(e)	TPCO promptly provides Gold Flora with:

(i)	prior written notice stating TPCO's intention to participate in such discussions or negotiations and to provide such copies, access or disclosure;

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.5(1)(d); and

(iii)	any non-public information concerning TPCO and its Subsidiaries provided to such other Person which was not previously provided to Gold Flora.

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Section 5.6 Gold Flora Right to Match

(1)

If TPCO receives a TPCO Acquisition Proposal that constitutes a TPCO Superior Proposal prior to obtaining the TPCO Required Approval, the TPCO Board may make a TPCO Change in Recommendation and approve, recommend or enter into a definitive agreement with respect to such TPCO Superior Proposal, if and only if:

(a)

the Person making the TPCO Superior Proposal was not restricted from making such TPCO Superior Proposal pursuant to an existing confidentiality, standstill, use, business purpose or similar restriction;

(b)	the TPCO Acquisition Proposal, inquiry, proposal, offer or request did not arise, directly or indirectly, as a result of a violation by TPCO of this Article 5;

(c)

 TPCO has delivered to Gold Flora a written notice of the determination of the TPCO Board that such TPCO Acquisition Proposal constitutes a TPCO Superior Proposal and of the intention of the TPCO Board to make a TPCO Change in Recommendation and/or enter into such definitive agreement promptly following the making of such determination, together with a written notice from the TPCO Board regarding the value and financial terms that the TPCO Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such TPCO Acquisition Proposal (the "TPCO Superior Proposal Notice");

(d)

TPCO or the TPCO Representatives has provided Gold Flora a copy of the proposed definitive agreement for the TPCO Superior Proposal and all supporting materials (including any financing documents, subject to customary confidentiality provisions with respect to fee letters or similar information) provided to TPCO in connection therewith;

(e)

at least five (5) Business Days (the "TPCO Matching Period") have elapsed from the date that is the later of the date on which Gold Flora received the TPCO Superior Proposal Notice from TPCO and the date on which Gold Flora received a copy of the proposed definitive agreement for the TPCO Superior Proposal from TPCO;

(f)

during any TPCO Matching Period, Gold Flora has had the opportunity (but not the obligation), in accordance with Section 5.6(2), to offer to TPCO to amend this Agreement and the Transaction in order for such TPCO Acquisition Proposal to cease to be a TPCO Superior Proposal;

(g)

the TPCO Board has determined, in good faith, after consultation with TPCO's financial advisors and outside legal counsel, that such TPCO Acquisition Proposal remains a TPCO Superior Proposal as compared to the Transaction as proposed to be amended by Gold Flora and that it is necessary for the TPCO Board to cause TPCO to enter into a definitive agreement with respect to such TPCO Superior Proposal in order to satisfy their fiduciary duties to TPCO; and

(h)	TPCO concurrently terminates this Agreement pursuant to Section 7.2(1)(c)(ii).

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(2)

During the TPCO Matching Period, or such longer period as TPCO may approve in writing for such purpose: (a) the TPCO Board shall review any offer made by Gold Flora under Section 5.6(1)(f) to amend the terms of this Agreement and the Transaction in good faith in order to determine whether such proposal would, upon acceptance, result in the TPCO Acquisition Proposal previously constituting a TPCO Superior Proposal ceasing to be a TPCO Superior Proposal; and (b) TPCO shall, and shall cause the TPCO Representatives to, negotiate in good faith with Gold Flora to make such amendments to the terms of this Agreement and the Transaction as would enable Gold Flora to proceed with the transactions contemplated by this Agreement on such amended terms. TPCO agrees that, subject to TPCO's disclosure obligations under applicable Securities Laws, the fact of the making of, and each of the terms of, any such proposed amendments shall be kept strictly confidential and shall not be disclosed to any Person (including, without limitation, the Person having made the TPCO Superior Proposal), other than the TPCO Representatives, without Gold Flora's prior written consent. If the TPCO Board determines that such TPCO Acquisition Proposal would cease to be a TPCO Superior Proposal, TPCO shall promptly so advise Gold Flora and the Parties shall amend this Agreement to reflect such offer made by Gold Flora, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

Each successive amendment or modification to any TPCO Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the TPCO Shareholders or other material terms or conditions thereof shall constitute a new TPCO Acquisition Proposal for the purposes of this Section 5.6, and Gold Flora shall be afforded a new five (5) Business Day TPCO Matching Period from the later of the date on which Gold Flora received the TPCO Superior Proposal Notice and a copy of the proposed definitive agreement for the new TPCO Superior Proposal from TPCO.

(4)

The TPCO Board shall promptly reaffirm the TPCO Board Recommendation by press release after any TPCO Acquisition Proposal which is not determined to be a TPCO Superior Proposal is publicly announced or the TPCO Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.6(2) would result in a TPCO Acquisition Proposal no longer being a TPCO Superior Proposal. TPCO shall provide Gold Flora and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Gold Flora and its counsel.

(5)

If TPCO provides a TPCO Superior Proposal Notice to Gold Flora after a date that is less than ten (10) Business Days before the TPCO Meeting, TPCO shall either proceed with or shall postpone or adjourn the TPCO Meeting, as directed by Gold Flora acting reasonably, to a date that is not more than ten (10) Business Days after the scheduled date of the TPCO Meeting, but in any event to a date that is not less than five (5) Business Days prior to the Outside Date.

(6)

Nothing contained in this Section 5.6 shall limit in any way the obligation of TPCO to convene and hold the TPCO Meeting in accordance with Section 2.3 of this Agreement while this Agreement remains in force.

(7)

Nothing contained in this Agreement shall prevent the TPCO Board from (i) complying with section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws, including Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, relating to the provision of a directors' circular in respect of a TPCO Acquisition Proposal that is not a TPCO Superior Proposal, or (ii) making any public disclosure to the TPCO Shareholders if the TPCO Board, acting in good faith and after consultation with its outside legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the TPCO Board, provided, however, in each case that, notwithstanding that the TPCO Board shall be permitted to make such disclosure, the TPCO Board shall not be permitted to make a TPCO Change in Recommendation, other than as permitted by Section 5.6(1).

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Section 5.7 Non-Solicitation of Stately

(1)

Stately shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or an agent of it or any of its Subsidiaries (collectively, the "Stately Representatives"), or otherwise permit any such Stately Representative to:

(a)

make, solicit, assist, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Stately or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer, whether public or otherwise, that constitutes, or may reasonably be expected to constitute or lead to, a Stately Acquisition Proposal;

(b)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than TPCO, Gold Flora or any of their respective affiliates) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Stately Acquisition Proposal, or otherwise co-operate with, assist or participate in or facilitate or encourage in any way any effort or attempt by any other Person to undertake or seek to undertake an alternative transaction;

(c)

accept, enter into or publicly propose to accept or enter into any oral or written agreement, understanding, arrangement or letter of intent with any other Person regarding a Stately Acquisition Proposal; or

(d)	make, or publicly propose to make, a Stately Change in Recommendation.

(2)

Stately shall, and shall cause its Subsidiaries and the Stately Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than TPCO, Gold Flora or any of their respective affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Stately Acquisition Proposal, and in connection therewith Stately shall:

(a)	discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of Stately or any of its Subsidiaries; and

(b)

promptly following the date hereof, to the extent it is permitted to do so, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding Stately or any of its Subsidiaries provided to any such Person other than TPCO and Gold Flora; and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Stately or any of its Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

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(3)

Stately represents and warrants that it has not waived any confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which it or any of its Subsidiaries is a party, and covenants and agrees that (i) it shall take all necessary action to enforce each confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which it or any of its Subsidiaries is a party relating to a Stately Acquisition Proposal, and (ii) neither it, nor any of its Subsidiaries nor any of their respective Stately Representatives will, without the prior written consent of TPCO (which consent may be withheld or delayed in TPCO's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify, such Person's obligations respecting Stately or any of its Subsidiaries under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which Stately or any of its Subsidiaries is a party relating to a Stately Acquisition Proposal, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement or restriction as a result of entering into and announcing this Agreement by Stately pursuant to the express terms of any such agreement or restriction shall not be a violation of this Section 5.1.

Section 5.8 Notification of Stately Acquisition Proposal

If after the date of this Agreement, Stately or any of its Subsidiaries or any of their respective Stately Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, a Stately Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Stately or any of its Subsidiaries, including but not limited to information, access or disclosure relating to the properties, facilities, books or records of Stately or any of its Subsidiaries, Stately shall immediately notify TPCO and Gold Flora, at first orally, and then, and in any event within 24 hours in writing, of such Stately Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Stately Acquisition Proposal, inquiry, proposal, offer or request, and shall provide TPCO and Gold Flora with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person and such other details of such Stately Acquisition Proposal, inquiry, proposal, offer or request as TPCO and Gold Flora may reasonably request.

Section 5.9 Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, each of TPCO, Gold Flora and Stately shall advise its Subsidiaries and the respective TPCO Representatives, Gold Flora Representatives and Stately Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by such Party or any of its Subsidiaries or the respective TPCO Representatives, Gold Flora Representatives or Stately Representatives is deemed to be a breach of this Article 5 by such Party.

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ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent

(1)

The Parties are not required to complete the Transaction unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of TPCO and Gold Flora:

(a)	TPCO Arrangement Resolution. The TPCO Arrangement Resolution has been approved and adopted by the TPCO Shareholders at the TPCO Meeting in accordance with the Interim Order.

(b)

Stately Arrangement Resolution. Except where Section 2.9(2) of this Agreement and Section 7.1.5 of the Plan of Arrangement apply, the Stately Arrangement Resolution has been approved and adopted by the Stately Shareholders at the Stately Meeting in accordance with the Interim Order.

(c)

Interim and Final Order. The Interim Order and the Final Order have both been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either TPCO or Gold Flora, each acting reasonably, on appeal or otherwise.

(d)

Key Authorizations. Each of the Key Authorizations has been made, given or obtained on terms acceptable to TPCO and Gold Flora, each acting reasonably, and each such Key Authorization is in force and has not been modified or rescinded. With regard to the approval of the NEO, the Consideration Shares to be issued upon completion of the Arrangement and the Merger shall, subject only to the satisfaction of customary conditions required by the NEO, have been approved for listing on the NEO as of the Arrangement Effective Date, and the NEO shall have, if required, accepted notice for filing of all transactions of the Parties contemplated herein or necessary to complete the Transaction, subject only to compliance with the customary conditions of the NEO.

(e)

United States Securities Laws. The issuance and distribution of the Consideration Shares to the TPCO Shareholders and the Stately Shareholders and the TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs, TPCO Replacement Warrants and Stately Replacement Warrants to the holders of the TPCO Stock Options, TPCO PSUs, TPCO RSUs, TPCO Warrants and Stately Warrants, as applicable, will be exempt from the registration requirements of (i) the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption or pursuant to another exemption under the U.S. Securities Act and (ii) all applicable U.S. state securities Laws; provided, however, that a Party shall not be entitled to the benefit of the conditions in this Section 6.1(1)(e), and shall be deemed to have waived such condition, in the event that it fails to use good faith efforts in accordance with Section 2.16, including, but not limited to, the failure to advise the Court prior to the hearing in respect of the Interim Order that the Parties intend to rely on the Section 3(a)(10) Exemption based on the Court's approval of the Arrangement and comply with the requirements set forth in Section 2.2.

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(f)

Illegality. With the exception of the Federal Cannabis Laws, no Law is in effect that makes the consummation of the Transaction illegal or otherwise prohibits or enjoins any of the Parties from consummating the Transaction.

(g)

Governmental Action. There is no pending or threatened action by any Governmental Entity that would reasonably be expected to prohibit or restrict the Transaction, or the ownership or operation by the Continued Corporation or Gold Flora of a material portion of the business or assets of Gold Flora or any of its Subsidiaries, TPCO or any of its Subsidiaries, or compel the Continued Corporation or Gold Flora to dispose of or hold separate any material portion of the business or assets of Gold Flora or any of its Subsidiaries or TPCO or any of its Subsidiaries as a result of the Transaction.

(h)

Securities Laws. The distribution of the Consideration Shares, the TPCO Replacement Options, the TPCO Replacement PSUs, the TPCO Replacement RSUs, the TPCO Replacement Warrants and the Stately Replacement Warrants pursuant to the Arrangement and the Merger shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the applicable Securities Authorities or by virtue of exemptions under applicable Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than (i) as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities; (ii) with respect to securities issued in the Transaction that are not subject to the Section 3(a)(10) Exemption or with respect to sales by affiliates of the Continued Corporation as required to comply with the requirements of Rule 144; and (iii) pursuant to any Escrow Agreement).

(i)

Continuance. All actions shall have been taken to ensure that Amalco will be continued or converted from a British Columbia corporation into a Delaware corporation in accordance with section 308 of the BCBCA and Section 388 of the DGCL, subject only to customary filings with the Registrar and the Delaware Secretary of State.

Section 6.2 Additional Conditions Precedent to the Obligations of TPCO

(1)

TPCO is not required to complete the Transaction unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of TPCO and may only be waived, in whole or in part, by TPCO, in its sole discretion:

(a)

Gold Flora Representations and Warranties. (i) The representations and warranties of Gold Flora set forth in Sections (2) [Organization and Qualification], (3) [Authority Relative to this Agreement], (4) [No Violation], (29) [Brokers] and (35) [Liquidity Event] of Schedule D and the representations and warranties of Newco and US Merger Sub set forth in Sections (1) [Organization and Qualification], (2) [Capitalization], (4) [Authority Relative to this Agreement] and (5) [No Violation] of Schedule E shall be true and correct in all material respects (disregarding for purposes of this Section 6.2(1)(a) any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Arrangement Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks as of the date of this Agreement or another date shall be true and correct as of such date); (ii) the representation and warranty of Gold Flora set forth in Section (6) [Capitalization] of Schedule D will be, as of the Arrangement Effective Time, true and correct in all respects other than such failures to be true and correct that would have no more than a de minimis impact on the aggregate Stately Consideration and/or Gold Flora Consideration payable pursuant to the Transaction; and (iii) all other representations and warranties of Gold Flora set forth in this Agreement and all other representations and warranties of Newco and US Merger Sub set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(1)(a) any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Arrangement Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Gold Flora, Newco or US Merger Sub, as applicable, and each of Gold Flora, Newco and US Merger Sub shall have delivered a certificate confirming same to TPCO, executed by two (2) senior officers thereof (in each case without personal liability) addressed to TPCO and dated the Arrangement Effective Date.

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(b)

Stately Representations and Warranties. The representations and warranties of Stately shall be true and correct in all material respects (disregarding for purposes of this Section 6.2(1)(b) any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Arrangement Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks as of the date of this Agreement or another date shall be true and correct as of such date).

(c)

Performance of Covenants. Each of Gold Flora, Newco, US Merger Sub and Stately shall have fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by it on or prior to the Arrangement Effective Date, and shall have delivered a certificate confirming same to TPCO, executed by two (2) senior officers thereof (in each case without personal liability) addressed to TPCO and dated the Arrangement Effective Date.

(d)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than TPCO or any of its affiliates) in any jurisdiction that is reasonably likely to:

(i)

cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, Amalco's ability to issue the TPCO Consideration Shares or the Amalco Shares to be issued upon exercise from time to time of the TPCO Replacement Options, TPCO Replacement PSUs, TPCO Replacement RSUs or TPCO Replacement Warrants, as the case may be; or

(ii)	prevent or materially delay the consummation of the Transaction, or if the Transaction is consummated, have or be reasonably expected to have a Material Adverse Effect.

(e)	Gold Flora Merger Resolution. The Gold Flora Merger Resolution has been approved and adopted by the Gold Flora Members in accordance with Gold Flora's Constating Documents.

(f)

Concurrent Financing and Debenture Conversion. The Concurrent Financing Documents shall not have been terminated and the Gold Flora Debentures (other than the [***] Debentures) shall have been duly and properly converted into Gold Flora Membership Units in accordance with the terms and conditions of the agreements and instruments governing such Gold Flora Debentures.

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(g)

Gold Flora Reorganization. Gold Flora shall be ready, willing and able to consummate the reorganization of its issued and outstanding securities, as further described in Section 6.2(1)(g) of the Gold Flora Disclosure Letter (the "Gold Flora Reorganization") subject to Section 4.13 of this Agreement as it relates to the GFI Merger and the GFI2 Merger; provided that, for certainty, such Gold Flora Reorganization shall occur immediately following the Arrangement Effective Time and prior to the Merger Effective Time (save and except for the conversion of the Gold Flora Debentures, other than the [***] Debentures, and Gold Flora Equity Rights, which shall have occurred prior to the Arrangement Effective Time in accordance with their respective terms).

(h)

Gold Flora Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to Gold Flora, and Gold Flora shall have delivered a certificate confirming same to TPCO, executed by two (2) senior officers thereof (in each case without personal liability) addressed to TPCO and dated the Arrangement Effective Date.

(i)

Gold Flora Dissent Rights. Gold Flora Dissent Rights have not been exercised (excluding any Gold Flora Dissent Rights that have been exercised and subsequently withdrawn) with respect to more than 6% of the issued and outstanding Gold Flora Membership Units (on an as converted basis).

(j)

Stately Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to Stately, and Stately shall have delivered a certificate confirming same to TPCO, executed by two (2) senior officers thereof (in each case without personal liability) addressed to TPCO and dated the Arrangement Effective Date.

(k)

Stately Dissent Rights. Stately Dissent Rights have not been exercised (excluding any Stately Dissent Rights that have been exercised and subsequently withdrawn) with respect to more than 6% of the issued and outstanding Stately Shares.

Section 6.3 Additional Conditions Precedent to the Obligations of Gold Flora

(1)

Gold Flora is not required to complete the Transaction unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of Gold Flora and may only be waived, in whole or in part, by Gold Flora, in its sole discretion:

(a)

Representations and Warranties. (i) The representations and warranties of TPCO set forth in Sections (2) [Organization and Qualification], (3) [Authority Relative to this Agreement], (4) [No Violation] and (32) [Brokers] of Schedule C and the representations and warranties of Newco and US Merger Sub set forth in Sections (1) [Organization and Qualification], (2) [Capitalization], (4) [Authority Relative to this Agreement] and (5) [No Violation] of Schedule E shall be true and correct in all material respects (disregarding for purposes of this Section 6.3(1)(a) any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Arrangement Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks as of the date of this Agreement or another date shall be true and correct as of such date); (ii) the representation and warranty of TPCO set forth in Section (6) [Capitalization] of Schedule C will be, as of the Arrangement Effective Time, true and correct in all respects other than such failures to be true and correct that would have no more than a de minimis impact on the aggregate TPCO Consideration payable pursuant to the Transaction; and (iii) all other representations and warranties of TPCO set forth in this Agreement and all other representations and warranties of Newco and US Merger Sub set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(1)(a) any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Arrangement Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on TPCO, Newco or US Merger Sub, as applicable, and each of TPCO, Newco and US Merger Sub shall have delivered a certificate confirming same to Gold Flora, executed by two (2) senior officers thereof (in each case without personal liability) addressed to Gold Flora and dated the Arrangement Effective Date.

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(b)

Performance of Covenants. Each of TPCO, Newco and US Merger Sub shall have fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by it on or prior to the Arrangement Effective Date, and shall have delivered a certificate confirming same to Gold Flora, executed by two (2) senior officers thereof (in each case without personal liability) addressed to Gold Flora and dated the Arrangement Effective Date.

(c)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than Gold Flora) in any jurisdiction that is reasonably likely to:

(i)

cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Continued Corporation's ability to issue the Gold Flora Consideration Shares or the Continued Corporation Shares to be issued upon conversion of the Gold Flora Debentures or exercise or conversion from time to time of the Gold Flora Warrants, GFI2 Warrants or [***] Debenture Amendment, as the case may be; or

(ii)	prevent or materially delay the consummation of the Transaction, or if the Transaction is consummated, have or be reasonably expected to have a Material Adverse Effect.

(d)

TPCO Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to TPCO and TPCO shall have delivered a certificate confirming same to Gold Flora, executed by two (2) senior officers thereof (in each case without personal liability) addressed to Gold Flora and dated the Arrangement Effective Date.

(e)

TPCO Dissent Rights. TPCO Dissent Rights have not been exercised (excluding any TPCO Dissent Rights that have been exercised and subsequently withdrawn) with respect to more than 6% of the issued and outstanding TPCO Shares (on an as converted basis).

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Merger is issued.

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ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Merger Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

(1)	This Agreement may be terminated prior to the Arrangement Effective Time by:

(a)	the mutual written agreement of TPCO and Gold Flora;

(b)	either TPCO or Gold Flora if:

(i)

the TPCO Required Approval is not obtained at the TPCO Meeting in accordance with the Interim Order; provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the TPCO Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)

after the date of this Agreement, any Law (for clarity, other than Federal Cannabis Laws) is enacted, made, enforced or amended, as applicable, that makes the consummation of the Transaction illegal or otherwise permanently prohibits or enjoins any of the Parties from consummating the Transaction, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Transaction; or

(iii)

the Arrangement Effective Time has not occurred by the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Arrangement Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party or any of its affiliates to perform any of its or their covenants or agreements under this Agreement;

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(c)	TPCO if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Gold Flora or Stately under this Agreement occurs that would cause any condition in Section 6.2(1)(a) [Gold Flora Reps and Warranties Condition], Section 6.2(1)(b) [Stately Reps and Warranties Condition] or Section 6.2(1)(c) [Gold Flora and Stately Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.8(3); provided that TPCO is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.3(1)(a) [TPCO Reps and Warranties Condition] or Section 6.3(1)(b) [TPCO Covenants Condition] not to be satisfied;

(ii)

subject to TPCO having complied with the terms of this Agreement, the TPCO Board authorizes TPCO to enter into a definitive agreement with respect to a TPCO Superior Proposal; provided that concurrently with such termination, TPCO pays the Gold Flora Termination Fee payable pursuant to Section 7.3;

(iii)	Gold Flora breaches Article 5 in any material respect;

(iv)	Stately breaches Article 5 in any material respect;

(v)	the conditions precedent to the triggering of the termination right set out in Section 7.2(1)(c)(v) of the Gold Flora Disclosure Letter are satisfied;

(vi)	the Gold Flora Required Approvals are not secured on or before the Gold Flora Required Approvals Deadline;

(vii)	since the date of this Agreement, there has occurred, in relation to Gold Flora, a Material Adverse Effect which is incapable of being cured on or prior to the Outside Date; or

(viii)	since the date of this Agreement, there has occurred, in relation to Stately, a Material Adverse Effect which is incapable of being cured on or prior to the Outside Date; or

(d)	Gold Flora if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of TPCO under this Agreement occurs that would cause any condition in Section 6.3(1)(a) [TPCO Reps and Warranties Condition] or Section 6.3(1)(b) [TPCO Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.8(3); provided that Gold Flora is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.2(1)(a) [Gold Flora Reps and Warranties Condition] or Section 6.2(1)(c) [Gold Flora and Stately Covenants Condition] not to be satisfied and Stately is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.2(1)(b) [Stately Reps and Warranties Condition] or Section 6.2(1)(c) [Gold Flora and Stately Covenants Condition] not to be satisfied;

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(ii)

the TPCO Board or any committee of the TPCO Board (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the TPCO Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend or takes no position or a neutral position, in each case with respect to a publicly announced, or otherwise publicly disclosed, TPCO Acquisition Proposal for more than five (5) Business Days (or beyond the third Business Day prior to the date of the TPCO Meeting if such date is sooner), (C) accepts, approves, endorses, recommends or executes or enters into (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.5(1)(d)) or publicly proposes to accept, approve, endorse, recommend or execute or enter into any agreement, letter of intent, understanding or arrangement relating to a TPCO Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a TPCO Acquisition Proposal; or (D) fails to publicly reaffirm the TPCO Board Recommendation (without qualification) within five (5) Business Days after having been requested in writing by Gold Flora to do so (or, in the event that the TPCO Meeting is scheduled to occur within such five (5) Business Day period, prior to the third Business Day prior to the date of the TPCO Meeting) (collectively, a "TPCO Change in Recommendation");

(iii)	TPCO breaches Article 5 in any material respect;

(iv)	the condition set forth in Section 6.3(1)(e) [TPCO Dissent Rights] is not capable of being satisfied by the Outside Date; or

(v)	since the date of this Agreement, there has occurred, in relation to TPCO, a Material Adverse Effect which is incapable of being cured on or prior to the Outside Date.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party's exercise of its termination right.

Section 7.3 Termination Fee

(1)

Gold Flora shall be entitled to the Gold Flora Termination Fee upon the occurrence of any of the following events (each a "Gold Flora Termination Fee Event"), which Gold Flora Termination Fee shall be paid by TPCO within the time specified in respect of each such Gold Flora Termination Fee Event:

(a)

this Agreement is terminated by TPCO pursuant to Section 7.2(1)(c)(ii) [TPCO Enters into a TPCO Superior Proposal], in which case the Gold Flora Termination Fee shall be paid concurrent with such termination;

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(b)

this Agreement is terminated by either TPCO or Gold Flora pursuant to any subsection of Section 7.2 if at such time Gold Flora is entitled to terminate this Agreement pursuant to Section 7.2(1)(d)(ii) [TPCO Change in Recommendation], in which case the Gold Flora Termination Fee shall be paid on the first Business Day following such termination; or

(c)

this Agreement is terminated by either TPCO or Gold Flora pursuant to Section 7.2(1)(b)(i) [Failure to Obtain TPCO Required Approvals] or Section 7.2(1)(b)(iii) [Occurrence of Outside Date] or by Gold Flora pursuant to Section 7.2(1)(d)(iii) [Breach of TPCO Non-Solicitation] if (i) prior to such termination, a TPCO Acquisition Proposal was made (including the announcement of the intention to make a TPCO Acquisition Proposal) that has not been withdrawn as of the date of such termination; and (ii) within 12 months following the date of such termination such TPCO Acquisition Proposal is consummated, in which case the Gold Flora Termination Fee shall be payable on the consummation of such TPCO Acquisition Proposal; provided that, for the purposes of this Section 7.3(1)(c), the term "TPCO Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that references to "20% or more" shall be deemed to be references to "50% or more".

(2)

TPCO shall be entitled to the TPCO Termination Fee upon the occurrence of any of the following events (each a "TPCO Termination Fee Event"), which TPCO Termination Fee shall be paid by Gold Flora within the time specified in respect of each such TPCO Termination Fee Event:

(a)

this Agreement is terminated by TPCO pursuant to Section 7.2(1)(c)(iii) [Gold Flora Breach of Non-Solicitation] if (i) prior to such termination, a Gold Flora Acquisition Proposal was made (including the announcement of the intention to make a Gold Flora Acquisition Proposal) that has not been withdrawn as of the date of such termination; and (ii) within 12 months following the date of such termination such Gold Flora Acquisition Proposal is consummated, in which case the TPCO Termination Fee shall be payable on the consummation of such Gold Flora Acquisition Proposal; provided that, for the purposes of this Section 7.3(2)(a), the term "Gold Flora Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that references to "20% or more" shall be deemed to be references to "50% or more";

(b)	this Agreement is terminated by TPCO pursuant to Section 7.2(1)(c)(v), in which case the TPCO Termination Fee shall be paid on the first Business Day following such termination;

(c)

this Agreement is terminated by TPCO pursuant to Section 7.2(1)(c)(vi) [Failure to Secure the Gold Flora Required Approvals], in which case the TPCO Termination Fee shall be paid on the first Business Day following such termination;

(3)

Subject to Section 7.3(7), the Gold Flora Termination Fee or the TPCO Termination Fee, as applicable, shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.

(4)

In the event that each of the conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived prior to the Outside Date and either Gold Flora or TPCO refuses to consummate the transactions contemplated by this Agreement (such refusing Party, the "Refusing Party") within ten (10) Business Days of the other Party (the "Non-Refusing Party") providing reasonable evidence that it is ready, willing and able to consummate the Transaction, the Non-Refusing Party shall be entitled to a termination fee from the Refusing Party. For certainty, in the event that TPCO is the Refusing Party, Gold Flora shall be entitled to the Gold Flora Termination Fee, and in the event that Gold Flora is the Refusing Party, TPCO shall be entitled to the TPCO Termination Fee.

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(5)

Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the Gold Flora Termination Fee and the TPCO Termination Fee, other than in connection with Section 7.3(4), are payments of liquidated monetary damages which are a genuine pre-estimate of the damages which the Party entitled to receive such fee will suffer or incur as a result of the cancellation and termination of all rights and obligations with respect to the Transaction in the circumstances in which the applicable termination fee is payable, that such payment is not for lost profits or a penalty, and that no Party shall take any position inconsistent with the foregoing. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 7.2 under circumstances where a Party is entitled to the Gold Flora Termination Fee or the TPCO Termination Fee, as applicable, and such termination fee is paid in full to such Party, the Party to whom such fee has been paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Party who has paid such fee or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereby acknowledges and agrees that, in connection with a payment arising as a result of Section 7.3(4), such payment shall not be considered liquidated monetary damages and the Non-Refusing Party shall remain entitled, in addition to collecting the termination fee specified in Section 7.3(4), to exercise any remedy or right that it would otherwise have at law notwithstanding the payment of such fee.

(6)

Subject to Section 7.3(4), nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.

(7)

In the event that Gold Flora is entitled to be paid the Gold Flora Termination Fee in accordance with Section 7.3(1), TPCO shall be entitled to elect, in its sole discretion, to pay such fee: (i) by wire transfer in immediately available funds; or (ii) by first setting off such amount against any amount outstanding under the Financing Facility, with any remaining balance to be satisfied by wire transfer in immediately available funds.

(8)

Without limiting the applicability of any other provision of this Agreement, in the event that this Agreement is terminated by TPCO pursuant to Section 7.2(1)(c)(iii) [Gold Flora Breach of Non-Solicitation], for a period of 12 months following such termination Gold Flora shall provide TPCO with periodic updates regarding the status of such Gold Flora Acquisition Proposal for the sole purpose of determining whether a TPCO Termination Fee Event has occurred and Gold Flora hereby agrees that, in the event such Gold Flora Acquisition Proposal is consummated within such 12 month period, it shall provide TPCO with notice thereof promptly following such consummation.

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Section 7.4 Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1, Section 4.9 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, Section 4.6(3), Section 7.3, this Section 7.4 and Section 8.2 through to and including Section 8.14 shall survive, and provided further that no Party shall be relieved of any liability for any wilful and material breach or fraud by it of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Amendments

This Agreement, the Plan of Arrangement and the Certificate of Merger may, at any time and from time to time before or after the holding of the TPCO Meeting but not later than the Arrangement Effective Time or the Merger Effective Time, as applicable, be amended by mutual written agreement of the Key Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	waive compliance with or modify any inaccuracies or any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions contained in this Agreement;

provided that Section 2.9, Section 2.10, Section 2.13, Section 3.4, Section 4.3, Schedule F or any provision that would decrease the Stately Consideration may not be amended without also obtaining the prior written consent of Stately, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.2 Expenses

(1)

Except as otherwise expressly provided in this Agreement, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Transaction, including all costs, expenses and fees of TPCO, Stately and Gold Flora incurred prior to or after the Arrangement Effective Date in connection with, or incidental to, the Transaction shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated, except in the case of Stately, which expenses, whether or not the Transaction is consummated, shall be paid by Gold Flora. For the avoidance of doubt, all costs relating to securing the requisite approval for the Stately Arrangement Resolution shall be borne by Gold Flora. TPCO and Gold Flora shall contribute equally to the NEO listing fees and the costs of obtaining the Key Authorizations for Newco and any proxy solicitation fee for TPCO, provided that TPCO and Gold Flora agree in advance on the proxy solicitation costs to be incurred.

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(2)

TPCO confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement as a result of any actions taken by TPCO, other than the fees payable to the TPCO Financial Advisors.

(3)

Gold Flora confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement as a result of any actions taken by Gold Flora, other than the fees payable to the Gold Flora Financial Advisor or as set out in the Gold Flora Disclosure Letter.

(4)

Stately confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement as a result of any actions taken by Stately.

Section 8.3 Notices

(1)

Any notice, direction or other communication given pursuant to this Agreement (each a "Notice") must be in writing, sent by hand delivery, courier or email and is deemed to be given and received: (i) on the date of delivery by hand or courier if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt), and otherwise on the next Business Day; or (ii) if sent by email on the date of transmission if it is a Business Day and transmission was made prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, in each case to the Parties at the following addresses (or such other address for a Party as specified by like Notice):

(a)	to TPCO, Newco or US Merger Sub at:

TPCO Holding Corp. 1550 Leigh Avenue San Jose, California 95125
	Attention: E-mail:	Troy Datcher and Colin Brown [***]

with a copy to: Dentons Canada LLP 77 King Street West, Suite 400 Toronto, Ontario M5K 0A1

	Attention: E-mail:	Eric Foster and Alex Farcas [***]

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(b)	to Gold Flora at:

Gold Flora, LLC 3165 Red Hill Avenue Costa Mesa, California 92626

	Attention:	Laurie Holcomb
	E-mail:	[***]

with a copy to: Dorsey & Whitney LLP Columbia Center 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104

	Attention:	Kimberley R. Anderson
	E-mail:	[***]

and with a copy to: Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario M5X 1A4

	Attention:	Abbas Ali Khan
	E-mail:	[***]

(c)	to Stately at:

1511 Granite Road Lake Country, BC V4V 1M9

	Attention:	Jeff Barber, Chief Financial Officer
	E-mail:	[***]

with a copy to: Borden Ladner Gervais LLP 1900, 520-3rd Avenue S.W. Calgary, Alberta T2P 0R3

	Attention:	Louise Lee
	E-mail:	[***]

Rejection or other refusal to accept, or inability to deliver because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver. Sending a copy of a Notice to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party.

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Section 8.4 Time of the Essence

Time is of the essence in this Agreement.

Section 8.5 Injunctive Relief

(1)

Subject to Section 7.3(4), the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed by a Party in accordance with their specific terms or were otherwise breached by a Party. It is accordingly agreed that each Party shall be entitled to specific performance, injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with, or performance of, the terms of this Agreement against the other Parties without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which a Party may be entitled at Law or in equity.

(2)

Notwithstanding anything in this Agreement to the contrary and without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that a Party shall be entitled to specific performance to cause the other Parties to effect the closing of the Transaction in accordance with Article 2, in each case, only if: (i) all conditions in Section 6.1, Section 6.2 and Section 6.3 have been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of those conditions as of the Arrangement Effective Date); (ii) the Parties fail to complete the closing of the Transaction by the date the closing is required to have occurred pursuant to Article 2; and (iii) the Party seeking specific performance has irrevocably confirmed in writing that if specific performance is granted, then the closing of the Transaction will occur.

Section 8.6 Third Party Beneficiaries

(1)

Except as provided in Section 4.9, which, without limiting its terms, is intended as stipulations for the benefit of the third parties mentioned in such provisions (such third parties referred to in this Section 8.6 as the "Indemnified Persons"), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)

Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against it under Section 4.9 of this Agreement, which is intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Parties confirm that they are acting as trustee on their behalf, and agree to enforce such provision on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

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Section 8.7 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8 Entire Agreement

This Agreement, together with the TPCO Confidentiality Agreement and the Stately Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, the TPCO Confidentiality Agreement and the Stately Confidentiality Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9 Successors and Assigns

This Agreement becomes effective only when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the Key Parties.

Section 8.10 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11 Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12 Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

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Section 8.13 No Personal Liability

No director or officer of a Party or any of its Subsidiaries shall have any personal liability whatsoever to any other Party under this Agreement or any other document delivered on behalf of such Party or any of its Subsidiaries under this Agreement.

Section 8.14 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or email) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank; Signature page follows]

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IN WITNESS WHEREOF the Parties have executed this Business Combination Agreement as of the date first written above.

TPCO Holding corp.
By:	(signed) "Troy Datcher"
Name: Troy Datcher Title: Chief Executive Officer
GOLD FLORA, LLC
By:	(signed) "Laurie Holcomb"
Name: Laurie Holcomb Title: Manager
GOLD FLORA CORPORATION
By:	(signed) "Troy Datcher"
Name: Troy Datcher Title: President
stately capital corporation
By:	(signed) "Ryan Foreman"
Name: Ryan Foreman Title: Director
GOLDEN GRIZZLY BEAR LLC
By:	(signed) "Troy Datcher"
Name: Troy Datcher Title: Manager

[Signature Page to Business Combination Agreement]

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SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

UNDER PART 9 DIVISION 5

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1

In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1.1 will have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

"Affected Person" has the meaning ascribed thereto in Section 8.1.1.

"Agreement and Plan of Merger" means the Agreement and Plan of Merger substantially in the form attached as Schedule I to the Business Combination Agreement.

"Amalco" has the meaning ascribed thereto in Section 3.1.2(c).

"Amalco Shareholders" means the registered or beneficial holders of Amalco Shares, as the context requires.

"Amalco Shares" means the common shares in the capital of Amalco.

"Amalgamation" has the meaning ascribed thereto in Section 3.1.2(c).

"Arrangement" means an arrangement under Part 9, Division 5 of the BCBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of TPCO, Stately (to the extent the provisions of Section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably.

"Arrangement Effective Date" means, unless otherwise agreed to in writing by the Parties, the date on which the Arrangement Filings are filed with the Registrar.

"Arrangement Effective Time" means the time on the Arrangement Effective Date at which the Arrangement Filings are filed with the Registrar, or such other time as the Parties agree to in writing before the Arrangement Effective Date, provided that (i) under no circumstances shall the Arrangement Effective Time occur until after the completion of the Pre-Arrangement Transactions, and (ii) the Arrangement Effective Time shall in all circumstances occur prior to effecting the Pre-Merger Restructuring and prior to the Merger Effective Time.

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"Arrangement Filings" means the filings in respect of the Arrangement, including a copy of the Final Order, required by section 292 of the BCBCA to be provided to the Registrar after the Final Order has been granted.

"BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

"Broker" has the meaning ascribed thereto in Section 8.1.2(a).

"Business Combination Agreement" means the business combination agreement dated as of February 21, 2023 by and among TPCO, Gold Flora, Stately, Newco and US Merger Sub, together with the Schedules attached thereto, the TPCO Disclosure Letter and the Gold Flora Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Business Day" means any day of the year, other than a Saturday, Sunday, a holiday as defined in the Interpretation Act (British Columbia), or any day on which major banks are closed for business in Vancouver, British Columbia.

"Caliva Agreement" means the transaction agreement dated November 24, 2020 by and among TPCO, TPCO CMG Merger Sub Inc., CMG Partners, Inc. and GRHP Management, LLC.

"Certificate of Merger" means the certificate of merger filed with the Secretary of State of California to consummate the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the California Revised Uniform Limited Liability Company Act, as amended, and mutually agreed to by the Key Parties (such agreement not to be unreasonably withheld, conditioned or delayed).

"Concurrent Financing" means the subscription for Class C Units of Gold Flora for aggregate gross proceeds of approximately $20,000,001 to be completed by an affiliate of TPCO and Gold Flora on the Arrangement Effective Date immediately following the Merger, substantially on the terms and conditions of the Concurrent Financing Documents.

"Continuance" means the continuance of Amalco from a corporation existing under the laws of the Province of British Columbia to a corporation existing under the laws of the State of Delaware, in accordance with section 308 of the BCBCA and Section 388 of the DGCL, as authorized by this Plan of Arrangement.

"Continued Corporation" means Amalco following the Continuance.

"Continued Corporation Shares" means shares in the common stock of the Continued Corporation.

"Court" means the Supreme Court of British Columbia.

"Depositary" means such Person, if any, as each of TPCO and Stately may select to be appointed to act as depositary for TPCO Shares and Stately Shares, respectively, in relation to the Arrangement, in each case with the approval of Gold Flora, acting reasonably.

"DGCL" means the General Corporation Law of the State of Delaware.

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"Exchange Rights Agreement" means the amended and restated exchange rights agreement dated November 14, 2022 by and among TPCO, Coast L Acquisition Corp. and Julian Michalowski.

"Exchangeable Shares" means the common shares in the capital of Coast L Acquisition Corp.

"Final Order" means the final order of the Court made pursuant to section 291 of the BCBCA, in a form acceptable to each of TPCO, Stately (to the extent the provisions of section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably, approving the Arrangement, as such order may be amended by the Court with the consent of TPCO, Stately (to the extent the provisions of section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable) and Gold Flora, such consent, in each case, not to be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of TPCO, Stately (to the extent the provisions of section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably.

"GF Investco" has the meaning ascribed thereto in Section 6.1.1(a).

"GF Investco Reorganization" has the meaning ascribed thereto in Section 6.1.1(a).

"GF Investco2" has the meaning ascribed thereto in Section 6.1.1(b).

"GF Investco2 Reorganization" has the meaning ascribed thereto in Section 6.1.1(b).

"Gold Flora" means Gold Flora, LLC, a limited liability company existing under the laws of the State of California.

"Gold Flora Consideration" means the consideration to be received by the Gold Flora Members (other than the Continued Corporation and/or its affiliates) pursuant to the Merger as consideration for their Gold Flora Membership Units, consisting of 1.5233 of a Continued Corporation Share for each Gold Flora Membership Unit.

"Gold Flora Convertible Securities" means, collectively, (i) the [***] unsecured convertible debentures in the outstanding principal amount of [***] issued by Gold Flora to the holders thereof due on [***]; (ii) the [***] unsecured convertible debentures in the outstanding principal amount of [***]issued by Gold Flora to the holders thereof due on [***]; (iii) the [***] unsecured convertible debentures in the amount of [***] issued by Gold Flora to the holders thereof due on [***]; and (iv) the Gold Flora Equity Rights.

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"Gold Flora Equity Right" means the right to receive Gold Flora Membership Units issued to [***] pursuant to the equity rights agreement dated October 28, 2021 between Gold Flora and [***].

"Gold Flora Members" means the registered or beneficial holders of Gold Flora Membership Units, as the context requires.

"Gold Flora Membership Units" means the membership interests and units in the capital of Gold Flora.

"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, including the U.S. Internal Revenue Service and the Canada Revenue Agency, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange, including the Neo Exchange Inc.

"In-The-Money Amount" means, in respect of an option at a particular time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to such option exceeds the aggregate exercise price under such option.

"Initial Newco Share" means the one (1) common share in the capital of Newco issued to the Initial Newco Shareholder on or shortly following the incorporation of Newco.

"Initial Newco Share Subscription Price" means $3.00, being the amount paid by the Initial Newco Shareholder for the Initial Newco Share.

"Initial Newco Shareholder" means Troy Datcher, the holder of the Initial Newco Share.

"Interim Order" means the interim order of the Court made pursuant to section 291 of the BCBCA, in a form acceptable to each of TPCO, Stately (to the extent the provisions of section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably, providing for, among other things, the calling and holding of the TPCO Meeting and the Stately Meeting (to the extent the provisions of section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable), as the same may be amended by the Court with the consent of TPCO, Stately (to the extent the provisions of section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable) and Gold Flora, each such consent not to be unreasonably withheld, conditioned or delayed.

"Law" means, with respect to any Person, any and all applicable laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

"LCV Agreement" means the transaction agreement and plan of reorganization dated November 24, 2020 by and among TPCO, TPCO LCV Merger Sub Inc., Left Coast Ventures, Inc. and Shareholder Representative Services, LLC.

"Legacy Plans" means, collectively: (i) the CMG Partners, Inc. 2019 Stock Option and Grant Plan, and (ii) the Amended and Restated 2018 Equity Incentive Plan of Left Coast Ventures, Inc.

A-4

"Lien" means any mortgage, charge, pledge, hypothecation, security interest, prior claim, encroachments, option, right of first refusal or right of first offer, occupancy right, possessory right, covenant, assignment, lien (statutory, inchoate or otherwise), defect of title, restriction, adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

"Merger" means the reverse triangular merger between the Continued Corporation, US Merger Sub and Gold Flora pursuant to the terms and conditions of the Business Combination Agreement and the Agreement and Plan of Merger.

"Merger Effective Time" means the time at which the Merger shall become effective as specified in the Certificate of Merger, being a time on the Arrangement Effective Date that is after the Arrangement Effective Time but no later than 11:59 p.m. on the Arrangement Effective Date.

"MergerSub 1" has the meaning ascribed thereto in Section 6.1.1(a).

"MergerSub 2" has the meaning ascribed thereto in Section 6.1.1(a).

"Newco" means Gold Flora Corporation, a corporation existing under the laws of the Province of British Columbia.

"Newco Shareholders" means the registered or beneficial holders of Newco Shares, as the context requires.

"Newco Shares" means the common shares in the capital of Newco.

"OG Agreement" means the transaction agreement dated November 24, 2020 by and among TPCO, CMG Partners, Inc., OG Enterprises Branding, Inc., SC Vessel 1, LLC and SC Branding, LLC.

"paid-up capital" has the meaning ascribed to such term in the Tax Act.

"Parties" means TPCO, Gold Flora, Stately, Newco and US Merger Sub and "Party" means any of them, as the context requires.

"Person" includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

"Plan of Arrangement" means this plan of arrangement, subject to any amendments or variations hereto made in accordance with section 8.1 of the Business Combination Agreement or Section 7.1 hereto, or made at the direction of the Court in the Final Order with the prior written consent of TPCO, Stately (to the extent the provisions of Section 2.9(2) of the Business Combination Agreement and Section 7.1.5 of this Plan of Arrangement are not applicable) and Gold Flora, each acting reasonably.

"Post-Arrangement Transactions" has the meaning ascribed thereto in Section 6.1.1.

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"Pre-Arrangement Transactions" means, collectively:

(a)	the exchange of each Exchangeable Share for one TPCO Share in accordance with the terms of the Exchange Rights Agreement;

(b)	the issuance by TPCO of an aggregate of 17,356,299 TPCO Shares to the Caliva Shareholders (as defined in the Caliva Agreement) in accordance with the terms of the Caliva Agreement;

(c)	the issuance by TPCO of an aggregate of 3,856,955 TPCO Shares to the LCV Shareholders (as defined in the LCV Agreement) in accordance with the terms of the LCV Agreement;

(d)	the issuance by TPCO of an aggregate of 1,000,000 TPCO Shares to SC Vessel 1, LLC in accordance with the terms of the OG Agreement;

(e)	the vesting and exchange of each Vesting RSU for one TPCO Share in accordance with the terms of the agreement evidencing the grant of such Vesting RSU; and

(f)	the conversion of each of the Gold Flora Convertible Securities into Gold Flora Membership Units in accordance with the terms of the certificate evidencing such security.

"Pre-Merger Restructuring" has the meaning ascribed thereto in Section 6.1.1(c).

"Redemption Amount" has the meaning ascribed thereto in Section 3.1.2(e).

"Registrar" means the person appointed as the Registrar of Companies pursuant to section 400 of the BCBCA.

"Section 3(a)(10) Exemption" means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

"Stately" means Stately Capital Corporation, a corporation existing under the laws of the Province of British Columbia.

"Stately Arrangement Resolution" means the special resolution of Stately Shareholders approving this Plan of Arrangement to be considered at the Stately Meeting (together with any other matters that require the approval of the Stately Shareholders in connection with the transactions contemplated under the Business Combination Agreement).

"Stately Circular" means the notice of the Stately Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Stately Shareholders in connection with the Stately Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Business Combination Agreement.

"Stately Consideration" means a number of Amalco Shares equal to the Stately Exchange Ratio for each Stately Share.

"Stately Dissent Procedures" has the meaning ascribed thereto in Section 4.2.1.

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"Stately Dissent Rights" means the rights of dissent of the Stately Shareholders in respect of the Stately Arrangement Resolution as described in Section 4.2.1 hereto.

"Stately Dissenting Shareholder" means a registered Stately Shareholder who has validly exercised a Stately Dissent Right and who is ultimately entitled to be paid the fair value of Stately Shares held by such registered Stately Shareholder, but such Stately Shareholder will only be a Stately Dissenting Shareholder in respect of Stately Shares in respect of which Stately Dissent Rights are validly exercised by such holder in strict compliance with the terms of the Stately Dissent Rights.

"Stately Dissenting Shares" has the meaning ascribed thereto in Section 4.2.2.

"Stately Exchange Ratio" means, subject to adjustment in the manner and in the circumstances contemplated in Section 3.2.2, 0.1913.

"Stately Meeting" means the special meeting of Stately Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Stately Arrangement Resolution and for any other purpose as may be set out in the Stately Circular and agreed to in writing by Gold Flora and TPCO, acting reasonably.

"Stately Replaced Warrant" has the meaning ascribed thereto in Section 3.1.2(c)(xxii).

"Stately Replacement Warrant" has the meaning ascribed thereto in Section 3.1.2(c)(xxii).

"Stately Shareholders" means the registered or beneficial holders of Stately Shares, as the context requires.

"Stately Shares" means the common shares in the capital of Stately.

"Stately Warrants" means the outstanding warrants of Stately to purchase Stately Shares.

"Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

"TPCO" means TPCO Holding Corp., a corporation existing under the laws of the Province of British Columbia.

"TPCO Arrangement Resolution" means the special resolution of TPCO Shareholders approving this Plan of Arrangement to be considered at the TPCO Meeting (together with any other matters that require the approval of the TPCO Shareholders in connection with the transactions contemplated under the Business Combination Agreement).

"TPCO Circular" means the notice of the TPCO Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to TPCO Shareholders in connection with the TPCO Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Business Combination Agreement.

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"TPCO Consideration" means a number of Amalco Shares equal to the TPCO Exchange Ratio for each TPCO Share.

"TPCO Dissent Procedures" has the meaning ascribed thereto in Section 4.1.1.

"TPCO Dissent Rights" means the rights of dissent of the TPCO Shareholders in respect of the TPCO Arrangement Resolution as described in Section 4.1.1.

"TPCO Dissenting Shareholder" means a registered TPCO Shareholder who has validly exercised a TPCO Dissent Right and who is ultimately entitled to be paid the fair value of TPCO Shares held by such registered TPCO Shareholder, but such TPCO Shareholder will only be a TPCO Dissenting Shareholder in respect of TPCO Shares in respect of which TPCO Dissent Rights are validly exercised by such holder in strict compliance with the terms of the TPCO Dissent Rights.

"TPCO Dissenting Shares" has the meaning ascribed thereto in Section 4.1.2.

"TPCO Equity Incentive Plan" means the Amended and Restated TPCO Holding Corp. Equity Incentive Plan with an original effective date of January 19, 2021, as amended and restated June 22, 2022.

"TPCO Exchange Ratio" means, subject to adjustment in the manner and in the circumstances contemplated in Section 3.2.1, one (1).

"TPCO Meeting" means the special meeting of TPCO Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order to consider the TPCO Arrangement Resolution and for any other purpose as may be set out in the TPCO Circular and agreed to in writing by Gold Flora, acting reasonably.

"TPCO Non-Vesting RSUs" means the outstanding restricted share units of TPCO issued pursuant to the TPCO Equity Incentive Plan, other than the Vesting RSUs.

"TPCO PSUs" means the outstanding performance share units of TPCO issued pursuant to the TPCO Equity Incentive Plan.

"TPCO Reorganization" has the meaning ascribed thereto in Section 3.4.

"TPCO Replaced Option" has the meaning ascribed thereto in Section 3.1.2(c)(xviii).

"TPCO Replaced Warrant" has the meaning ascribed thereto in Section 3.1.2(c)(xix).

"TPCO Replacement Option" has the meaning ascribed thereto in Section 3.1.2(c)(xviii).

"TPCO Replacement Option Exercise Price" has the meaning ascribed thereto in Section 3.1.2(c)(xviii).

"TPCO Replacement PSU" means each performance share unit providing for the right to receive Amalco Shares issued by Amalco in replacement of the TPCO PSUs on the basis set forth in Section 3.1.2(c)(xx).

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"TPCO Replacement RSU" means each restricted share unit providing for the right to receive Amalco Shares issued by Amalco in replacement of the TPCO Non-Vesting RSUs on the basis set forth in Section 3.1.2(c)(xxi).

"TPCO Replacement Warrant" has the meaning ascribed thereto in Section 3.1.2(c)(xix).

"TPCO Shareholders" means the registered or beneficial holders of TPCO Shares, as the context requires.

"TPCO Shares" means the common shares in the capital of TPCO.

"TPCO Stock Options" means stock options to purchase TPCO Shares issued pursuant to the TPCO Equity Incentive Plan and/or the Legacy Plans.

"TPCO Warrants" means the outstanding warrants of TPCO to purchase TPCO Shares.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended.

"US Merger Sub" means Golden Grizzly Bear LLC, a limited liability company existing under the laws of the State of California.

"Vesting RSUs" means the outstanding restricted share units of TPCO issued pursuant to the TPCO Equity Incentive Plan which, pursuant to their terms, will automatically vest immediately prior to the Arrangement.

"Withholding Obligation" has the meaning ascribed thereto in Section 8.1.1.

1.2	Interpretation Not Affected by Headings

The headings contained in this Plan of Arrangement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or Subsection hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.4	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders and neuter.

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1.5	References to Persons and Statutes

A reference to a Person includes any successor to that Person. Any reference to a statute or to a rule of a self-regulatory organization, including any stock exchange, refers to such statute or rule, and all rules and regulations, administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.6	Currency

Unless otherwise stated in this Plan of Arrangement, all references herein to "dollars" or "$" are references to Canadian dollars and all references herein to "U.S. dollars" or "US$" are references to United States dollars.

1.7	Computation of Time

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

1.8	Time References

Time shall be of the essence in every matter or action contemplated hereunder. References to time are references to local time in Vancouver, British Columbia.

1.9	Including

The word "including" means "including, without limiting the generality of the foregoing".

ARTICLE 2

ARRANGEMENT AGREEMENT; EFFECTIVENESS

2.1	Effectiveness

2.1.1

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement, except in respect of the order and sequence of the steps comprising the Arrangement, which shall occur in the order and sequence set forth in Section 3.1.2. This Plan of Arrangement constitutes an arrangement as referred to in Part 9, Division 5 of the BCBCA for Stately and for TPCO.

2.1.2

This Plan of Arrangement will become effective as at the Arrangement Effective Time and will be binding (without any further authorization, act or formality on the part of the Court, the Registrar or any other Person) from and after the Arrangement Effective Time on: TPCO, Stately, Gold Flora, Newco, Amalco (upon and following the Amalgamation), the TPCO Shareholders, the Stately Shareholders, the Newco Shareholders, the Amalco Shareholders (upon and following the Amalgamation), the holders of TPCO Stock Options, the holders of TPCO Non-Vesting RSUs, the holders of TPCO PSUs, the holders of TPCO Warrants, the holders of Stately Warrants, any Depositary, the transfer agents in respect of the TPCO Shares, the Stately Shares, the Newco Shares and the Amalco Shares, and all other Persons.

2.1.3

The transfers, exchanges, issuances, cancellations, amalgamations, dissolutions and other transactions provided for in Section 3.1.2 shall occur, and shall be deemed to occur, at the time and in the order and sequence specified in Section 3.1.2, notwithstanding that certain of the procedures related thereto may not be completed until after such time.

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ARTICLE 3

THE ARRANGEMENT

3.1	Arrangement

3.1.1	The Pre-Arrangement Transactions shall occur prior to, and the completion of the Pre-Arrangement Transactions shall be conditions precedent to, the implementation of the Arrangement.

3.1.2

Commencing at the Arrangement Effective Time, unless otherwise specifically provided in this Section 3.1.2, each of the following transactions and events in subsections (a) through (f) of this Section 3.1.2 shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case effective as at one minute intervals following the immediately preceding transaction or event:

(a)

each TPCO Share outstanding immediately prior to the Arrangement Effective Time held by a TPCO Shareholder in respect of which TPCO Dissent Rights have been validly exercised shall be, and shall be deemed to be, transferred without any further act or formality to TPCO by the holder thereof for cancellation, free and clear of all Liens, and:

(i)

such TPCO Shareholder will cease to be the holder of such TPCO Dissenting Shares and will cease to have any rights as a holder of such TPCO Dissenting Shares other than the right to be paid fair value for such TPCO Dissenting Shares as set out in Section 4.1.2, and

(ii)

such TPCO Shareholder's name will be removed as the registered holder of such TPCO Dissenting Shares from the central securities register of TPCO Shares maintained by or on behalf of TPCO, and the TPCO Dissenting Shares shall be cancelled;

(b)

each Stately Share outstanding immediately prior to the Arrangement Effective Time held by a Stately Shareholder in respect of which Stately Dissent Rights have been validly exercised shall be, and shall be deemed to be, transferred without any further act or formality to Stately by the holder thereof for cancellation, free and clear of all Liens, and:

(i)

such Stately Shareholder will cease to be the holder of such Stately Dissenting Shares and will cease to have any rights as a holder of such Stately Dissenting Shares other than the right to be paid fair value for such Stately Dissenting Shares as set out in Section 4.2.2, and

(ii)

such Stately Shareholder's name will be removed as the registered holder of such Stately Dissenting Shares from the central securities register of Stately Shares maintained by or on behalf of Stately, and the Stately Dissenting Shares shall be cancelled;

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(c)

TPCO, Stately and Newco shall amalgamate (the "Amalgamation") to form one company ("Amalco") with the same effect as if they had amalgamated under Section 269 of the BCBCA and with the consequences set forth in Section 282(1) of the BCBCA (and for the avoidance of doubt, the Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act), including:

(i)	all property, rights and interests of TPCO, Stately and Newco shall become the property, rights and interests of Amalco;

(ii)	the articles and notice of articles of Amalco shall be in the form of the articles and notice of articles of Newco;

(iii)	the Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of any of Newco, Stately or TPCO to Amalco;

(iv)

all rights of creditors of Newco, Stately and TPCO will be unimpaired by the Amalgamation, and all liabilities and obligations of Newco, Stately and TPCO, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by Amalco;

(v)	Amalco will be liable for all of the liabilities and obligations of Newco, Stately and TPCO;

(vi)

all rights, contracts, permits and interests of Newco, Stately and TPCO will continue as rights, contracts, permits and interests of Amalco and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of any of Newco, Stately or TPCO under any such rights, contracts, permits and interests;

(vii)	any existing cause of action, claim or liability to prosecution will be unaffected;

(viii)	a legal proceeding being prosecuted or pending by or against any of Newco, Stately or TPCO may be prosecuted or its prosecution may be continued, as the case may be, by or against Amalco;

(ix)	a conviction against, or ruling, order or judgment in favour of or against any of Newco, Stately or TPCO may be enforced by or against Amalco;

(x)	the name of Amalco shall be "Gold Flora Corporation";

(xi)	Amalco shall be authorized to issue an unlimited number of common shares without par value;

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(xii)	the first annual general meeting of Amalco or resolutions in lieu thereof shall be held within 18 months from the Arrangement Effective Date;

(xiii)	the first directors of Amalco following the Amalgamation shall be the then current Newco directors;

(xiv)

each Newco Share outstanding immediately prior to the Amalgamation shall be, and shall be deemed to be, cancelled and the name of the holder of such Newco Share shall be removed from Newco's central securities register in respect of such Newco Share, and in consideration therefor such holder will receive one fully paid and non-assessable Amalco Share, and upon such exchange each such former holder of such exchanged Newco Share shall be entered in Amalco's central securities register for the Amalco Shares as the owner of such Amalco Share;

(xv)

each TPCO Share outstanding immediately prior to the Amalgamation (excluding, for the avoidance of doubt, any TPCO Dissenting Share which was previously transferred to TPCO and cancelled under Section 3.1.2(a)) shall, without any further action by or on behalf of any TPCO Shareholder, be, and shall be deemed to be, cancelled in exchange for the TPCO Consideration, and:

(A)	the name of the holder of such TPCO Share shall be removed from TPCO's central securities register in respect of such TPCO Share;

(B)	each holder of such TPCO Share shall cease to be the holder thereof and to have any rights as a TPCO Shareholder other than the right to receive the TPCO Consideration; and

(C)

each such former holder of such exchanged TPCO Share shall be entered in Amalco's central securities register for the Amalco Shares as the owner of the Amalco Shares constituting such TPCO Consideration;

(xvi)

each Stately Share outstanding immediately prior to the Amalgamation (excluding, for the avoidance of doubt, any Stately Dissenting Share which was previously transferred to Stately and cancelled under Section 3.1.2(b)) shall, without any further action by or on behalf of any Stately Shareholder, be, and shall be deemed to be, cancelled in exchange for the Stately Consideration, and:

(A)	the name of the holder of such Stately Share shall be removed from Stately's central securities register in respect of such Stately Share;

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(B)	each holder of such Stately Share shall cease to be the holder thereof and to have any rights as a Stately Shareholder other than the right to receive the Stately Consideration; and

(C)

each such former holder of such exchanged Stately Share shall be entered in Amalco's central securities register for the Amalco Shares as the owner of the Amalco Shares constituting such Stately Consideration;

(xvii)	concurrently with the exchange of the Newco Shares, the TPCO Shares and the Stately Shares under Section 3.1.2(c)(xiv), Section 3.1.2(c)(xv) and Section 3.1.2(c)(xvi), respectively:

(A)	for greater certainty, the capital of the Newco Shares shall be reduced by an amount equal to the capital of such shares immediately prior to the Amalgamation;

(B)	for greater certainty, the capital of the TPCO Shares shall be reduced by an amount equal to the capital of such shares immediately prior to the Amalgamation;

(C)	for greater certainty, the capital of the Stately Shares shall be reduced by an amount equal to the capital of such shares immediately prior to the Amalgamation; and

(D)

there shall be added to the capital of the Amalco Shares, in respect of the Amalco Shares issued by Amalco to the former holders of such Newco Shares, TPCO Shares and Stately Shares, an amount equal to the aggregate paid-up capital of the Newco Shares, the TPCO Shares and the Stately Shares immediately prior to the Amalgamation;

(xviii)

each TPCO Stock Option that is outstanding immediately prior to the Amalgamation, whether vested or unvested (each such TPCO Stock Option, a "TPCO Replaced Option"), shall be, and shall be deemed to be, exchanged for an option (each, a "TPCO Replacement Option") entitling the holder to purchase that number of Amalco Shares equal to the product obtained when the number of TPCO Shares subject to such TPCO Replaced Option immediately prior to the Amalgamation is multiplied by the TPCO Exchange Ratio, which TPCO Replacement Option shall (A) continue to be governed by the TPCO Equity Incentive Plan or the Legacy Plans, as applicable, (B) have an exercise price for each Amalco Share that may be purchased under such TPCO Replacement Option (the "TPCO Replacement Option Exercise Price") equal to the quotient obtained when the exercise price per TPCO Share under the TPCO Replaced Option is divided by the TPCO Exchange Ratio (provided that no fractional Amalco Shares will be issued upon any particular exercise or settlement of TPCO Replacement Options, and the aggregate number of Amalco Shares to be issued upon exercise by a holder of one or more TPCO Replacement Options shall be rounded down to the nearest whole number (with all exercises that are effectuated concurrently by a holder of TPCO Replacement Options being aggregated before any such reduction is effectuated), and the aggregate exercise price payable on any particular exercise of TPCO Replacement Options shall be rounded up to the nearest whole cent (with all exercises that are effectuated concurrently by a holder of TPCO Replacement Options being aggregated before any such increase is effectuated)), and (C) otherwise have the same terms and conditions (including vesting, exercisability terms and expiry date) as were applicable to such TPCO Replaced Option immediately prior to the Amalgamation. Notwithstanding the foregoing:

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(1)

if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act in respect of the exchange of a TPCO Replaced Option for a TPCO Replacement Option pursuant to this Section 3.1.2(c)(xviii), the TPCO Replacement Option Exercise Price shall automatically be adjusted, effective as of and from the effective time of such exchange, so that the In-The-Money Amount of the TPCO Replacement Option (as adjusted) immediately after such exchange does not exceed the In-The-Money Amount of the TPCO Replaced Option immediately before such exchange;

(2)

for any TPCO Replaced Option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the U.S. Tax Code, it is intended that such adjustment described in Section 3.1.2(c)(xviii)(1) above will comply with Treasury Regulation Section 1.424(1)(a);

(3)

for any TPCO Replaced Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment described in Section 3.1.2(c)(xviii)(1) above will be implemented in a manner intended to comply with Section 409A of the Code;

(xix)

each TPCO Warrant (each such TPCO Warrant, a "TPCO Replaced Warrant") shall be, and shall be deemed to be, exchanged for a warrant (each, a "TPCO Replacement Warrant") entitling the holder to purchase that number of Amalco Shares equal to the product obtained when the number of TPCO Shares subject to such TPCO Replaced Warrant immediately prior to the Arrangement is multiplied by the TPCO Exchange Ratio, which TPCO Replacement Warrant shall (i) have an exercise price for each Amalco Share that may be purchased under such TPCO Replacement Warrant equal to the quotient obtained when the exercise price per TPCO Share under the TPCO Replaced Warrant is divided by the TPCO Exchange Ratio (provided that no fractional Amalco Shares will be issued upon any particular exercise or settlement of TPCO Replacement Warrants, and the aggregate number of Amalco Shares to be issued upon exercise by a holder of one or more TPCO Replacement Warrants shall be rounded down to the nearest whole number, and the aggregate exercise price payable on any particular exercise of TPCO Replacement Warrants shall be rounded up to the nearest whole cent), (ii) otherwise have the same terms and conditions (including exercisability terms and expiry date) as were applicable to such TPCO Replaced Warrant immediately prior to the Arrangement, and (iii) continue to be evidenced by the certificate or other instrument evidencing such TPCO Replaced Warrant immediately prior to the Arrangement;

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(xx)

each TPCO PSU that is outstanding immediately prior to the Amalgamation shall be, and shall be deemed to be, exchanged for a TPCO Replacement PSU evidencing a right to acquire, for no additional consideration, such number of Amalco Shares as is equal to: (A) that number of TPCO Shares that were issuable upon the vesting of such TPCO PSU immediately prior to the Amalgamation, multiplied by (B) the TPCO Exchange Ratio, rounded down to the nearest whole number of Amalco Shares. All terms and conditions of a TPCO Replacement PSU, including the term to expiry or vesting, conditions to and manner of exercising or settlement, shall be the same as set out in the certificate for which it was exchanged, and the certificate previously evidencing such TPCO PSU shall thereafter evidence and be deemed to evidence such TPCO Replacement PSU;

(xxi)

each TPCO Non-Vesting RSU that is outstanding immediately prior to the Amalgamation shall be, and shall be deemed to be, exchanged for a TPCO Replacement RSU evidencing a right to acquire, for no additional consideration, such number of Amalco Shares as is equal to: (A) that number of TPCO Shares that were issuable upon the vesting of such TPCO Non-Vesting RSU immediately prior to the Amalgamation, multiplied by (B) the TPCO Exchange Ratio, rounded down to the nearest whole number of Amalco Shares. All terms and conditions of a TPCO Replacement RSU, including the term to expiry or vesting, conditions to and manner of exercising or settlement, shall be the same as set out in the certificate for which it was exchanged, and the certificate previously evidencing such TPCO Non-Vesting RSU shall thereafter evidence and be deemed to evidence such TPCO Replacement RSU;

(xxii)

each Stately Warrant (each such Stately Warrant, a "Stately Replaced Warrant") shall be, and shall be deemed to be, exchanged for a warrant (each, a "Stately Replacement Warrant") entitling the holder to purchase that number of Amalco Shares equal to the product obtained when the number of Stately Shares subject to such Stately Replaced Warrant immediately prior to the Arrangement is multiplied by the Stately Exchange Ratio, which Stately Replacement Warrant shall (i) have an exercise price for each Amalco Share that may be purchased under such Stately Replacement Warrant equal to the quotient obtained when the exercise price per Stately Share under the Stately Replaced Warrant is divided by the Stately Exchange Ratio (provided that no fractional Amalco Shares will be issued upon any particular exercise or settlement of Stately Replacement Warrants, and the aggregate number of Amalco Shares to be issued upon exercise by a holder of one or more Stately Replacement Warrants shall be rounded down to the nearest whole number, and the aggregate exercise price payable on any particular exercise of Stately Replacement Warrants shall be rounded up to the nearest whole cent), (ii) otherwise have the same terms and conditions (including exercisability terms and expiry date) as were applicable to such Stately Replaced Warrant immediately prior to the Arrangement, and (iii) continue to be evidenced by the certificate or other instrument evidencing such Stately Replaced Warrant immediately prior to the Arrangement;

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(d)

The number of Amalco Shares held by any Person shall be rounded down to the nearest whole Amalco Share, and any fractional Amalco Share issued under Section3.1.2(c) shall be, and shall be deemed to be, cancelled without any additional compensation;

(e)

the Amalco Share received by the Initial Newco Shareholder upon the Amalgamation under Section 3.1.2(c) in exchange for the Initial Newco Share shall be, and shall be deemed to be, redeemed by Amalco and cancelled in exchange for the payment by Amalco of an amount equal to the Initial Newco Share Subscription Price (the "Redemption Amount"), and

(i)

such Amalco Shareholder shall cease to be the holder of such Amalco Share and to have any rights as an Amalco Shareholder in respect thereof other than the right to be paid the Redemption Amount in accordance with this Plan of Arrangement; and

(ii)	the name of such Amalco Shareholder shall be removed from the Amalco central securities register maintained by or on behalf of Amalco with respect to the ownership of such Amalco Share;

(f)

Amalco shall, and shall be deemed to, apply to the Registrar for authorization to continue to the State of Delaware in accordance with section 308 of the BCBCA and file with the Registrar, along with the Final Order and this Plan of Arrangement, an executed Form 45. Amalco shall file with the Secretary of State of Delaware a Certificate of Corporate Domestication in accordance with section 388 of the DGCL; and

(g)

the transfers, assignments, alterations, exchanges, cancellations and other steps provided for in this Section 3.1.2 will be deemed to occur on the Arrangement Effective Date at the time specified by this Arrangement, notwithstanding that certain of the procedures related thereto are not completed until after the Arrangement Effective Date. Subject to Section 4.13 of the Business Combination Agreement, if the Post-Arrangement Transactions are not completed on the Arrangement Effective Date, the Arrangement Effective Time will, to the extent permissible under applicable Law, be deemed to not have occurred and the Parties shall use all commercially reasonable efforts to give effect to such intention.

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3.2	Adjustment to Exchange Ratios

3.2.1

The TPCO Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Newco Shares or TPCO Shares), consolidation, reorganization, recapitalization or other like change with respect to Newco Shares or TPCO Shares occurring after the date of the Business Combination Agreement and prior to the Arrangement Effective Time.

3.2.2

The Stately Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Newco Shares or Stately Shares), consolidation, reorganization, recapitalization or other like change with respect to Newco Shares or Stately Shares occurring after the date of the Business Combination Agreement and prior to the Arrangement Effective Time.

3.3	U.S. Securities Laws

Notwithstanding any provision herein to the contrary, TPCO, Stately, Gold Flora and Newco agree that this Plan of Arrangement will be carried out with the intention that all TPCO Consideration, Stately Consideration, TPCO Replacement Options, TPCO Replacement Warrants, TPCO Replacement RSUs, TPCO Replacement PSUs, Stately Replacement Warrants and any additional securities of the Continued Corporation (including Continued Corporation Shares, warrants, options, restricted share units and performance share units) to be issued in connection with the Arrangement and/or the Business Combination Agreement (including in connection with the Continuance) shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption thereunder, and may be subject to restrictions on resale under the applicable securities laws of the United States, including Rule 144 under the U.S. Securities Act with respect to affiliates of TPCO, Stately, Gold Flora and Newco.

3.4	U.S. Tax Treatment

For U.S. federal income tax purposes, it is intended that: (i) the amalgamation of Newco, Stately and TPCO resulting in the formation of Amalco shall qualify as a tax-deferred reorganization under Section 368(a)(1)(A) of the U.S. Tax Code (the "TPCO Reorganization"); (ii) upon completion of the foregoing steps, Amalco shall be treated as a U.S. domestic corporation under Section 7874(b) of the U.S. Tax Code; (iii) the Continuance shall constitute a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Tax Code; (iv) the GF Investco Reorganization shall qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the U.S. Tax Code by reason of Section 368(a)(2)(E) of the U.S. Tax Code; (v) the GF Investco2 Reorganization shall qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the U.S. Tax Code by reason of Section 368(a)(2)(E) of the U.S. Tax Code; (vi) with respect to the Gold Flora Members, the Merger shall constitute a contribution of Gold Flora Membership Units in exchange for the Gold Flora Consideration and shall, collectively with the TPCO Reorganization, the Continuance, the GF Investco Reorganization and the GF Investco2 Reorganization, constitute interdependent steps in a single transaction which shall qualify as a tax-deferred contribution as described in Section 351 of the U.S. Tax Code. From and after the date of the Business Combination Agreement and until the completion of the transaction, each party thereto has agreed to use its reasonable best efforts to cause the transactions contemplated by the Business Combination Agreement to so qualify, and not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the transactions contemplated by the Business Combination Agreement from so qualifying.

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3.5	Deemed Fully Paid and Non-Assessable Shares

All Amalco Shares issued by Amalco under the Arrangement and prior to Amalco continuing out of British Columbia shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

3.6	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens.

3.7	No Fractional Shares

Other than pursuant to the Amalgamation:

3.7.1	no fractional shares shall be issued to any Person pursuant to this Plan of Arrangement; and

3.7.2	the number of shares to be issued to any Person pursuant to this Plan of Arrangement shall, without additional compensation, be rounded down to the nearest whole share.

ARTICLE 4

RIGHTS OF DISSENT

4.1	TPCO Dissent Rights

4.1.1

Registered holders of TPCO Shares may exercise rights of dissent (the "TPCO Dissent Rights") in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1 (collectively, the "TPCO Dissent Procedures"), provided that the written notice setting forth the objection of such registered TPCO Shareholder to the Arrangement contemplated by Section 242 of the BCBCA must be received by TPCO not later than 5:00 p.m. (Vancouver time) on the Business Day that is two (2) Business Days before the TPCO Meeting.

4.1.2	TPCO Shareholders who duly and validly exercise TPCO Dissent Rights with respect to their TPCO Shares ("TPCO Dissenting Shares") and who:

(a)

are ultimately determined to be entitled to be paid fair value for their TPCO Dissenting Shares shall be entitled to be paid the fair value by TPCO for the TPCO Dissenting Shares and will be deemed to have irrevocably transferred such TPCO Dissenting Shares to TPCO (free and clear of all Liens) pursuant to Section 3.1.2(a); or

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(b)

for any reason are ultimately not entitled to be paid fair value for their TPCO Dissenting Shares will be deemed to have participated in the Arrangement on the same basis as a non-dissenting TPCO Shareholder and will receive Amalco Shares on the same basis as every other non-dissenting TPCO Shareholder, but in no case will TPCO or Amalco be required to recognize such Persons as holding TPCO Shares after the effective time of the transactions described in Section 3.1.2(a) or Section 3.1.2(c), as the case may be, and the names of such TPCO Dissenting Shareholders shall be deleted from the central securities register of holders of TPCO Shares as of such time.

4.1.3	In addition to any other restrictions set forth in Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise TPCO Dissent Rights:

(a)	TPCO Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the TPCO Arrangement Resolution;

(b)	holders of TPCO Stock Options;

(c)	holders of TPCO Non-Vesting RSUs;

(d)	holders of TPCO PSUs;

(e)	holders of TPCO Warrants; or

(f)	holders of Vesting RSUs, Exchangeable Shares or Persons entitled to consideration under the Caliva Agreement, the LCV Agreement or the OG Agreement.

4.2	Stately Dissent Rights

4.2.1

Registered holders of Stately Shares may exercise rights of dissent (the "Stately Dissent Rights") in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.2 (collectively, the "Stately Dissent Procedures"), provided that the written notice setting forth the objection of such registered Stately Shareholder to the Arrangement contemplated by Section 242 of the BCBCA must be received by Stately not later than 5:00 p.m. (Vancouver time) on the Business Day that is two (2) Business Days before the Stately Meeting.

4.2.2	Stately Shareholders who duly and validly exercise Stately Dissent Rights with respect to their Stately Shares ("Stately Dissenting Shares") and who:

(a)

are ultimately determined to be entitled to be paid fair value for their Stately Dissenting Shares shall be entitled to be paid the fair value by Stately for the Stately Dissenting Shares and will be deemed to have irrevocably transferred such Stately Dissenting Shares to Stately (free and clear of all Liens) pursuant to Section 3.1.2(b); or

(b)

for any reason are ultimately not entitled to be paid fair value for their Stately Dissenting Shares will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Stately Shareholder and will receive Amalco Shares on the same basis as every other non-dissenting Stately Shareholder, but in no case will Stately or Amalco be required to recognize such Persons as holding Stately Shares after the effective time of the transactions described in Section 3.1.2(b) or Section 3.1.2(c), as the case may be, and the names of such Stately Dissenting Shareholders shall be deleted from the central securities register of holders of Stately Shares as of such time.

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4.2.3	In addition to any other restrictions set forth in Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Stately Dissent Rights:

(a)	Stately Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Stately Arrangement Resolution; or

(b)	holders of Stately Warrants.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Share Exchange Procedures

5.1.1	All of the Amalco Shares issued pursuant to the arrangement in Section 3.1.2 will be issued as uncertificated pursuant to Section 107 of the BCBCA.

5.1.2

All of the share certificates issued by TPCO to TPCO Shareholders prior to the Arrangement Effective Time will cease to represent any interest in TPCO Shares and will be cancelled by TPCO as of the effective time specified under Section 3.1.2.

5.1.3

All of the share certificates issued by Stately to Stately Shareholders prior to the Arrangement Effective Time will cease to represent any interest in Stately Shares and will be cancelled by Stately as of the effective time specified under Section 3.1.2.

5.1.4	Amalco will not send to each Amalco Shareholder a written notice containing the information required by Section 107(6) the BCBCA.

5.2	Calculations

All calculations and determinations made by Newco, TPCO, Gold Flora, Amalco or any Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

ARTICLE 6

POST-ARRANGEMENT TRANSACTIONS

6.1	Post-Arrangement Transactions

6.1.1

It is acknowledged that the following transactions shall occur following the completion of the transactions and events set forth in Section 3.1.2 (collectively, the "Post-Arrangement Transactions") beginning immediately following the completion of the Continuance:

(a)

pursuant to an agreement and plan of merger dated February 21, 2023 by and among Newco, GFI Acquisition Inc. ("MergerSub 1"), a corporation organized under the Laws of the State of Nevada, and GF Investco Inc. ("GF Investco"), a corporation existing under the Laws of the State of Nevada, subject to the satisfaction or waiver of all conditions precedent to such merger, MergerSub 1 will merge with and into GF Investco with GF Investco surviving such merger and the separate legal existence of MergerSub 1 ceasing for all purposes and pursuant to which the shareholders of GF Investco will exchange all of their shares of GF Investco for Continued Corporation Shares (the "GF Investco Reorganization");

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(b)

 pursuant to an agreement and plan of merger dated February 21, 2023 by and among Newco, GFI2 Acquisition Inc. ("MergerSub 2"), a corporation organized under the Laws of the State of Nevada, and GF Investco2 Inc. ("GF Investco2"), a corporation existing under the Laws of the State of Nevada, subject to the satisfaction or waiver of all conditions precedent to such merger, MergerSub 2 will merge with and into GF Investco2 with GF Investco2 surviving such merger and the separate legal existence of MergerSub 2 ceasing for all purposes and pursuant to which the shareholders of GF Investco2 will exchange all of their shares of GF Investco2 for Continued Corporation Shares (the "GF Investco2 Reorganization");

(c)	the issued and outstanding profits interest units of Gold Flora will be converted into membership units of Gold Flora (paragraphs (a) to (c), collectively, the "Pre-Merger Restructuring");

(d)	pursuant to the Business Combination Agreement and the Agreement and Plan of Merger, the Continued Corporation, US Merger Sub and Gold Flora will complete the Merger; and

(e)	the Concurrent Financing will be completed.

ARTICLE 7

AMENDMENT

7.1	Amendments to Plan of Arrangement

7.1.1

TPCO, Gold Flora and Newco may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by TPCO, Stately (only to the extent such amendment, modification and/or supplement adversely affects Stately or the Stately Shareholders), Gold Flora and Newco in writing (subject to the Business Combination Agreement), each acting reasonably, (iii) be filed with the Court and, if made following the TPCO Meeting or the Stately Meeting, approved by the Court, and (iv) communicated to TPCO Shareholders and/or Stately Shareholders if and as required by the Court.

7.1.2

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by TPCO, Gold Flora or Newco at any time prior to the earlier of the TPCO Meeting and the Stately Meeting (provided that TPCO, Stately (only to the extent such amendment, modification or supplement adversely affects Stately or the Stately Shareholders), Gold Flora or Newco (subject to the Business Combination Agreement), as applicable, shall have consented thereto) with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the TPCO Meeting and the Stately Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

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7.1.3

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the TPCO Meeting or the Stately Meeting shall be effective only if (i) it is consented to in writing by each of TPCO, Stately (only to the extent such amendment, modification and/or supplement adversely affects Stately or the Stately Shareholders), Gold Flora, and Newco (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the TPCO Shareholders or Stately Shareholders, as applicable, voting or consenting, as the case may be, in the manner directed by the Court.

7.1.4

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Arrangement Effective Date unilaterally by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former TPCO Shareholder, Stately Shareholder or Gold Flora Member.

7.1.5

Notwithstanding the foregoing, if the TPCO Shareholders approve the TPCO Arrangement Resolution but the Stately Shareholders do not approve the Stately Arrangement Resolution or any of the other conditions precedent to the Arrangement involving Stately cannot be satisfied, this Plan of Arrangement shall be deemed to have been amended prior to the Arrangement Effective Date, without the need to obtain any further approvals or consents of any of the Parties or the Court, to: (i) provide that the Plan of Arrangement will be binding on TPCO, Gold Flora, Newco, Amalco (upon and following the Amalgamation), the TPCO Shareholders, the Newco Shareholders, the Amalco Shareholders (upon and following the Amalgamation), the holders of TPCO Stock Options, the holders of TPCO Non-Vesting RSUs, the holders of TPCO PSUs, the holders of TPCO Warrants, any Depositary, the transfer agents in respect of the TPCO Shares, the Newco Shares and the Amalco Shares, and all other Persons, but will not be binding on Stately, the Stately Shareholders or the holders of Stately Warrants in any respect other than in their capacity as beneficial security holders of Gold Flora or TPCO, and (ii) remove all applicable references to Stately, the Stately Shares and the Stately Warrants in the Plan of Arrangement. The Parties expressly agree to take all necessary steps and make any other consequential or incidental changes or amendments as may be necessary or required to give effect to the foregoing.

7.1.6	This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement.

ARTICLE 8

WITHHOLDING TAX

8.1	Withholding Tax

8.1.1

Newco, TPCO, Gold Flora, Stately, Amalco and any Depositary, as the case may be, shall be entitled to deduct or withhold from any amounts contemplated to be payable to any Person under this Plan of Arrangement (an "Affected Person") such amounts as are reasonably determined to be required, entitled or permitted to be deducted or withheld with respect to such payment (a "Withholding Obligation") under the Tax Act, the U.S. Tax Code or any other provision of federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended, and shall remit or cause to be remitted the amount so deducted or withheld to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the recipient of the payment in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted in accordance with applicable Law to the appropriate Governmental Entity.

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8.1.2	Each of Newco, TPCO, Stately, Gold Flora, Amalco and any Depositary shall also have the right to:

(a)	deduct, withhold and sell, or direct Newco, TPCO, Stately, Gold Flora, Amalco or any Depositary to deduct, withhold and sell through a broker (the "Broker"), and on behalf of any Affected Person; or

(b)

require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to Newco, TPCO, Stately, Gold Flora, Amalco or any Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of Amalco Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Amalco Shares shall be effected on a public market and as soon as practicable following the Arrangement Effective Date. None of Newco, TPCO, Stately, Gold Flora, Amalco, any Depositary or the Broker will be liable for any loss arising out of any sale of such Amalco Shares, including any loss relating to the manner or timing of such sales, the prices at which the Amalco Shares are sold or otherwise.

ARTICLE 9

PARAMOUNTCY

9.1	Paramountcy

9.1.1	From and after the Arrangement Effective Time:

(a)

this Plan of Arrangement shall take precedence and priority over any and all rights related to TPCO Shares, Stately Shares, Newco Shares, TPCO Stock Options, TPCO Non-Vesting RSUs, TPCO PSUs, TPCO Warrants and Stately Warrants outstanding immediately prior to the Arrangement Effective Time;

(b)

the rights and obligations of TPCO Shareholders, Stately Shareholders, Newco Shareholders, holders of TPCO Stock Options, holders of TPCO Non-Vesting RSUs, holders of TPCO PSUs, holders of TPCO Warrants, holders of Stately Warrants, TPCO, Stately, Gold Flora, Newco, any Depositary and any transfer agent in respect of the TPCO Shares, the Stately Shares and the Newco Shares shall be solely as provided for in this Plan of Arrangement; and

(c)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to TPCO Shares, Stately Shares, Newco Shares, TPCO Stock Options, TPCO Non-Vesting RSUs, TPCO PSUs, TPCO Warrants and Stately Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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ARTICLE 10

FURTHER ASSURANCES

10.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

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SCHEDULE B

TPCO ARRANGEMENT RESOLUTION AND STATELY ARRANGEMENT RESOLUTION

The text of the TPCO Arrangement Resolution and Stately Arrangement Resolution which the TPCO Shareholders and Stately Shareholders will be asked to pass at the TPCO Meeting and Stately Meeting, respectively, is as set out below. For the purposes of this Schedule "B", references to the "Corporation", (i) in the case of the TPCO Meeting shall refer to TPCO, and (ii) in the case of the Stately Meeting shall refer to Stately.

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The arrangement (the "Arrangement") under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the "BCBCA"), proposed by [TPCO Holding Corp. / Stately Capital Corporation] (the "Corporation") to its shareholders (the "Corporation Shareholders"), and proposed by [TPCO Holding Corp. / Stately Capital Corporation] to its shareholders, pursuant to the business combination agreement by and among the Corporation, [TPCO Holding Corp. / Stately Capital Corporation], Gold Flora, LLC, Gold Flora Corporation and Golden Grizzly Bear LLC dated February 21, 2023 (as it may be modified, supplemented or amended from time to time in accordance with its terms, the "Agreement"), as set out in the plan of arrangement (the "Plan of Arrangement", the full text of which is set out as Schedule "A" to the Agreement), and as summarized in the management information circular of the Corporation dated ●, 2023 (the "Circular"), and all transactions contemplated thereby (collectively, the "Business Combination"), are hereby authorized, approved and adopted.

2.	The Plan of Arrangement, as it has been or may be modified, supplemented or amended in accordance with the Agreement and its terms, is hereby authorized, approved and adopted.

3.

The Agreement and all transactions contemplated therein, including all actions of the directors of the Corporation in approving the Business Combination as a whole and all actions of the directors and officers of the Corporation in executing and delivering the Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Corporation of its obligations thereunder, are hereby ratified, confirmed and approved.

4.

The Corporation be and is hereby authorized to apply for a final order from the British Columbia Supreme Court (the "Court") to approve the Arrangement on the terms set forth in the Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Corporation Shareholders or that the Arrangement has been approved by the Court, the directors of the Corporation are hereby authorized and empowered, without further notice to or approval of Corporation Shareholders, subject to the terms of the Agreement and Plan of Arrangement, to: (a) amend, modify or supplement the Agreement or the Plan of Arrangement; and (b) not proceed with the Arrangement and any related transactions.

6.

Any one officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute or cause to be executed, and to deliver or cause to be delivered, whether under corporate seal of the Corporation or otherwise:

(a)	to the registrar under the BCBCA for filing such documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Agreement; and

(b)

all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument to the doing of any such act or thing.

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SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF TPCO

(1)	Fairness Opinion and Directors' Approvals. As of the date hereof:

(a)

the TPCO Financial Advisors have each delivered an oral opinion to the TPCO Special Committee and the TPCO Board, which opinion has not been modified, amended, qualified or withdrawn, to the effect that, as of the date hereof, and subject to the assumptions, qualifications and limitations set out therein, the TPCO Consideration to be received under the Arrangement is fair, from a financial point of view, to TPCO Shareholders;

(b)	TPCO has been authorized by the TPCO Financial Advisors to permit inclusion of the TPCO Fairness Opinions and references thereto and summaries thereof in the TPCO Circular; and

(c)

the TPCO Board has unanimously (with directors abstaining or recusing themselves as required by Law or TPCO's Constating Documents) (i) determined that the Arrangement is in the best interests of TPCO and is fair, from a financial point of view, to the TPCO Shareholders, (ii) resolved to recommend to the TPCO Shareholders that they vote in favour of the TPCO Arrangement Resolution and (iii) approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(2)

Organization and Qualification. TPCO and each of its Subsidiaries is a company duly incorporated or continued or an entity duly created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. With the exception of the Federal Cannabis Laws, each Subsidiary has all necessary corporate power and capacity to own its respective property and assets as now owned and to carry on its respective business as it is now being conducted. With the exception of the Federal Cannabis Laws, TPCO and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary.

(3)

Authority Relative to this Agreement. TPCO has all necessary corporate power and capacity to enter into this Agreement and all other agreements and instruments to be executed by TPCO as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by TPCO and the performance by TPCO of its obligations under this Agreement have been duly authorized by the TPCO Board and, except for obtaining the TPCO Required Approval, the Interim Order and the Final Order in the manner contemplated herein and filing the Arrangement Filings with the Director, no other corporate proceedings on its part are necessary to authorize this Agreement or the Transaction. This Agreement has been duly executed by a duly authorized officer of TPCO and delivered by TPCO, and constitutes a legal, valid and binding obligation of TPCO, enforceable against TPCO in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

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(4)

No Violation. Except for the Authorizations contemplated under Section 4.5, the TPCO Required Approvals, the Interim Order and the Final Order, neither the authorization, execution and delivery of this Agreement by TPCO nor the completion of the transactions contemplated by this Agreement or the Transaction, nor the performance of its obligations hereunder or thereunder, nor compliance by TPCO with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(a)	its Constating Documents;

(b)	except as set forth in Section (4)(b) of the TPCO Disclosure Letter, an Authorization or Material Contract to which:

(i)	TPCO or any of its Subsidiaries is a party; or

(ii)	TPCO's or any of its Subsidiaries' properties or assets are bound; or

(c)	any Law, regulation, order, judgment or decree applicable to TPCO or any of its Subsidiaries or any of their respective properties or assets;

except in the case of (c) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on TPCO.

(5)

Governmental Approvals. The execution, delivery and performance by TPCO of this Agreement and the consummation by TPCO of the Arrangement and the Transaction requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) compliance with any applicable Securities Laws and NEO policies, rules and regulations; (iv) receipt of the Key Authorizations; and (v) any actions, filings or notifications the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TPCO.

(6)	Capitalization.

(a)

The authorized share structure of TPCO consists of an unlimited number of TPCO Shares, an unlimited number of class B shares, an unlimited number of class A restricted voting shares and an unlimited number of proportionate voting shares. As of the close of business on the day before the date of this Agreement, there were issued and outstanding 100,528,314 TPCO Shares, nil class B shares, nil class A restricted voting shares and nil proportionate voting shares.

(b)

As of the close of business on the day before the date of this Agreement, TPCO has: (i) an aggregate amount of 2,884,934 TPCO Shares issuable upon the settlement of TPCO RSUs, (ii) an aggregate amount of 2,321,250 TPCO Shares issuable upon the settlement of TPCO PSUs, (iii) an aggregate amount of 368,717 TPCO Shares issuable upon the exercise of TPCO Stock Options, (iv) an aggregate amount of 35,837,500 TPCO Shares issuable upon the exercise of TPCO Warrants, (v) an aggregate amount of 25,000,000 TPCO Shares issuable upon exchange pursuant to the terms of an exchange rights agreement; and (vi) an aggregate amount of 22,213,255 TPCO Shares issuable as an earnout in connection with the agreements included in Section (6)(b) of the TPCO Disclosure Letter.

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(c)

Except as set out under Section (6)(b), there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by TPCO of any securities of TPCO (including TPCO Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of TPCO (including TPCO Shares) or its Subsidiaries.

(d)

All outstanding TPCO Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all TPCO Shares issuable upon the settlement or exercise, as applicable, of the TPCO RSUs, TPCO PSUs, TPCO Stock Options and TPCO Warrants, in accordance with their respective terms, have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of TPCO (including the TPCO Shares, TPCO RSUs, TPCO PSUs, TPCO Warrants, and TPCO Stock Options) have been issued in compliance with all applicable Laws and Securities Laws.

(e)

Except as set out in Section (6)(b), there are no securities of TPCO or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding TPCO Shares on any matter. There are no outstanding contractual or other obligations of TPCO or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries. Except as set forth in Section (6)(e) of the TPCO Disclosure Letter, there are no outstanding bonds, debentures or other evidences of indebtedness of TPCO or any of its Subsidiaries having the right to vote with the holders of the outstanding TPCO Shares on any matters.

(f)	TPCO is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of TPCO.

(7)

Ownership of Subsidiaries. Section (7) of the TPCO Disclosure Letter includes complete and accurate lists of all Subsidiaries owned, directly or indirectly, by TPCO. All of the issued and outstanding shares and other ownership interests in the Subsidiaries of TPCO are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable. All of the shares and other ownership interests of the Subsidiaries held directly or indirectly by TPCO are legally and beneficially owned free and clear of all Liens (other than Permitted Liens), and there are no outstanding options, profit interests, warrants, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) or outstanding or other obligations of TPCO or any of its Subsidiaries regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares or other ownership interests of any of the Subsidiaries of TPCO, except as disclosed in Section (7) of the TPCO Disclosure Letter. Except as disclosed in Section (7) of the TPCO Disclosure Letter, there are no Contracts, commitments, understandings or restrictions which require any Subsidiaries of TPCO to issue, sell or deliver any shares or other ownership interests, profit interests or any securities or obligations convertible into or exchangeable for, any shares or other ownership interests. Except as disclosed in Section (7) of the TPCO Disclosure Letter, TPCO, directly or indirectly through any of its Subsidiaries or otherwise, does not own any equity interest of any kind in any other Person.

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(8)

Reporting Status and Securities Laws Matters. The TPCO Shares and TPCO Warrants are registered pursuant to Section 12(g) of the U.S. Exchange Act. TPCO is a "reporting issuer" and is not on the list of reporting issuers in default under applicable Canadian Securities Laws, in all of the provinces and territories of Canada (other than Quebec). TPCO is in compliance, in all material respects, with all applicable Securities Laws and there are no current, pending or, to the knowledge of TPCO, threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The TPCO Shares are listed on, and TPCO is in compliance, in all material respects, with the rules and policies of the NEO, and no delisting, suspension of trading in or cease trading order with respect to any securities of TPCO is in effect and, to the knowledge of TPCO, no inquiry or investigation (formal or informal) of any Securities Authority or the NEO is in effect or ongoing or expected to be implemented or undertaken.

(9)

TPCO Filings. TPCO has timely filed or furnished all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and/or the NEO. Each of the TPCO Filings complied as filed in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. TPCO has not filed any confidential material change report which at the date of this Agreement remains confidential. Since December 31, 2021, there has been no change in a material fact or a material change (as those terms are defined under the Securities Act (Ontario)) in relation to TPCO, except for (i) changes in material facts or material changes that are reflected in a document included in the TPCO Filings, and (ii) this Agreement and the transactions contemplated hereby.

(10)

Financial Statements. The consolidated annual audited financial statements of TPCO as at and for the fiscal years ended December 31, 2021 and December 31, 2020 (including the notes thereto), and the consolidated interim unaudited financial statements of TPCO as at and for the three and nine-month periods ended September 30, 2022 and September 30, 2021 and any related MD&A (collectively, the "TPCO Current Financial Statements") were prepared in accordance with U.S. GAAP consistently applied (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of TPCO's independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly, in all material respects, the consolidated financial position, the consolidated results of operations and its consolidated cash flows of TPCO and its Subsidiaries for the dates and periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments). There has been no material change in TPCO's accounting policies, except as described in the TPCO Financial Statements, since September 30, 2022. As of the date hereof, the Minimum Cash Balance is set forth in Section (9) of the TPCO Disclosure Letter.

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(11)

Internal Control over Financial Reporting. TPCO maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that TPCO maintains records that in reasonable detail accurately and fairly reflect TPCO's transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of TPCO's management and the TPCO Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of TPCO's assets that could have a material effect on TPCO's financial statements. TPCO has evaluated the effectiveness of TPCO's internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable TPCO Filing that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of its internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. TPCO has disclosed to TPCO's auditors and the audit committee of the TPCO Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect TPCO's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in TPCO's internal control over financial reporting. Except as disclosed in the TPCO Filings, TPCO has not identified any material weaknesses in the design or operation of TPCO's internal control over financial reporting. Since December 31, 2021, there have been no material changes in TPCO's internal control over financial reporting. To the knowledge of TPCO, as of the date of this Agreement:

(a)

there is and has been no fraud, whether or not material, involving management or any other TPCO Employees who have a significant role in the internal control over financial reporting of TPCO. Since January 1, 2022, except as disclosed in Section (11) of the TPCO Disclosure Letter, TPCO has received no complaints, allegations, assertions or claims, whether written or oral, from any source regarding accounting or auditing practices, procedures, methodologies or methods of TPCO or any of its Subsidiaries or their respective internal accounting controls or auditing matters; and

(b)

no independent auditor or accountant of a Subsidiary, or director, officer, member, employee, consultant or independent contractor of such Subsidiary, has identified or been made aware of fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of such Subsidiary.

(12)

Disclosure Controls and Procedures. Except as disclosed in the TPCO Filings, TPCO's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by TPCO in the reports or filings that it files or submits under the U.S. Exchange Act and other applicable Securities Laws, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission and such other applicable Securities Laws, and that all such information is accumulated and communicated to TPCO's management as appropriate to allow timely decisions regarding required disclosure and to make applicable certifications.

(13)

Books and Records; Disclosure. The financial books, records and accounts of TPCO and its Subsidiaries: (i) have been in all material respects maintained in accordance with applicable Laws and U.S. GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of TPCO and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the TPCO Financial Statements.

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(14)

Independent Auditors. TPCO's current auditors are independent with respect to TPCO within the meaning of the rules of professional conduct applicable to auditors in the U.S. and there has never been a "reportable event" (within the meaning of applicable Securities Laws) with the current or, to the best knowledge of TPCO, any predecessor auditors of TPCO, for the years ended December 31, 2021 and December 31, 2020.

(15)

Minute Books. The corporate minute books of TPCO and its Subsidiaries contain minutes of all meetings and resolutions of the TPCO Board and committees of the TPCO Board and the directors of each of its Subsidiaries, other than those portions of minutes of meetings reflecting discussions of the Transaction, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

(16)

No Undisclosed Liabilities. TPCO and its Subsidiaries have no outstanding indebtedness, liabilities or obligations in excess of $500,000, whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than (i) those specifically identified in the TPCO Financial Statements, (ii) incurred in the Ordinary Course since the date of the most recent TPCO Financial Statements, or (iii) incurred in connection with this Agreement.

(17)	No Material Change. Except as disclosed in Section (17) of the TPCO Disclosure Letter, since September 30, 2022:

(a)	TPCO and each of its Subsidiaries has conducted the TPCO Business only in the Ordinary Course, excluding matters relating to the proposed Transaction;

(b)

there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on TPCO;

(c)	there has not been any acquisition or sale by TPCO or its Subsidiaries of any material property or assets;

(d)

there has not been any incurrence, assumption or guarantee by TPCO or its Subsidiaries of any material debt for borrowed money, any creation or assumption by TPCO or its Subsidiaries of any Lien or any making by TPCO or its Subsidiaries of any material loan, advance or capital contribution to or investment in any other Person, except as disclosed in the TPCO Financial Statements;

(e)	there has been no dividend or distribution of any kind declared, paid or made by TPCO on any TPCO Shares;

(f)	TPCO has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding TPCO Shares;

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(g)

there has not been any increase in or modification of the compensation payable to or to become payable by TPCO or its Subsidiaries to any of their respective directors, officers, employees, independent contractors or consultants or any grant to any such director, officer, employee, independent contractor or consultant of any increase in severance, change in control or termination pay or any increase or modification of any Employee Plans of TPCO (including the granting of TPCO RSUs, TPCO PSUs, or TPCO Stock Options) made to, for or with any of such directors, officers, employees, independent contractors or consultants; and

(h)

TPCO has not, and its Subsidiaries have not, removed any auditor or removed or appointed any director or terminated or appointed any senior officer, other than as disclosed in the TPCO Filings or previously disclosed to Gold Flora.

(18)

Litigation. Except as disclosed in Section (18) of the TPCO Disclosure Letter, there is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, audit, indictment or investigation that is pending or has been commenced or, to the knowledge of TPCO, is threatened affecting TPCO or its Subsidiaries or affecting any of their property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to TPCO or its Subsidiaries, has or could reasonably be expected to result in liability to TPCO or its Subsidiaries in excess of $500,000 or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction. Neither TPCO, its Subsidiaries nor any of their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to TPCO and its Subsidiaries on a consolidated basis or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction.

(19)	Taxes.

(a)

TPCO and each of its Subsidiaries has duly and timely filed all material income and other Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Entities. TPCO and each of its Subsidiaries has reported all income and all other amounts and information required by applicable Law to be reported on such Tax Returns, and all such Tax Returns are true and correct in all material respects.

(b)

TPCO and each of its Subsidiaries has duly and timely paid all material Taxes, including all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Entity. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted in writing against TPCO or its Subsidiaries by any Tax authority.

(c)

TPCO and its Subsidiaries have provided adequate accruals in accordance with applicable accounting standards in its books and records and in the most recently published consolidated financial statements of TPCO for any Taxes of TPCO and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

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(d)	TPCO and each of its Subsidiaries has duly and timely collected all material Taxes required to be collected and has duly and timely paid and remitted the same to the appropriate Governmental Entity.

(e)

There are no proceedings, investigations, audits or claims now pending against TPCO or its Subsidiaries in respect of any Taxes and no Governmental Entity has asserted in writing, or to the knowledge of TPCO, has threatened to assert against TPCO or any of its Subsidiaries any deficiency or claim for Taxes or interest thereon or penalties in connection therewith. There are no matters under discussion, audit or appeal with any taxing authority relating to Taxes.

(f)

No written claim to TPCO or any of its Subsidiaries has been made by any Governmental Entity in a jurisdiction where TPCO and any of its Subsidiaries does not file Tax Returns that TPCO or any of its Subsidiaries is or may be subject to Tax by or in that jurisdiction.

(g)

Neither TPCO nor any of its Subsidiaries has been a party to any transaction or other arrangement to which subsection 247(2) or (3) of the Tax Act may reasonably be expected to apply, and TPCO and each of its Subsidiaries is in compliance in all material respects with all other applicable transfer pricing laws and regulations.

(h)

There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment, reassessment or collection of Taxes or the filing of any Tax Return, election, designation or similar filing relating to Taxes by, or any payment or remittance of Taxes or amounts on account of Taxes by, TPCO or any of its Subsidiaries, other than requests for automatic, six-month extensions. Neither TPCO nor any of its Subsidiaries is the beneficiary of time within which to file any Tax Return that is currently in effect, other than routine extensions obtained in the Ordinary Course.

(I)	There are no Liens for Taxes upon any property or assets of TPCO and its Subsidiaries (whether owned or leased), except Liens for current Taxes not yet due.

(j)

Neither TPCO nor any of its Subsidiaries is a party to any agreement, understanding or arrangement relating to allocating or sharing of Taxes and neither TPCO nor any of its Subsidiaries has any liability for Taxes of any other Person (other than TPCO and its Subsidiaries) (i) under section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-U.S. law), (ii) as a transferee or successor, or (iii) by contract (other than contracts entered into in the Ordinary Course the principal subject matter of which is not Taxes) or indemnity or otherwise.

(k)

TPCO and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any TPCO Employees and any non-resident Person, the amount of all material Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity.

(l)

TPCO is not and has never been a "controlled foreign corporation" within the meaning of Section 957 of the U.S. Tax Code or "passive foreign investment company" within the meaning of Section 1297 of the U.S. Tax Code.

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(m)	TPCO is currently classified as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the U.S. Tax Code.

(n)	There are no circumstances existing which could result in the application of section 17 or sections 78 to 80.04 of the Tax Act, or any equivalent provincial Law, to TPCO or any of its Subsidiaries.

(o)

Neither TPCO nor any of its Subsidiaries has requested, received or entered into any advance Tax rulings, advance pricing agreements or similar rulings or agreements or rulings with any Governmental Entity.

(p)

Neither TPCO nor any of its Subsidiaries has participated in any "reportable transaction" within the meaning of section 6707A(c) of the U.S. Tax Code or section 1.6011-4(b) of the U.S. Treasury Regulations.

(q)

Neither TPCO nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Effective Date as a result of any (i) change in method of accounting (or improper use of an accounting method) for a taxable period ending on or prior to the Merger Effective Date; (ii) "closing agreement" as described in section 7121 of the U.S. Tax Code (or any corresponding provision of state, local or non-U.S. Tax law) entered into on or prior to the Merger Effective Date, (iii) instalment sale or open transaction disposition made on or prior to the Merger Effective Date or (iv) prepaid amount received on or prior to the Merger Effective Date.

(r)

Neither TPCO nor any of its Subsidiaries has (i) elected to defer the payment of any "applicable employment taxes" (as defined in section 2302(d)(1) of the United States Coronavirus Aid, Relief and Economic Security Act (the "CARES Act")) pursuant to the CARES Act or (ii) claimed any "employee retention credit" pursuant to section 2301 of the CARES Act.

(s)	The representations contained in Section 2.19 (other than Section 2.19(3)) with respect to TPCO are incorporated herein and made a part hereof.

(t)

Neither TPCO nor any of its Subsidiaries is or has been a "United States real property holding corporation" (as defined in Section 897(c)(2) of the U.S. Tax Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the U.S. Tax Code.

(u)

TPCO and each of its Subsidiaries meet all eligibility requirements for, and are entitled to, all amounts applied for or received under or in connection with any support, plan, program or accommodation adopted or implemented by any Governmental Entity in response to the COVID-19 coronavirus pandemic, including any supports or programs adopted pursuant to Canada's COVID-19 Economic Response Plan or related measures, and any applications, declarations or other filings made with any Governmental Entity in connection therewith are complete and accurate in all material respects.

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(20)	Data Privacy and Security.

(a)

TPCO and each of its Subsidiaries complies, and has complied in all material respects, with all Privacy and Information Security Requirements. Neither TPCO nor any of its Subsidiaries have been notified in writing of, or is the subject of, any complaint, regulatory investigation or proceeding related to Processing of Personal Data by any Governmental Entity or payment card association, regarding any violations of any Privacy and Information Security Requirement by or with respect to TPCO or any of its Subsidiaries.

(b)

TPCO and each of its Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply with all Privacy and Information Security Requirements to protect Personal Data within its custody or control and requires the same of all vendors under contract with TPCO that Process Personal Data on its behalf. TPCO and each of its Subsidiaries have provided all requisite notices and obtained all required consents or otherwise identified legal basis for Personal Data, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the TPCO Business as currently conducted and in connection with the consummation of the transactions contemplated hereunder, except in each case, as would not be reasonably expected to have a Material Adverse Effect with respect to TPCO.

(c)

Neither TPCO nor any of its Subsidiaries, to TPCO's knowledge, has suffered a security breach with respect to any of the Personal Data and, to TPCO's knowledge, there has been no unauthorized or illegal use of or access to any Personal Data. Neither TPCO nor any of its Subsidiaries has notified, or been required to notify, any Person of any information security breach involving Personal Data. To TPCO's knowledge, TPCO Systems have had no material errors or defects, and/or if TPCO Systems have had any material errors or defects, such have been fully remedied and contain no code designed to disrupt, disable, harm, distort, or otherwise impede in any manner the legitimate operation of such TPCO Systems (including what are sometimes referred to as "viruses," "worms," "time bombs," or "back doors" or any other form of malware) that have not been removed or fully remedied. To TPCO's knowledge, neither it nor any of its Subsidiaries, have experienced any material disruption to, or material interruption in, the conduct of its business that effected the business for more than one calendar week, and attributable to a defect, bug, breakdown, ransomware event, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer Software or the TPCO Systems.

(21)	Title to Assets.

(a)

TPCO and/or its Subsidiaries (as applicable), pursuant to certain real property leases ("Leases") and subject to the Permitted Liens, have a good, valid and enforceable leasehold interest in the leased real property set out in Section (21)(a) of the TPCO Disclosure Letter (the "TPCO Leased Property"), and the TPCO Disclosure Letter describes the parties to each Lease, the date of each Lease and any amendments thereto, and the applicable Permitted Liens affecting each Lease. There are no agreements or amendments, oral or written, to which TPCO and/or its Subsidiaries are bound pertaining to any Lease, other than as set forth in the Leases and related Lease documents provided for Gold Flora's review. Other than Permitted Liens, to TPCO's knowledge, there are no other possessory or occupancy rights of TPCO or its Subsidiaries other than the Leases, and no third parties have any possessory or occupancy rights with respect to the TPCO Leased Property.

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(b)

TPCO and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, as applicable, all material personal property owned or leased by it, free and clear of any encumbrances, except for Permitted Liens.

(22)	Real Property.

(a)

Neither TPCO nor any of its Subsidiaries owns any real property. The TPCO Leased Property constitutes all of the interests in real property that are necessary for the conduct of each of the TPCO Business and/or the business of any of its Subsidiaries as currently conducted.

(b)	To the knowledge of TPCO:

(i)

neither TPCO and its Subsidiaries (as tenant under any Lease with respect to any TPCO Leased Property) nor the landlords under any Lease (with respect to any TPCO Leased Property) are in material breach of any applicable Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements affecting such TPCO Leased Property, except to the extent that any such breach would not be reasonably expected to have a Material Adverse Effect with respect to TPCO;

(ii)

neither TPCO and/or its Subsidiaries (as tenant under any Lease with respect to any TPCO Leased Property) nor any landlord under the Leases (with respect to any TPCO Leased Property) has received any written notice of (a) violation of any applicable Law from any Governmental Entity relating to any of the TPCO Leased Property or (b) any action to alter the zoning or zoning classification of any of the TPCO Leased Property, which has not been cured or resolved beyond any applicable appeal or protest period;

(iii)

other than the terms and conditions of the Regulatory Licenses and any building permits for active construction at any of the TPCO Leased Property, the TPCO Leased Property are zoned to permit the uses for which they are presently used without variances or conditional use permits. No applicable Law prohibits the use or operation of any of the TPCO Leased Property as currently used or operated, except to the extent that the same would not be reasonably expected to have a Material Adverse Effect with respect to TPCO;

(iv)

except as set forth in Section (22)(b)(iv) of the TPCO Disclosure Letter, all buildings, structures, additions and/or improvements situated on any of the TPCO Leased Property are located wholly within the boundaries of such TPCO Leased Property, are free of any material defect and comply with all Laws, covenants, restrictions, rights, easements, Liens and charges affecting the same and their use, in each case except as would not be reasonably expected to have a Material Adverse Effect with respect to TPCO; and

(v)	there are no material outstanding non-compliance orders, deficiency notices or other such notices relative to any of the TPCO Leased Properties.

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(c)

The TPCO Leased Properties are serviced by utilities (or well water with adequate septic systems, if any) having adequate capacities for the normal operations of TPCO's and/or its Subsidiaries' facilities that are currently growing marijuana in accordance with the Regulatory Licenses and the TPCO Business. The TPCO Leased Properties have enforceable rights of access to and from public streets or highways satisfactory, sufficient and adequate for the normal operations of the TPCO Business and, to the knowledge of TPCO, there is no fact or circumstance which exists which could result in the termination or restriction of such access.

(d)

To the knowledge of TPCO, no amounts are due and owing by TPCO or its Subsidiaries in respect of any of the TPCO Leased Properties to public utility, other than current accounts which are not in arrears. All amounts that are due for labour or materials supplied to or on behalf of TPCO and its Subsidiaries relating to the construction, alteration or repair of or on any of the TPCO Leased Properties have been paid in full or are not yet delinquent, and, to the knowledge of TPCO, no one has filed any construction, builders', mechanics' or similar Liens relating to the supply of work or materials to or on any of the TPCO Leased Properties with respect to amounts that are in arrears.

(e)

No material part of any of the TPCO Leased Properties has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given to TPCO or its Subsidiaries or, to the knowledge of TPCO, commenced nor, to the knowledge of TPCO, does any Person have any intent or proposal to give such notice or commence any such proceedings.

(f)	To the knowledge of TPCO:

(i)	the Leases are currently in good standing;

(ii)	TPCO and its Subsidiaries as tenant and the landlord have, as of the date hereof, complied in all material respects with their respective obligations under the Leases; and

(iii)

there exists no material claim of any kind for the breach of any Lease or right of set-off against TPCO and its Subsidiaries as tenant by the landlord or against the landlord by TPCO or any of its Subsidiaries as tenant as of the date hereof.

(g)

TPCO and its Subsidiaries as tenant are in actual possession of all of the TPCO Leased Property. TPCO and its Subsidiaries are not in arrears of rent required to be paid pursuant to the applicable Lease with respect to the TPCO Leased Property.

(h)

TPCO and its Subsidiaries as tenant have no right to extend, right of termination, option to purchase, or right of first refusal with respect to the TPCO Leased Property, except as set forth in the Leases.

(i)

Other than Permitted Liens or as identified in Section (22)(i) of the TPCO Disclosure Letter, and to the knowledge of TPCO, there exists no written mortgage, Lien, restriction, easement, encroachment, right-of-way, building use restriction, variance, reservation, pledge, security interests, conditional sales agreement, right of first refusal, right of first offer, option, charge of any nature, or encumbrance, or other agreement affecting the TPCO Leased Properties, or any agreement to cause, permit or suffer any of the foregoing in the future affecting the TPCO Leased Properties.

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(23)	TPCO Material Contracts. With respect to the TPCO Material Contracts:

(a)

Section (23)(a) of the TPCO Disclosure Letter includes a complete and accurate list of all TPCO Material Contracts to which TPCO or any of its Subsidiaries is a party and that are currently in force. TPCO has made available to Gold Flora for inspection true and complete copies of all such TPCO Material Contracts in the TPCO Data Room and/or the TPCO Filings, except for: [***]

(b)

Except as would not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to TPCO, all of the TPCO Material Contracts are in full force and effect, and TPCO or one of its Subsidiaries is entitled to all rights and benefits thereunder in accordance with the terms thereof. TPCO or its applicable Subsidiaries has not waived any rights under a TPCO Material Contract and no material default or breach exists in respect thereof on the part of TPCO or its applicable Subsidiaries, or, to the knowledge of TPCO, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such TPCO Material Contracts.

(c)

All of the TPCO Material Contracts are valid and binding obligations of TPCO or one of its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)

As at the date hereof, neither TPCO nor any of its Subsidiaries has received written notice that any party to a TPCO Material Contract intends to cancel, terminate or otherwise modify or not renew such TPCO Material Contract, and, to the knowledge of TPCO, no such action has been threatened.

(e)	All of the TPCO Material Contracts entered into comply with the Applicable California Laws in all material respects in force as of the date of this Agreement.

(f)	TPCO has made available to Gold Flora for inspection true and complete copies of all correspondence, documents and information related to paragraph (e) in the TPCO Data Room.

(24)	Authorizations.

(a)	Section (24)(a) of the TPCO Disclosure Letter sets forth all material Authorizations necessary for the conduct of the TPCO Business.

(b)

TPCO and its Subsidiaries have obtained and are in material compliance with all Regulatory Licenses, and have obtained and are in compliance in all material respects with all Authorizations required by applicable Laws that are required to conduct the TPCO Business as now being conducted.

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(c)	All Regulatory Licenses and material Authorizations of TPCO and its Subsidiaries are in full force and effect, and, to the knowledge of TPCO, no suspension or cancellation thereof has been threatened.

(d)

No Regulatory License or material Authorization of TPCO or any of its Subsidiaries will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

(e)

To the knowledge of TPCO, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or failure to be in compliance with such Authorizations as are necessary to conduct the TPCO Business as it is currently being conducted.

(f)

For greater certainty, but not in any way limiting what other items may be "material", the loss of any Regulatory License required to conduct the TPCO Business as of the date of this Agreement will be considered material for the purposes of the representations in this Section (24).

(25)	Environmental Matters. Except as disclosed in Section (25) of the TPCO Disclosure Letter:

(a)

TPCO and each of its Subsidiaries are, and for the prior five (5) years have been, in compliance with all Environmental Laws, including application for, possession of, maintaining and complying with all Authorizations required pursuant to applicable Environmental Laws. To the knowledge of TPCO, there are no facts, circumstances or conditions that would reasonably be expected to provide grounds for termination, revocation, failure to renew or adverse modification of any such Authorizations or any alleged violation of Environmental Laws.

(b)

Neither TPCO nor any of its Subsidiaries have received any order, request or written notice from any Person either alleging a violation of any Environmental Law or requiring that TPCO or any of its Subsidiaries carry out any work, incur any costs or assume any liabilities, related to a violation of or liability under Environmental Laws or to enter into any agreements with any Governmental Entity or other Person with respect to or pursuant to Environmental Laws. To the knowledge of TPCO, there are no facts, circumstances or conditions that would reasonably be expected to provide grounds for any such order, request or written notice.

(c)

To the knowledge of TPCO, there are no Hazardous Substances in violation of any Environmental Law or in amounts, concentrations or conditions that could reasonably be expected to result in liability under or related to any Environmental Law on, at, in, under or from any of the TPCO Leased Property (including the workplace environment) or to the knowledge of TPCO, any other real property formerly owned, leased or operated by TPCO or any of its Subsidiaries.

(d)	There are no pending claims or, to the knowledge of TPCO, threatened claims, against TPCO or any of its Subsidiaries arising out of any Environmental Laws.

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(e)

No TPCO Leased Property or any other real property formerly owned, operated or leased by TPCO or any of its Subsidiaries is listed on, or, to the knowledge of TPCO, has been proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, or any similar state list of properties that require investigation, remediation or monitoring due to the presence or suspected presence of Hazardous Substances.

(f)

TPCO has made available to Gold Flora copies of the assessments, reports, correspondence with Governmental Entities, and all other material environmental documents in TPCO's possession relating to compliance with or liabilities under applicable Environmental Laws and the environmental condition on, at, in, under or from any of the TPCO Leased Property (including the workplace environment) currently or formerly owned, leased or operated by TPCO or any of its Subsidiaries.

(26)	Compliance with Laws.

(a)

With the exception of the Federal Cannabis Laws, except as disclosed in Section (26) of the TPCO Disclosure Letter, TPCO and each of its Subsidiaries have complied with and are not in violation of any applicable Laws, except as would not reasonably be expected to result in a Material Adverse Effect to TPCO or which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction.

(b)

Neither TPCO nor any of its Subsidiaries has received any written notices or other written correspondence from any Governmental Entity (1) regarding any material violation (or any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any Law (other than Environmental Laws, which are addressed in Subsection (25)) or (2) of any circumstances that may have existed or currently exist which could lead to a loss, suspension or modification of, or a refusal to issue, any material Regulatory License or other material Authorization. To the knowledge of TPCO, no investigation, inspection, audit or other proceeding by any Governmental Entity involving allegations of any material violation of any Law (other than Environmental Laws, which are addressed in Subsection (25)) by TPCO or any of its Subsidiaries is threatened or contemplated.

(c)

 Neither TPCO, its Subsidiaries nor, to the knowledge of TPCO, any of their respective directors, executives, representatives, agents or TPCO Employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(d)

With the exception of the Federal Cannabis Laws, the operations of TPCO and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the anti-money laundering and anti-terrorism statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any Governmental Entity involving TPCO or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of TPCO, threatened.

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(27)

OFAC. Neither TPCO nor any of its Subsidiaries nor, to the knowledge of TPCO, any director, officer, agent, TPCO Employee, affiliate or other Person acting on behalf of TPCO or any of its Subsidiaries, is currently the subject or target of any United States sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and TPCO has not lent, contributed or otherwise made available, directly or indirectly, any funds to any Subsidiary or other Person or entity, for the purpose of financing the activities of any Person which, to the knowledge of TPCO, is currently subject to any United States sanctions administered by OFAC.

(28)	Employment & Labour Matters. Except as disclosed in Section (28) of the TPCO Disclosure Letter:

(a)	Neither TPCO nor any of its Subsidiaries are:

(I)

party to any Contract providing for termination notice, payment in lieu of termination notice, change of control payments or severance payments to, or any employment or consulting agreement with, any current or former director, officer, consultant, independent contractor of TPCO or its Subsidiaries or TPCO Employee other than such arising from any applicable Law. True and complete copies of any employment agreements, contracts of engagement or services agreements for the TPCO Key Employees, consultants or independent contractors that provide material services to TPCO or any of its Subsidiaries at an annual cost to TPCO in excess of $200,000 have been posted to the TPCO Data Room; and

(ii)

party to or otherwise bound by any collective agreement or relationship with any labour union or trade association or other employee organization or subject to any application for certification nor, to the knowledge of TPCO, subject to any attempted or threatened union-organizing campaigns for employees not covered under a collective agreement nor are there any current or, to the knowledge of TPCO, pending or threatened strikes or lockouts at TPCO or its Subsidiaries, nor pending or threatened allegations of unfair labour practices.

(b)

Except as disclosed in Section 28(b) of the TPCO Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Transaction will not result in the automatic acceleration of the time of payment or vesting of entitlements otherwise available under any Employee Plan of TPCO or any of its Subsidiaries or in any exit bonus or change in control payment or any payments for share appreciation or similar rights, any severance or bonus plan or payment, or any similar payment to its or their current or former TPCO Employees, consultants or independent contractors.

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(c)

TPCO and each of its Subsidiaries has been for the immediate past four (4) years and is now in compliance, in all material respects, with all terms and conditions of employment, with respect to employment and labour Laws, including, without limitation, any Laws relating to employment and labour standards, wages, hours of work, overtime, vacation, holidays, business expenses, equal opportunity, employee privacy, background checks, immigration, equal pay, pay equity, payroll record laws, human rights, civil rights, unfair labour practices, employment discrimination, harassment, hostile work environment, sexual harassment, retaliation, whistleblower, accommodations, accessibility, occupational health and safety and workers compensation, or any other employment related matter arising under the applicable Laws, and there are no current, or, to the knowledge of TPCO, pending or threatened proceedings (including actions, claims, suits, complaints, grievances, arbitration, regulatory investigations, appeals, orders, and applications) before any court, tribunal, Governmental Entity or labour arbitrator in connection with the employment of any current or former TPCO Employees, consultants, independent contractors or applicants of TPCO or any of its Subsidiaries, including, without limitation, any pending or threatened proceedings relating to employment or labour standards, wages, hours of work, overtime, vacation, holidays, business expenses, equal opportunity, employee privacy, background checks, immigration, equal pay, pay equity, human rights, unfair labour practices, employment discrimination, harassment, sexual harassment, retaliation, equal pay, occupational health and safety and workers compensation, or any other employment related matter arising under applicable Laws, or involving any Employee Plans of TPCO and its Subsidiaries (other than routine claims for benefits).

(d)

TPCO and its Subsidiaries have been for the immediate past four (4) years, in compliance with all applicable Laws concerning the payment and withholding of employment benefits, pension, employment insurance, social security and other payroll Taxes and deductions, and (i) are not liable for any arrears of wages, compensation, Taxes, remittances, penalties or other sums and (ii) have for the last year paid in full to all current and former TPCO Employees, consultants or independent contractors providing services to TPCO or its Subsidiaries all wages, salaries, commissions, bonuses, and other compensation that has become due and payable to such TPCO Employees. To TPCO's knowledge, neither TPCO nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to workers compensation, unemployment compensation benefits or social security benefits for current or former TPCO Employees, consultants or independent contractors.

(e)

To the knowledge of TPCO, no executive, supervisor or manager of TPCO or its Subsidiaries (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement with any other Person besides TPCO or its Subsidiaries which would materially impede the business, be material to the performance of such employee's employment duties, or the ability of TPCO and any of its Subsidiaries, or Gold Flora and any of its Subsidiaries to conduct the business.

(f)

There are no outstanding assessments, penalties, fines, Liens, charges, surcharges or other amounts due or owing pursuant to any California state or provincial workers' compensation statute or regulation, and neither TPCO nor any of its Subsidiaries has been reassessed under such statute or regulation during the immediate past three (3) years and, to the knowledge of TPCO, no audit of TPCO or any its Subsidiaries is currently being performed pursuant to any California state or provincial workers' compensation statute or regulation, and, to the knowledge of TPCO, there are no claims or potential claims which may adversely affect TPCO's or any of its Subsidiaries' accident cost experience in respect of the business.

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(g)

Section (28)(g) of the TPCO Disclosure Letter contains a correct and complete list of each TPCO Employee with an annual base salary in excess of $100,000, whether actively at work or not, and each consultant or independent contractor performing services for TPCO or any of its Subsidiaries with an annual compensation in excess of $100,000, indicating their current salaries, wage rates, current and three (3) years' historical commissions and consulting fees, current and three (3) years' historical bonus, commission and/or incentive compensation arrangements, benefits, positions, age, annual vacation entitlement, current accrued unused vacation, current accrued unused sick leave, status as full-time or part-time employees, consultants or independent contractors, location of employment, whether on an approved leave of absence and the estimated return date, cumulative length of service with TPCO and its Subsidiaries, as applicable, whether they are subject to a written employment contract and whether they are authorized to work in the United States pursuant to a visa and if so what type of visa.

(h)

(a)    All TPCO Employees classified as exempt by TPCO or its Subsidiaries under the Fair Labor Standards Act, Ontario Employment Standards Act 2000 and applicable state or provincial wage and hour laws are properly classified in all material respects.

(i)

Each independent contractor/consultant who is disclosed in Section (28)(i) of TPCO Disclosure Letter has been properly classified by TPCO and its Subsidiaries as an independent contractor under applicable federal and state or applicable provincial wage and hour laws and neither TPCO nor any of its Subsidiaries has received any notice from any Governmental Entity or other person disputing such classification.

(j)

Section (28)(j) of the TPCO Disclosure Letter lists all Employee Plans of TPCO and its Subsidiaries. TPCO has made available to Gold Flora true, correct and complete copies of all such Employee Plans as amended.

(k)	No Employee Plan of TPCO or any of its Subsidiaries contains or has ever contained a "defined benefit provision" as such term is defined in subsection 147.1 of the Tax Act.

(l)

Neither TPCO, any of its Subsidiaries, nor any of its ERISA Affiliates sponsors, maintains, contributes to, or has, at any time during the preceding six (6) years, been obligated to contribute to, or has any current or contingent liability or obligation with respect to or under: (i) any "multiemployer plan," as such term is defined in Section 3(37) of ERISA; or (ii) any "defined benefit plan" as such term is defined in Section 3(35) of ERISA or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the U.S. Tax Code. No Employee Plan of TPCO or any of its Subsidiaries is a "multiple employer plan" within the meaning of Section 413(c) of the U.S. Tax Code or Section 210 of ERISA, or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

(m)

All Employee Plans of TPCO and its Subsidiaries are and have been established, registered, funded and administered in all material respects: (x) in accordance with applicable Laws and (y) in accordance with their terms. To the knowledge of TPCO, no fact or circumstance exists which could adversely affect the qualified status of any such Employee Plan that is intended to be qualified.

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(n)

No Employee Plan of TPCO or any of its Subsidiaries provides, and neither TPCO nor any of its Subsidiaries has any obligation to provide or make available, any post-termination, post-ownership or post-employment health, life insurance or other welfare benefits, except as required by applicable Law for which the covered Person pays the full cost of coverage. Neither TPCO nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under or with respect to the reporting requirements under Sections 6055 and 6056 of the U.S. Tax Code, as applicable, or Section 4980B, 4980D or 4980H of the U.S. Tax Code.

(o)

Except as set forth in Section (28)(o) of the TPCO Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that could be non-deductible to the payor (in whole or in part) under Section 280G of the U.S. Tax Code or constitute an excess parachute payment under Section 280G of the U.S. Tax Code and/or result in an excise tax pursuant to Section 4999 of the U.S. Tax Code.

(p)

Each Employee Plan of TPCO or any of its Subsidiaries that is a "nonqualified deferred compensation plan" subject to Section 409A of the U.S. Tax Code complies with and has been maintained in accordance with the requirements of Section 409A of the U.S. Tax Code and the Treasury Regulations promulgated thereunder in all material respects, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the U.S. Tax Code.

(q)	No Employee Plan of TPCO or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the U.S. Tax Code, or otherwise.

(r)

All contributions, premiums or Taxes required to be made or paid by TPCO or any of its Subsidiaries under the terms of each Employee Plan of TPCO and its Subsidiaries or by applicable Laws have been made in a timely fashion.

(s)

TPCO has complied with the WARN Act and similar state and local law, and it has no plans to undertake any action before the Merger Effective Date that would trigger any obligations under the WARN Act or similar state or local law. TPCO has not had any plant closings or mass layoffs as described or defined under the WARN Act or any similar state or local law since February 21, 2022.

(29)	Intellectual Property.

(a)	Except as set forth in Section (29)(a) of the TPCO Disclosure Letter:

(i)

the TPCO Intellectual Property Rights constitute all Intellectual Property rights that are material to the conduct of the TPCO Business, as currently conducted and as currently contemplated to be conducted;

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(ii)

TPCO and its Subsidiaries are the sole and exclusive legal and beneficial owners of all right, title and interest in and to TPCO Owned Intellectual Property Rights, free and clear of all Liens except Permitted Liens;

(iii)

TPCO and its Subsidiaries have the right to use TPCO Licensed Intellectual Property Rights pursuant to valid and written license agreements and are not in breach of such license agreements, and TPCO and its Subsidiaries had the power and authority to enter into each such license agreement;

(iv)

all TPCO Owned Intellectual Property Rights are valid and enforceable and there have been no claims made or, to the knowledge of TPCO, threatened, alleging the invalidity, misuse or unenforceability of any of TPCO Owned Intellectual Property Rights;

(v)

there are no inter partes proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world), whether settled, pending or threatened, related to any TPCO Owned Intellectual Property Rights, and, to the knowledge of TPCO, there are no inter partes proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any TPCO Licensed Intellectual Property Rights;

(vi)

the operation of the TPCO Business, as currently conducted and as currently contemplated to be conducted, including the manufacture, marketing, distribution, use and sale of the products and services of TPCO and its Subsidiaries, and the use and exploitation of TPCO Owned Intellectual Property Rights, to the knowledge of TPCO, do not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party;

(vii)	TPCO has disclosed all material facts regarding known third-party uses and disputes regarding TPCO Intellectual Property Rights; and

(viii)	to the knowledge of TPCO, no third party is infringing upon, misappropriating or otherwise violating TPCO Owned Intellectual Property Rights.

(b)

 Section (29)(b) of the TPCO Disclosure Letter sets forth an accurate and complete list of all TPCO Owned Intellectual Property Rights: (i) that is the subject of any application or registration with any Governmental Entity, including any registered or applied for trademarks, trade names, service marks, domain names and patents; or (ii) that is unregistered but material to the TPCO Business.

(c)

Section (29)(c) of the TPCO Disclosure Letter sets forth an accurate and complete list of each assignment, license, covenant, consent to use agreements, settlements, releases, permissions or other Contract (including any right to receive any royalty or other consideration), whether written or oral, related to any TPCO Owned Intellectual Property Rights. TPCO and each Subsidiary had the power and authority to assign, transfer, license, distribute or otherwise grant any such right and each such assignment, license, covenant, consent to use agreements, settlements, releases, permissions or other Contract is legal, valid and binding on the parties thereto. To the knowledge of TPCO, neither TPCO or its Subsidiaries nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate (including any non-renewal of), any such agreement. Other than as disclosed, there are no outstanding options, licenses, agreements, claims, Liens or shared ownership interests of any kind relating to the TPCO Owned Intellectual Property Rights.

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(d)

Section (29)(d) of the TPCO Disclosure Letter sets forth an accurate and complete list of (i) each item of TPCO Licensed Intellectual Property Rights and the license or agreement pursuant to which TPCO and its Subsidiaries obtained rights to such TPCO Licensed Intellectual Property Rights (excluding any commercially-available, off-the-shelf Software programs that are licensed by TPCO pursuant to "shrink wrap" licenses, the total fees associated with which are less than $250,000). TPCO and each Subsidiary had the power and authority to enter into each such license or agreement, and each such license or agreement is legal, valid and binding on the parties thereto. To the knowledge of TPCO, each such license or agreement is valid and binding on TPCO or its Subsidiaries in accordance with its terms and is in full force and effect, and, to the knowledge of TPCO, neither TPCO nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such agreement.

(e)

Neither the execution and delivery or effectiveness of this Agreement nor the performance of TPCO's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any TPCO Intellectual Property Rights, or impair the right of the Continued Corporation to use, possess, sell or license any TPCO Intellectual Property Rights or portion thereof.

(f)

TPCO and its Subsidiaries have taken commercially reasonable steps to maintain their rights to TPCO Intellectual Property Rights and to protect and preserve the confidentiality of, and their exclusive right to use, all of their trade secrets and material confidential information and know-how, including having (i) caused each of its employees and all other Persons who have contributed to the creation or development of any material TPCO Intellectual Property Rights on behalf of TPCO or its Subsidiaries to execute valid and enforceable agreements irrevocably and unconditionally assigning such Intellectual Property rights to TPCO and its Subsidiaries, or ensuring that all such material Intellectual Property is owned solely by TPCO or its Subsidiaries by operation of law, and no current or former shareholder, member, officer, director, manager, employee, consultant or contractor of TPCO or its Subsidiaries has any right, title or interest in any TPCO Owned Intellectual Property Rights and (ii) disclosed such confidential information only to such of its employees, contractors and other Persons with a need to know the same in connection with their performance of services for TPCO or its Subsidiaries and pursuant to an executed written confidentiality agreement. To the knowledge of TPCO, no material trade secrets, information or know-how have been improperly used or accessed by, or disclosed (other than under obligations of confidentiality) to, any other Person.

(30)

Licenses. True and complete copies of the most recent renewal paperwork submitted to the Regulator (including all schedules and attachments) related to the material Regulatory Licenses have been made available to Gold Flora and its representatives.

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(31)

Related Party Transactions. With the exception of this Agreement and any contracts related to TPCO RSUs, TPCO PSUs, TPCO Stock Options and TPCO Warrants and employment agreements included in the TPCO Data Room (collectively, "Related Party Agreements") and as disclosed in Section (31) of the TPCO Disclosure Letter and/or the TPCO Filings, there are no Contracts or other transactions currently in place between TPCO or any of its Subsidiaries, on the one hand, and: (i) any current or former officer or director of TPCO or any of its Subsidiaries; and (ii) any affiliate or associate of any such officer or director.

(32)

Brokers. Other than as disclosed in Section (32) of the TPCO Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of TPCO or any of its Subsidiaries.

(33)

Competition. Neither the aggregate value of the assets in Canada that are owned by TPCO or by entities controlled by TPCO nor the gross revenues from sales in or from Canada generated from such assets exceed C$93 million, in either case as determined in accordance with the Competition Act (Canada) and the regulations promulgated thereunder.

(34)

Insurance. As of the date hereof, TPCO and each of its Subsidiaries have such policies of insurance as are included in the TPCO Data Room. All insurance maintained by TPCO and its Subsidiaries is in full force and effect from reputable and financially responsible third-party insurers against loss or damage by insurable hazards or risks on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses.

(35)

Research and Development. All product research and development activities, including quality assurance, quality control, testing, and research and analysis activities, conducted by TPCO and any of its Subsidiaries in connection with its business is being conducted and is contemplated to continue to be conducted in all material respects in accordance with applicable regulations and requirements and best industry practices and in compliance with all industry, laboratory safety, management and training standards and any Good Laboratory Practice standards and regulations applicable to the TPCO Business, all such processes, procedures and practices, required in connection with such activities are in place as necessary and are being complied with, in all material respects.

(36)

No "Collateral Benefit". Except as disclosed in Section (36) of the TPCO Disclosure Letter, no Person shall receive a "collateral benefit" (within the meaning of MI 61-101) from TPCO or its affiliates as a consequence of the Transaction.

(37)

Banks; Powers of Attorney. Section (37) of the TPCO Disclosure Letter lists, as of the date of this Agreement, the names and locations of all banks in which TPCO and each of its Subsidiaries has accounts or safe deposit boxes, the name of TPCO or the applicable Subsidiary and the names of all Persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of TPCO or any of its Subsidiaries.

(38)

Products and Inventories. The Inventories of TPCO: (i) are of a quality in conformity in all material respects with the warranties given by TPCO or any of its Subsidiaries pursuant to supply Contracts or any other Contracts to which they are a party, (ii) are of a quality in conformity in all material respects with industry standards, (iii) are not subject to a voluntary recall by TPCO or any of its Subsidiaries, by the manufacturer or distributor of the Inventories or any Governmental Entity, and to TPCO's knowledge, there is no threat of any such recall, (iv) with respect to the portion of the Inventories consisting of edible cannabis products, are Saleable, (v) with respect to the portion of the Inventories consisting of raw materials and work-in-progress, is of a quality usable in the production of finished products, and (vi) since January 1, 2022, have been manufactured and produced in accordance, in all material respects, with, and meet all material requirements of, applicable Law (other than Federal Cannabis Laws), and meet the material specifications in all Contracts, with customers of TPCO or any of its Subsidiaries relating to the sale of such products, in each case, except to the extent written off or written down to fair market value or for which adequate reserves have been established. All such Inventories are owned by TPCO free and clear of all Liens other than Permitted Liens, and no such Inventories are held on a consignment basis from others. The level of Inventories is consistent with the level of inventories that has been maintained in the operation of the TPCO Business prior to the date hereof in accordance with the operation of the TPCO Business in the Ordinary Course. Without limiting the generality of this Section (38), all products previously or currently produced, distributed or sold by, and all services provided by, TPCO or any of its Subsidiaries have been produced, packaged, labeled, advertised, distributed and sold (or in the cases of services, provided) in accordance with and meet all material requirements of, applicable Law (other than Federal Cannabis Laws), in all material respects, and meet the material specifications in all Contracts with customers of TPCO or any of its Subsidiaries relating to the sale of such products in the Ordinary Course, (x) there have been no material claims against TPCO or any of its Subsidiaries pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products, and (y) there have been no recalls regarding any of the products produced, distributed or sold by TPCO or any of its Subsidiaries, and, to TPCO's knowledge, there are no grounds for any such recall.

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SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF GOLD FLORA

(1)	Fairness Opinion and Directors' Approvals. As of the date hereof:

(a)

the Gold Flora Financial Advisor has delivered an oral opinion to the Gold Flora Board, which opinion has not been modified, amended, qualified or withdrawn, to the effect that, as of the date hereof, and subject to the assumptions, qualifications and limitations set out therein, the Gold Flora Consideration to be received under the Merger is fair, from a financial point of view, to the Gold Flora Members and holders of Gold Flora Debentures; and

(b)

the Gold Flora Board has unanimously (i) determined that the Transaction is in the best interests of Gold Flora and is fair, from a financial point of view, to the Gold Flora Members, (ii) resolved to recommend to the Gold Flora Members that they vote in favour of the Gold Flora Merger Resolution and (iii) approved the Transaction pursuant to the Merger and the execution and performance of this Agreement.

(2)

Organization and Qualification. Gold Flora and each of its Subsidiaries is a company duly incorporated or continued or an entity duly created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. With the exception of the Federal Cannabis Laws, each Subsidiary has all necessary corporate power and capacity to own its respective property and assets as now owned and to carry on its respective business as it is now being conducted. With the exception of Federal Cannabis Laws, Gold Flora and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary.

(3)

Authority Relative to this Agreement. Gold Flora has all necessary corporate power and capacity to enter into this Agreement and all other agreements and instruments to be executed by Gold Flora as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by Gold Flora and the performance by Gold Flora of its obligations under this Agreement have been duly authorized by the Gold Flora Board and, except for obtaining the Gold Flora Required Approvals, the Interim Order and the Final Order in the manner contemplated herein, no other corporate proceedings on its part are necessary to authorize this Agreement or the Transaction (including the Gold Flora Reorganization), other than the approval of the Gold Flora Board. This Agreement has been duly executed by a duly authorized officer of Gold Flora and delivered by Gold Flora, and constitutes a legal, valid and binding obligation of Gold Flora, enforceable against Gold Flora in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

D-1

(4)

No Violation. Except for the Authorizations contemplated under Section 4.5, the Gold Flora Required Approval, the Interim Order and the Final Order, neither the authorization, execution and delivery of this Agreement by Gold Flora nor the completion of the transactions contemplated by this Agreement or the Transaction, nor the performance of its obligations hereunder or thereunder, nor compliance by Gold Flora with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(a)	its Constating Documents;

(b)	except as set forth in Section (4)(b) of the Gold Flora Disclosure Letter, an Authorization or Material Contract to which:

(i)	Gold Flora or any of its Subsidiaries is a party; or

(ii)	Gold Flora's or any of its Subsidiaries' properties or assets are bound; or

(c)	any Laws, regulation, order, judgment or decree applicable to Gold Flora or any of its Subsidiaries or any of their respective properties or assets;

except in the case of (c) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Gold Flora.

(5)

Governmental Approvals. The execution, delivery and performance by Gold Flora of this Agreement and the consummation by Gold Flora of the Transaction requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) compliance with any applicable Securities Laws; (iv) receipt of the Key Authorizations; and (v) any actions, filings or notifications the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Gold Flora.

(6)	Capitalization.

(a)	The authorized capital structure of Gold Flora consists of Class A Units, Class B Units, Class C Units, Class D Units, Class E Units, Class F Units and Profits Interests.

(b)

As of the close of business on day before date of this Agreement, Gold Flora has nil Class A Units, 44,000,000 Class B Units, 13,571,863 Class C Units, nil Class D Units, nil Class E Units, nil Class F Units and 4,511,588 Profits Interests.

(c)

Except as disclosed in Section (6)(c) of the Gold Flora Disclosure Letter, there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Gold Flora of any securities of Gold Flora (including Gold Flora Membership Units), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Gold Flora (including Gold Flora Membership Units) or its Subsidiaries.

(d)

All outstanding Gold Flora Membership Units have been duly authorized and validly issued, are fully paid and non-assessable, have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Gold Flora have been issued in compliance with all applicable Laws and Securities Laws.

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(e)

There are no securities of Gold Flora or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Gold Flora Membership Units on any matter. Except as set forth in Section (6)(e) of the Gold Flora Disclosure Letter, there are no outstanding contractual or other obligations of Gold Flora or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Gold Flora or any of its Subsidiaries having the right to vote with the holders of the outstanding Gold Flora Membership Units on any matters.

(f)

Except as disclosed in Section (6)(f) of the Gold Flora Disclosure Letter, no earnout is currently payable to any person and there are no circumstances which exist as of the date hereof that would reasonably be expected to entitle any Person to any earnout payment thereunder. Without limiting the generality of the foregoing, no party to the [***] has commenced or threatened any proceedings or made any assertion or claim with respect to the [***] or such party's entitlement to an earnout payment thereunder.

(7)

Ownership of Subsidiaries. Section (7) of the Gold Flora Disclosure Letter includes complete and accurate lists of all Subsidiaries owned, directly or indirectly, by Gold Flora. All of the issued and outstanding shares and other ownership interests in the Subsidiaries of Gold Flora are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable. All of the shares and other ownership interests of the Subsidiaries held directly or indirectly by Gold Flora are legally and beneficially owned free and clear of all Liens (other than Permitted Liens), and there are no outstanding options, profit interests, warrants, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) or outstanding or other obligations of Gold Flora or any of its Subsidiaries regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares or other ownership interests of any of the Subsidiaries of Gold Flora, except as disclosed in Section (7) of the Gold Flora Disclosure Letter. Except as disclosed in Section (7) of the Gold Flora Disclosure Letter, there are no Contracts, commitments, understandings or restrictions which require any Subsidiaries of Gold Flora to issue, sell or deliver any shares or other ownership interests, profit interests or any securities or obligations convertible into or exchangeable for, any shares or other ownership interests. Except as disclosed in Section (7) of the Gold Flora Disclosure Letter, Gold Flora, directly or indirectly through any of its Subsidiaries or otherwise, does not own any equity interest of any kind in any other Person.

(8)

Financial Statements. The consolidated annual audited financial statements of Gold Flora as at and for the fiscal years ended December 31, 2021 and December 31, 2020 (including the notes thereto), the consolidated interim unaudited financial statements of Gold Flora as at and for the nine-month periods ended September 30, 2022 and September 30, 2021 and annual audited financial statements of Captain Kirk Services Inc. as at and for the fiscal years ended December 31, 2021 and December 31, 2020 (including the notes thereto) provided in the Gold Flora Data Room (collectively, the "Gold Flora Current Financial Statements") were prepared in accordance with U.S. GAAP consistently applied (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Gold Flora's independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of Gold Flora for the dates and periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments). There has been no material change in Gold Flora's accounting policies, except as described in the Gold Flora Financial Statements, since September 30, 2022.

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(9)

Internal Controls over Financial Reporting. Gold Flora maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable Securities Laws and U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of Gold Flora, as of the date of this Agreement:

(a)

there are no material weaknesses in, the internal controls over financial reporting of Gold Flora that could reasonably be expected to adversely affect Gold Flora's ability to record, process, summarize and report financial information;

(b)

there is and has been no fraud, whether or not material, involving management or any other Gold Flora Employees who have a significant role in the internal control over financial reporting of Gold Flora. Since January 1, 2022, Gold Flora has received no complaints, allegations, assertions or claims, whether written or oral, from any source regarding accounting or auditing practices, procedures, methodologies or methods of Gold Flora or any of its Subsidiaries or their respective internal accounting controls or auditing matters; and

(c)

no independent auditor or accountant of a Subsidiary, or director, officer, member, employee, consultant or independent contractor of such Subsidiary, has identified or been made aware of fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of such Subsidiary.

(10)

Books and Records; Disclosure. The financial books, records and accounts of Gold Flora and its Subsidiaries: (i) have been in all material respects maintained in accordance with applicable Laws and U.S. GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of Gold Flora and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the Gold Flora Financial Statements.

(11)

Independent Auditors. Gold Flora's current auditors are independent with respect to Gold Flora within the meaning of the rules of professional conduct applicable to auditors in the U.S. and there has never been a "reportable event" with the current or, to the best knowledge of Gold Flora, any predecessor auditors of Gold Flora, for the years ended December 31, 2021, and December 31, 2020.

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(12)

Minute Books. The corporate minute books of Gold Flora and its Subsidiaries contain minutes of all meetings and resolutions of the Gold Flora Board and committees of the Gold Flora Board, other than those portions of minutes of meetings reflecting discussions of the Transaction, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

(13)

No Undisclosed Liabilities. Gold Flora and its Subsidiaries have no material outstanding indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than (i) those specifically identified in the Gold Flora Financial Statements, (ii) incurred in the Ordinary Course since the date of the most recent Gold Flora Financial Statements, or (iii) incurred in connection with this Agreement.

(14)	No Material Change. Except as disclosed in Section (14) of the Gold Flora Disclosure Letter, since September 30, 2022:

(a)	Gold Flora and each of its Subsidiaries has conducted Gold Flora Business only in the Ordinary Course, excluding matters relating to the proposed Transaction;

(b)

there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on Gold Flora;

(c)	there has not been any acquisition or sale by Gold Flora or its Subsidiaries of any material property or assets;

(d)

there has not been any incurrence, assumption or guarantee by Gold Flora or its Subsidiaries of any material debt for borrowed money, any creation or assumption by Gold Flora or its Subsidiaries of any Lien or any making by Gold Flora or its Subsidiaries of any material loan, advance or capital contribution to or investment in any other Person, except as disclosed in the Gold Flora Financial Statements;

(e)	there has been no dividend or distribution of any kind declared, paid or made by Gold Flora on any Gold Flora Membership Units;

(f)	Gold Flora has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Gold Flora Membership Units;

(g)

there has not been any increase in or modification of the compensation payable to or to become payable by Gold Flora or its Subsidiaries to any of their respective directors, officers, employees, independent contractors or consultants or any grant to any such director, officer, employee, independent contractor or consultant of any increase in severance, change in control or termination pay or any increase or modification of any Employee Plans of Gold Flora made to, for or with any of such directors, officers, employees, independent contractors or consultants; and

(h)

Gold Flora has not, and its Subsidiaries have not, removed any auditor or removed or appointed any director or terminated or appointed any senior officer, other than as disclosed in the Gold Flora Data Room, the Gold Flora Disclosure Letter, or previously disclosed to TPCO.

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(15)

Litigation. Except as disclosed in Section (15) of the Gold Flora Disclosure Letter, there is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, audit, indictment or investigation that is pending or has been commenced or, to the knowledge of Gold Flora, is threatened affecting Gold Flora or its Subsidiaries or affecting any of their property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to Gold Flora or its Subsidiaries, has or could reasonably be expected to result in liability to Gold Flora or its Subsidiaries in excess of $500,000 or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction. Neither Gold Flora, its Subsidiaries nor any their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to Gold Flora and its Subsidiaries on a consolidated basis or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction.

(16)	Taxes.

(a)

Gold Flora and each of its Subsidiaries has duly and timely filed all material income and other Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Entities. Gold Flora and each of its Subsidiaries has reported all income and all other amounts and information required by applicable Law to be reported on such Tax Returns, and all such Tax Returns are true and correct in all material respects.

(b)

Gold Flora and each of its Subsidiaries has duly and timely paid all material Taxes, including all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Entity. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted in writing against Gold Flora or its Subsidiaries by any Tax authority.

(c)

Gold Flora and its Subsidiaries have provided adequate accruals in accordance with applicable accounting standards in its books and records and in the most recently published consolidated financial statements of Gold Flora for any Taxes of Gold Flora and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(d)

Gold Flora and each of its Subsidiaries has duly and timely collected all material Taxes required to be collected and has duly and timely paid and remitted the same to the appropriate Governmental Entity.

(e)

There are no proceedings, investigations, audits or claims now pending against Gold Flora or its Subsidiaries in respect of any Taxes and no Governmental Entity has asserted in writing, or to the knowledge of Gold Flora, has threatened to assert against Gold Flora or any of its Subsidiaries any deficiency or claim for Taxes or interest thereon or penalties in connection therewith. There are no matters under discussion, audit or appeal with any taxing authority relating to Taxes.

D-6

(f)

No written claim to Gold Flora or any of its Subsidiaries has been made by any Governmental Entity in a jurisdiction where Gold Flora or any of its Subsidiaries does not file Tax Returns that Gold Flora or any of its Subsidiaries is or may be subject to Tax by or in that jurisdiction.

(g)

There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment, reassessment or collection of Taxes or the filing of any Tax Return, election, designation or similar filing relating to Taxes by, or any payment or remittance of Taxes or amounts on accounts of Taxes by, Gold Flora or any of its Subsidiaries, other than requests for automatic, six-month extensions. Neither Gold Flora nor any of its Subsidiaries is the beneficiary of time within which to file any Tax Return that is currently in effect, other than routine extensions obtained in the Ordinary Course.

(h)	There are no Liens for Taxes upon any property or assets of Gold Flora and its Subsidiaries (whether owned or leased), except Liens for current Taxes not yet due.

(i)

Neither Gold Flora nor any of its Subsidiaries is a party to any agreement, understanding, or arrangement relating to allocating or sharing of Taxes and neither Gold Flora nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Gold Flora and its Subsidiaries) (i) under section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-U.S. law), (ii) as a transferee or successor, or (iii) by contract (other than contracts entered into in the Ordinary Course the principal subject matter of which is not Taxes) or indemnity or otherwise.

(j)

Gold Flora and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Gold Flora Employees and any non-resident Person, the amount of all material Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity.

(k)

Neither Gold Flora nor any of its Subsidiaries is or has ever been a "controlled foreign corporation" within the meaning of Section 957 of the U.S. Tax Code or "passive foreign investment company" within the meaning of Section 1297 of the U.S. Tax Code.

(l)

Neither Gold Flora nor any of its Subsidiaries has requested, received or entered into any advance Tax rulings, advance pricing agreements or similar rulings or agreements or rulings with any Governmental Entity.

(m)

Neither Gold Flora nor any of its Subsidiaries has participated in any "reportable transaction" within the meaning of section 6707A(c) of the U.S. Tax Code or section 1.6011-4(b) of the U.S. Treasury Regulations.

(n)

Neither Gold Flora nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Effective Date as a result of any (i) change in method of accounting (or improper use of an accounting method) for a taxable period ending on or prior to the Merger Effective Date; (ii) "closing agreement" as described in section 7121 of the U.S. Tax Code (or any corresponding provision of state, local or non-U.S. Tax law) entered into on or prior to the Merger Effective Date, (iii) instalment sale or open transaction disposition made on or prior to the Merger Effective Date or (iv) prepaid amount received on or prior to the Merger Effective Date.

D-7

(o)

Neither Gold Flora nor any of its Subsidiaries has (i) elected to defer the payment of any "applicable employment taxes" (as defined in section 2302(d)(1) of the CARES Act) pursuant to the CARES Act or (ii) claimed any "employee retention credit" pursuant to section 2301 of the CARES Act.

(p)	The representations contained in Section 2.19 (other than Section 2.19(3)) with respect to Gold Flora are incorporated herein and made a part hereof.

(q)

Neither Gold Flora nor any of its Subsidiaries is or has been a "United States real property holding corporation" (as defined in Section 897(c)(2) of the U.S. Tax Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the U.S. Tax Code.

(r)

Gold Flora is and has always been properly characterized and treated as a partnership for U.S. federal and relevant state income tax purposes. Section (16) of the Gold Flora Disclosure Letter lists each Subsidiary of Gold Flora and its U.S. federal income tax classification.

(17)	Data Privacy and Security.

(a)

Except as set forth in Section (17) of the Gold Flora Disclosure Letter, Gold Flora, each of its Subsidiaries, and any third party Processing Personal Data for or on behalf of Gold Flora or its Subsidiaries, complies and has complied in all material respects with all applicable Law imposing privacy and data security obligations. Neither Gold Flora nor any of its Subsidiaries have been notified in writing of, or is the subject of, any complaint, regulatory investigation or proceeding related to Processing of Personal Data by any Governmental Entity, Person, or payment card association, regarding any violations of any Privacy and Information Security Requirement by or with respect to Gold Flora or any of its Subsidiaries, and there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing. Gold Flora and each of its Subsidiaries do not transfer any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household to any third parties except to Gold Flora's and its Subsidiaries' vendors and service providers.

(b)

Gold Flora and each of its Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply with all Privacy and Information Security Requirements to protect Personal Data within its custody or control and requires the same of all vendors under contract with Gold Flora that Process Personal Data on its behalf. Gold Flora and each of its Subsidiaries maintain privacy policies in accordance with all applicable Law and have provided all requisite notices and obtained all required consents or otherwise identified legal basis for Personal Data, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the Processing (including international and onward transfer) of all Personal Data in connection with the Gold Flora Business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.

D-8

(c)

Neither Gold Flora nor any of its Subsidiaries, to Gold Flora's knowledge, has experienced a breach of security or other unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of Personal Data in Gold Flora's or its Subsidiaries' possession, custody, or control or that has caused or would reasonably be expected to cause a disruption to the conduct of the Gold Flora Business. Neither Gold Flora nor any of its Subsidiaries has notified, or been required under applicable Law to notify, any Person of any information security breach involving Personal Data. To Gold Flora's knowledge, Gold Flora Systems have had no material errors or defects, and/or if Gold Flora Systems have had any material errors or defects, such have been fully remedied and contain no code designed to disrupt, disable, harm, distort, or otherwise impede in any manner the legitimate operation of such Gold Flora Systems (including what are sometimes referred to as "viruses," "worms," "time bombs," or "back doors" or any other malware) that have not been removed or fully remedied. Neither Gold Flora nor any of its Subsidiaries have experienced any material disruption to, or material interruption in, the conduct of its business, and attributable to a defect, bug, breakdown, ransomware event, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer Software or the Gold Flora Systems.

(18)	Title to Assets.

(a)

Gold Flora and/or its Subsidiaries (as applicable) have good and marketable title to the owned real property set out in Section (18)(a) of the Gold Flora Disclosure Letter (the "Gold Flora Owned Property"), together with all buildings, improvements and fixtures thereon, all easements and other appurtenances and rights serving or benefiting the Gold Flora Owned Property, together with any rights, privileges or interests of Gold Flora and/or its Subsidiaries in any adjacent streets, rights-of-way or drainage areas serving the Gold Flora Owned Property, except for Permitted Liens.

(b)

Gold Flora and/or its Subsidiaries (as applicable), pursuant to certain Leases and subject to the Permitted Liens, have a good, valid and enforceable leasehold interest in the leased real property set out in Section (18)(b) of the Gold Flora Disclosure Letter (the "Gold Flora Leased Property" and together with the Gold Flora Owned Property, the "Gold Flora Properties"), which Gold Flora Disclosure Letter describes the parties to each Lease, the date of each Lease and any amendments thereto, and the applicable Permitted Liens affecting each Lease. There are no agreements or amendments, oral or written, to which Gold Flora and/or its Subsidiaries are bound pertaining to any Lease, other than as set forth in the Leases and related Lease documents provided for TPCO's review. Other than Permitted Liens, to Gold Flora's knowledge, there are no other possessory or occupancy rights of Gold Flora or its Subsidiaries other than the Leases, and no third parties have any possessory or occupancy rights with respect to Gold Flora Properties.

(c)

Gold Flora and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, as applicable, all material personal property owned or leased by it, free and clear of any encumbrances, except for Permitted Liens.

D-9

(19)	Real Property.

(a)

Section (18) of the Gold Flora Disclosure Letter lists, to the knowledge of Gold Flora, all Gold Flora Owned Property and sets forth the legal descriptions thereof. Except as disclosed in Section (19)(a) of the Gold Flora Disclosure Letter, to the knowledge of Gold Flora, there are no existing oral or written contracts, agreements, options, rights of first refusal, rights of first offer, Leases, licenses, or otherwise, to sell, transfer, lease, possess, occupy, use, or otherwise dispose of any Gold Flora Owned Property, or to purchase or acquire any Gold Flora Owned Property and, except as disclosed in Section (19)(a) of the Gold Flora Disclosure Letter, Gold Flora does not have knowledge of any circumstances which would result in any sale or disposal, whether by sale, lease or otherwise, of any of the Gold Flora Owned Property including power of sale, foreclosure, expropriation or judicial proceedings. Gold Flora Properties constitute all of the interests in real property that are necessary for the conduct of each of the Gold Flora Business and/or the business of any of its Subsidiaries as currently conducted.

(b)	To the knowledge of Gold Flora:

(i)

neither Gold Flora and its Subsidiaries (as owner of any Gold Flora Owned Property or tenant under any Lease with respect to any Gold Flora Leased Property) nor the landlords under any Lease (with respect to any Gold Flora Leased Property) are in material breach of any applicable Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements affecting such Gold Flora Properties, except to the extent that any such breach would not be reasonably expected to have a Material Adverse Effect with respect to Gold Flora;

(ii)

neither Gold Flora and/or its Subsidiaries (as owned of any Gold Flora Owned Property or tenant under any Lease with respect to any Gold Flora Leased Property) nor any landlord under the Leases (with respect to any Gold Flora Leased Property) has received any written notice of (a) violation of any applicable Law from any Governmental Entity relating to any of the Gold Flora Properties or (b) any action to alter the zoning or zoning classification of any of the Gold Flora Properties, which has not been cured or resolved beyond any applicable appeal or protest period;

(iii)

other than the terms and conditions of the Regulatory Licenses and any building permits for active construction at any of the Gold Flora Properties, the Gold Flora Properties are zoned to permit the uses for which they are presently used without variances or conditional use permits. No applicable Law prohibits, the use or operation of any of the Gold Flora Properties as currently used or operated, except to the extent that the same would not be reasonably expected to have a Material Adverse Effect with respect to Gold Flora;

(iv)

except as set forth in Section (19)(b)(iv) of the Gold Flora Disclosure Letter all buildings, structures, additions and/or improvements situated on any of the Gold Flora Properties are located wholly within the boundaries of such Gold Flora Property, are free of any material defect and comply with all Laws, covenants, restrictions, rights, easements, Liens and charges affecting the same and their use, in each case except as would not be reasonably expected to have a Material Adverse Effect with respect to Gold Flora; and

(v)	there are no material outstanding non-compliance orders, deficiency notices or other such notices relative to any of the Gold Flora Properties.

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(c)

Gold Flora Properties are serviced by utilities (or well water with adequate septic systems, if any) having adequate capacities for the normal operations of Gold Flora's and/or its Subsidiaries' facilities that are currently growing marijuana in accordance with the Regulatory Licenses and the Gold Flora Business. Gold Flora Properties have enforceable rights of access to and from public streets or highways satisfactory, sufficient and adequate for the normal operations of the Gold Flora Business and, to the knowledge of Gold Flora, there is no fact or circumstance which exists which could result in the termination or restriction of such access.

(d)

To the knowledge of Gold Flora, no amounts are due and owing by Gold Flora or its Subsidiaries in respect of any of the Gold Flora Properties to public utility, other than current accounts which are not in arrears. All amounts that are due for labour or materials supplied to or on behalf of Gold Flora and its Subsidiaries relating to the construction, alteration or repair of or on any of the Gold Flora Properties have been paid in full or are not yet delinquent, and, to the knowledge of Gold Flora, no one has filed any construction, builders', mechanics' or similar Liens relating to the supply of work or materials to or on any of the Gold Flora Properties with respect to amounts that are in arrears.

(e)

No material part of any of the Gold Flora Properties has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given to Gold Flora or its Subsidiaries or, to the knowledge of Gold Flora, commenced nor, to the knowledge of Gold Flora and its Subsidiaries, does any Person have any intent or proposal to give such notice or commence any such proceedings.

(f)	To the knowledge of Gold Flora:

(i)	the Leases are currently in good standing;

(ii)	Gold Flora and its Subsidiaries as tenant and the landlord have, as of the date hereof, complied in all material respects with their respective obligations under the Leases; and

(iii)

there exists no material claim of any kind for the breach of any Lease or right of set-off against Gold Flora and its Subsidiaries as tenant by the landlord or against the landlord by Gold Flora any of its Subsidiaries as tenant as of the date hereof.

(g)

Gold Flora and its Subsidiaries as tenant are in actual possession of all of the Gold Flora Leased Property. Gold Flora and its Subsidiaries are not in arrears of rent required to be paid pursuant to the applicable Lease with respect to the Gold Flora Leased Property.

(h)

Gold Flora and its Subsidiaries as tenant have no right to extend, right of termination, option to purchase, or right of first refusal with respect to the Gold Flora Leased Property, except as set forth in the Leases.

(i)

Other than Permitted Liens or as identified in Section (19)(i) of the Gold Flora Disclosure Letter, and to the knowledge of Gold Flora, there exists no written mortgage, Lien, restriction, easement, encroachment, right-of-way, building use restriction, variance, reservation, pledge, security interests, conditional sales agreement, right of first refusal, right of first offer, option, charge of any nature, or encumbrance, or other agreement affecting the Gold Flora Properties, or any agreement to cause, permit or suffer any of the foregoing in the future affecting the Gold Flora Properties.

D-11

(20)	Gold Flora Material Contracts. With respect to the Gold Flora Material Contracts:

(a)

Section (20)(a)of the Gold Flora Disclosure Letter includes a complete and accurate list of all Gold Flora Material Contracts to which Gold Flora or any of its Subsidiaries is a party and that are currently in force. Gold Flora has made available to TPCO for inspection true and complete copies of all such Gold Flora Material Contracts in the Gold Flora Data Room.

(b)

Except as would not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to Gold Flora, all of the Gold Flora Material Contracts are in full force and effect, and Gold Flora or one of its Subsidiaries is entitled to all rights and benefits thereunder in accordance with the terms thereof. Gold Flora or its applicable Subsidiaries has not waived any rights under a Gold Flora Material Contract and no material default or breach exists in respect thereof on the part of Gold Flora or its applicable Subsidiaries, or to the knowledge of Gold Flora, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Gold Flora Material Contracts.

(c)

All of the Gold Flora Material Contracts are valid and binding obligations of Gold Flora or one of its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)

As at the date hereof, neither Gold Flora nor any of its Subsidiaries has received written notice that any party to a Gold Flora Material Contract, intends to cancel, terminate or otherwise modify or not renew such Gold Flora Material Contract, and to the knowledge of Gold Flora, no such action has been threatened.

(e)	All of the Gold Flora Material Contracts entered into comply with the Applicable California Laws in all material respects in force as of the date of this Agreement.

(f)	Gold Flora has made available to TPCO for inspection true and complete copies of all correspondence, documents and information related to paragraph (e) in the Gold Flora Data Room.

(21)	Authorizations.

(a)	Section (21)(a) of the Gold Flora Disclosure Letter sets forth all material Authorizations necessary for the conduct of Gold Flora Business.

(b)

Gold Flora and its Subsidiaries have obtained and are in material compliance with all Regulatory Licenses, and have obtained and are in compliance in all material respects with all Authorizations required by applicable Laws that are required to conduct Gold Flora Business as now being conducted.

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(c)

All Regulatory Licenses and material Authorizations of Gold Flora and its Subsidiaries are in full force and effect, and, to the knowledge of Gold Flora, no suspension or cancellation thereof has been threatened.

(d)

No Regulatory License or material Authorizations of Gold Flora or any of its Subsidiaries will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

(e)

To the knowledge of Gold Flora, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or failure to be in compliance with such Authorizations as are necessary to conduct the Gold Flora Business as it is currently being conducted.

(f)

For greater certainty, but not in any way limiting what other items may be "material", the loss of any Regulatory License required to conduct the Gold Flora Business as of the date of this Agreement will be considered material for the purposes of the representations in this Section (21).

(22)	Environmental Matters. Except as disclosed in Section (22) of the Gold Flora Disclosure Letter:

(a)

Gold Flora and each of its Subsidiaries are, and for the prior five (5) years have been, in compliance with all Environmental Laws, including application for, possession of, maintaining and complying with all Authorizations required pursuant to applicable Environmental Laws. To the knowledge of Gold Flora, there are no facts, circumstances or conditions that would reasonably be expected to provide grounds for termination, revocation, failure to renew or adverse modification of any such Authorizations or any alleged violation of Environmental Laws.

(b)

Neither Gold Flora nor any its Subsidiaries have received any order, request or written notice from any Person either alleging a violation of any Environmental Law or requiring that Gold Flora or any of its Subsidiaries carry out any work, incur any costs or assume any liabilities, related to a violation of or liability under Environmental Laws or to enter into any agreements with any Governmental Entity or other Person with respect to or pursuant to Environmental Laws. To the knowledge of Gold Flora, there are no facts, circumstances or conditions that would reasonably be expected to provide grounds for any such order, request or written notice.

(c)

To the knowledge of Gold Flora, there are no Hazardous Substances in violation of any Environmental Law or in amounts, concentrations or conditions that could reasonably be expected to result in liability under or related to any Environmental Law on, at, in, under or from any of the Gold Flora Property (including the workplace environment) or to the knowledge of Gold Flora, any other real property formerly owned, leased or operated by Gold Flora or any of its Subsidiaries.

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(d)	There are no pending claims or, to the knowledge of Gold Flora, threatened claims, against Gold Flora or any of its Subsidiaries arising out of any Environmental Laws.

(e)

No Gold Flora Property or any other real property formerly owned, operated, or leased by Gold Flora or any of its Subsidiaries is listed on, or to the knowledge of Gold Flora, has been proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, or any similar state list of properties the require investigation, remediation or monitoring due to the presence or suspected presence of Hazardous Substances.

(f)

Gold Flora has made available to TPCO copies of the assessments, reports, correspondence with Governmental Entities, and all other material environmental documents in Gold Flora's possession relating to compliance with or liabilities under applicable Environmental Laws and the environmental condition on, at, in, under or from any of the Gold Flora Owned Property (including the workplace environment) currently or formerly owned, leased or operated by Gold Flora or any of its Subsidiaries.

(23)	Compliance with Laws.

(a)

With the exception of the Federal Cannabis Laws or except as disclosed in Section (23) of the Gold Flora Disclosure Letter, Gold Flora and each of its Subsidiaries have complied with and are not in violation of any applicable Laws, except as would not reasonably be expected to result in a Material Adverse Effect to Gold Flora.

(b)

Neither Gold Flora nor any of its Subsidiaries has received any written notices or other written correspondence from any Governmental Entity (1) regarding any material violation (or any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any Law (other than Environmental Laws, which are addressed in Subsection (22)) or (2) of any circumstances that may have existed or currently exist which could lead to a loss, suspension, or modification of, or a refusal to issue, any material Regulatory License or other material Authorization. To the knowledge of Gold Flora, no investigation, inspection, audit or other proceeding by any Governmental Entity involving allegations of any material violation of any Law (other than Environmental Laws, which are addressed in Subsection (22)) by Gold Flora or any of its Subsidiaries is threatened or contemplated.

(c)

Neither Gold Flora, its Subsidiaries nor, to the knowledge of Gold Flora, any of their respective directors, executives, representatives, agents or Gold Flora Employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 or any similar Laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

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(d)

With the exception of the Federal Cannabis Laws, the operations of Gold Flora and its Subsidiaries are and have been conducted at all times in compliance with Money Laundering Laws and no action, suit or proceeding by or before any Governmental Entity involving Gold Flora or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Gold Flora, threatened.

(24)

OFAC. Neither Gold Flora nor any of its Subsidiaries nor, to the knowledge of Gold Flora, any director, officer, agent, Gold Flora Employee, affiliate or other Person acting on behalf of Gold Flora or any of its Subsidiaries, is currently the subject or target of any United States sanctions administered or enforced by OFAC; and Gold Flora has not lent, contributed or otherwise made available, directly or indirectly, any funds to any Subsidiary or other Person or entity, for the purpose of financing the activities of any Person which, to the knowledge of Gold Flora, is currently subject to any United States sanctions administered by OFAC.

(25)	Employment & Labour Matters. Except as disclosed in Section (25) of the Gold Flora Disclosure Letter:

(a)	Neither Gold Flora nor any of its Subsidiaries are:

(i)

party to any Contract providing for termination notice, payment in lieu of termination notice, change of control payments, or severance payments to, or any employment or consulting agreement with, any current or former director, officer, consultant, independent contractor or Gold Flora Employee of Gold Flora or its Subsidiaries other than such arising from any applicable Law. True and complete copies of any employment agreements, contracts of engagement or services agreements for the Gold Flora Key Employees, consultants or independent contractors that provide material services to Gold Flora or any of its Subsidiaries at an annual cost to Gold Flora in excess of $200,000 have been posted to the Gold Flora Data Room; and

(ii)

party to or otherwise bound by any collective agreement or relationship with any labour union or trade association or other employee organization or subject to any application for certification nor, to the knowledge of Gold Flora, subject to any attempted or threatened union-organizing campaigns for employees not covered under a collective agreement nor are there any current, or to the knowledge of Gold Flora, pending or threatened strikes or lockouts at Gold Flora or its Subsidiaries, nor pending or threatened allegations of unfair labour practices.

(b)

The execution, delivery and performance of this Agreement and the consummation of the Transaction will not result in the automatic acceleration of the time of payment or vesting of entitlements otherwise available under any Employee Plan of Gold Flora or any of its Subsidiaries or in any exit bonus or change in control payment or any payments for share appreciation or similar rights, any severance or bonus plan or payment, or any similar payment to its or their current or former Gold Flora Employees, consultants or independent contractors.

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(c)

Gold Flora and each of its Subsidiaries has been for the immediate past four (4) years and is now in compliance, in all material respects, with all terms and conditions of employment, with respect to employment and labour Laws, including, without limitation, any Laws relating to employment and labour standards, wages, hours of work, overtime, vacation, holidays, business expenses, equal opportunity, employee privacy, background checks, immigration, equal pay, pay equity, payroll record laws, human rights, civil rights, unfair labour practices, employment discrimination, harassment, hostile work environment, sexual harassment, retaliation, whistleblower, accommodations, accessibility, occupational health and safety and workers compensation, or any other employment related matter arising under the applicable Laws, and there are no current, or, to the knowledge of Gold Flora, pending or threatened proceedings (including actions, claims, suits, complaints, grievances, arbitration, regulatory investigations, appeals, orders, and applications) before any court, tribunal, Governmental Entity or labour arbitrator in connection with the employment of any current or former Gold Flora Employees, consultants, independent contractors or applicants of Gold Flora or any of its Subsidiaries, including, without limitation, any pending or threatened proceedings relating to employment or labour standards, wages, hours of work, overtime, vacation, holidays, business expenses, equal opportunity, employee privacy, background checks, immigration, equal pay, pay equity, human rights, unfair labour practices, employment discrimination, harassment, sexual harassment, retaliation, equal pay, occupational health and safety and workers compensation, or any other employment related matter arising under applicable Laws, or involving any Employee Plans of Gold Flora and its Subsidiaries (other than routine claims for benefits).

(d)

Gold Flora and its Subsidiaries have been for the immediate past four (4) years, in compliance with all applicable Laws concerning the payment and withholding of employment benefits, pension, employment insurance, social security and other payroll Taxes and deductions, and (i) are not liable for any arrears of wages, compensation, Taxes, remittances, penalties or other sums and (ii) have for the last year paid in full to all current and former Gold Flora Employees, consultants or independent contractors providing services to Gold Flora or its Subsidiaries all wages, salaries, commissions, bonuses, and other compensation that has become due and payable to such Gold Flora Employees. To Gold Flora's knowledge, neither Gold Flora nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to workers compensation, unemployment compensation benefits or social security benefits for current or former Gold Flora Employees, consultants or independent contractors.

(e)

To the knowledge of Gold Flora, no executive, supervisor or manager of Gold Flora or its Subsidiaries (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement with any other Person besides Gold Flora or its Subsidiaries which would materially impede the business, be material to the performance of such employee's employment duties, or the ability of Gold Flora and any of its Subsidiaries, or the Continued Corporation and any of its Subsidiaries to conduct the business.

(f)

There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any California state or provincial workers' compensation statute or regulation, and neither Gold Flora nor any of its Subsidiaries has been reassessed under such statute or regulation during the immediate past three (3) years and, to the knowledge of Gold Flora, no audit of Gold Flora or any its Subsidiaries is currently being performed pursuant to any California state or provincial workers' compensation statute or regulation, and, to the knowledge of Gold Flora, there are no claims or potential claims which may adversely affect Gold Flora's or any of its Subsidiaries' accident cost experience in respect of the business.

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(g)

Section (25)(g) of the Gold Flora Disclosure Letter contains a correct and complete list of each Gold Flora Employee with an annual base salary in excess of $100,000, whether actively at work or not, and each consultant or independent contractor performing services for Gold Flora or any of its Subsidiaries with an annual compensation in excess of $100,000, indicating their current salaries, wage rates, current and three (3) years' historical commissions and consulting fees, current and three (3) years' historical bonus, commission and/or incentive compensation arrangements, benefits, positions, age, annual vacation entitlement, current accrued unused vacation, current accrued unused sick leave, status as full-time or part-time employees, consultants or independent contractors, location of employment, whether on an approved leave of absence and the estimated return date, cumulative length of service with Gold Flora and its Subsidiaries, as applicable and whether they are subject to a written employment contract, and whether they are authorized to work in the United States pursuant to a visa and if so what type of visa.

(h)

All Gold Flora Employees classified as exempt by Gold Flora or its Subsidiaries under the Fair Labor Standards Act, and applicable state wage and hour laws are properly classified in all material respects.

(i)

Each independent contractor/consultant who is disclosed in Section (25)(i) of Gold Flora Disclosure Letter has been properly classified by Gold Flora and its Subsidiaries as an independent contractor under applicable federal and state wage and hour laws and neither Gold Flora, nor any of its Subsidiaries has received any notice from any Governmental Entity or other person disputing such classification.

(j)

Section (25)(j) of Gold Flora Disclosure Letter lists all Employee Plans of Gold Flora and its Subsidiaries. Gold Flora has made available to TPCO true, correct and complete copies of all such Employee Plans as amended.

(k)

Neither Gold Flora, any of its Subsidiaries, nor any of its ERISA Affiliates sponsors, maintains, contributes to, or has, at any time during the preceding six (6) years, been obligated to contribute to, or has any current or contingent liability or obligation with respect to or under: (i) any "multiemployer plan," as such term is defined in Section 3(37) of ERISA; or (ii) any "defined benefit plan" as such term is defined in Section 3(35) of ERISA or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the U.S. Tax Code. No Employee Plan of Gold Flora or any of its Subsidiaries is a "multiple employer plan" within the meaning of Section 413(c) of the U.S. Tax Code or Section 210 of ERISA, or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

(l)

All Employee Plans of Gold Flora and its Subsidiaries are and have been established, registered, funded and administered in all material respects: (x) in accordance with applicable Laws and (y) in accordance with their terms. To the knowledge of Gold Flora, no fact or circumstance exists which could adversely affect the qualified status of any such Employee Plan that is intended to be qualified.

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(m)

no Employee Plan of Gold Flora or any of its Subsidiaries provides, and neither Gold Flora nor any of its Subsidiaries has any obligation to provide or make available, any post-termination, post-ownership or post-employment health, life insurance or other welfare benefits, except as required by applicable Law for which the covered Person pays the full cost of coverage. Neither Gold Flora nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under or with respect to the reporting requirements under Sections 6055 and 6056 of the U.S. Tax Code, as applicable, or Section 4980B, 4980D or 4980H of the U.S. Tax Code.

(n)

Except as set forth in Section (25)(o) of Gold Flora Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that could be non-deductible to the payor (in whole or in part) under Section 280G of the U.S. Tax Code or constitute an excess parachute payment under Section 280G of the U.S. Tax Code and/or result in an excise tax pursuant to Section 4999 of the U.S. Tax Code.

(o)

Each Employee Plan of Gold Flora or any of its Subsidiaries that is a "nonqualified deferred compensation plan" subject to Section 409A of the U.S. Tax Code complies with and has been maintained in accordance with the requirements of Section 409A of the U.S. Tax Code and the Treasury Regulations promulgated thereunder in all material respects, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the U.S. Tax Code.

(p)	No Employee Plan of Gold Flora or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the U.S. Tax Code, or otherwise.

(q)

All contributions, premiums or Taxes required to be made or paid by Gold Flora or any of its Subsidiaries under the terms of each Employee Plan of Gold Flora and its Subsidiaries or by applicable Laws have been made in a timely fashion.

(r)

Gold Flora has complied with the WARN Act and similar state and local law, and it has no plans to undertake any action before the Merger Effective Date that would trigger any obligations under the WARN Act or similar state or local law. Gold Flora has not had any plant closings or mass layoffs as described or defined under the WARN Act or any similar state or local law since February 21, 2022. Gold Flora has provided to TPCO a true and complete list of Gold Flora Employee terminations, by date and location, implemented by Gold Flora in the three (3) year period preceding the Merger Effective Date.

(26)	Intellectual Property.

(a)	Except as set forth in Section (26)(a) of the Gold Flora Disclosure Letter:

(i)

the Gold Flora Intellectual Property Rights constitute all Intellectual Property rights that are material to the conduct of the Gold Flora Business, as currently conducted and as currently contemplated to be conducted;

(ii)

Gold Flora and its Subsidiaries are the sole and exclusive legal and beneficial owners of all right, title and interest in and to Gold Flora Owned Intellectual Property Rights, free and clear of all Liens except Permitted Liens;

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(iii)

Gold Flora and its Subsidiaries have the right to use Gold Flora Licensed Intellectual Property Rights pursuant to valid and written license agreements and are not in breach of such license agreements, and Gold Flora and its Subsidiaries had the power and authority to enter into each such license agreement;

(iv)

all Gold Flora Owned Intellectual Property Rights are valid and enforceable and there have been no claims made or, to the knowledge of Gold Flora, threatened, alleging the invalidity, misuse or unenforceability of any of Gold Flora Owned Intellectual Property Rights;

(v)

there are no inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world), whether settled, pending, or threatened related to any Gold Flora Owned Intellectual Property Rights, and to the knowledge of Gold Flora and its Subsidiaries, there are no inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any Gold Flora Licensed Intellectual Property Rights;

(vi)

the operation of the Gold Flora Business, as currently conducted and as currently contemplated to be conducted, including the manufacture, marketing, distribution, use, and sale of the products and services of Gold Flora and its Subsidiaries, and the use and exploitation of Gold Flora Owned Intellectual Property Rights do not infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any third party;

(vii)	Gold Flora has disclosed all material facts regarding known third-party uses and disputes regarding Gold Flora Intellectual Property Rights; and

(viii)	to the knowledge of Gold Flora, no third party is infringing upon, misappropriating, or otherwise violating Gold Flora Owned Intellectual Property Rights.

(b)

Section (26)(b) of Gold Flora Disclosure Letter sets forth an accurate and complete list of all Gold Flora Owned Intellectual Property Rights: (i) that is the subject of any application or registration with any Governmental Entity, including any registered or applied for trademarks, trade names, service marks, domain names, patents, and copyrights; and/or (ii) that is unregistered but material to the Gold Flora Business.

(c)

Section (26)(c) of Gold Flora Disclosure Letter sets forth an accurate and complete list of each assignment, license, covenant, consent to use agreements, settlements, releases, permissions or other Contract (including any right to receive any royalty or other consideration), whether written or oral, related to any Gold Flora Owned Intellectual Property Rights. Gold Flora and each Subsidiary had the power and authority to assign, transfer, license, distribute or otherwise grant any such right and each such license, covenant or other Contract is legal, valid and binding on the parties thereto. Neither Gold Flora or its Subsidiaries nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate (including any non-renewal of), any such agreement. Other than as disclosed, there are no outstanding options, licenses, agreements, claims, Liens or shared ownership interests of any kind relating to the Gold Flora Owned Intellectual Property Rights.

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(d)

Section (26)(d) of Gold Flora Disclosure Letter sets forth an accurate and complete list of each (i) item of Gold Flora Licensed Intellectual Property Rights and the license or agreement pursuant to which Gold Flora and its Subsidiaries obtained rights to that Gold Flora Licensed Intellectual Property Rights (excluding any commercially-available, off-the-shelf Software programs that are licensed by Gold Flora pursuant to "shrink wrap" licenses, the total fees associated with which are less than $250,000.) Gold Flora and each Subsidiary had the power and authority to enter into each such license or agreement, and each such license or agreement is legal, valid and binding on the parties thereto. Each such agreement is valid and binding on Gold Flora or its Subsidiaries in accordance with its terms and is in full force and effect, and to the knowledge of Gold Flora, neither Gold Flora or nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such agreement.

(e)

Neither the execution and delivery or effectiveness of this Agreement nor the performance of Gold Flora's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Gold Flora Intellectual Property Rights, or impair the right of Gold Flora to use, possess, sell or license any Gold Flora Intellectual Property Rights or portion thereof.

(f)

Gold Flora and its Subsidiaries have taken commercially reasonable steps to maintain their rights to Gold Flora Intellectual Property Rights and to protect and preserve the confidentiality of, and their exclusive right to use, all of their trade secrets and material confidential information and know-how, including having (i) caused each of its employees and all other Persons who have contributed to the creation or development of any material Gold Flora Intellectual Property Rights on behalf of Gold Flora or its Subsidiaries to execute valid and enforceable agreements irrevocably and unconditionally assigning such Intellectual Property rights to Gold Flora and its Subsidiaries, or ensuring that all such material Intellectual Property is owned solely by Gold Flora or its Subsidiaries by operation of law, and no current or former shareholder, member, officer, director, manager, employee, consultant, or contractor of Gold Flora or its Subsidiaries has any right, title, or interest in any Gold Flora Owned Intellectual Property Rights and (ii) disclosed such confidential information only to such of its employees, contractors and other Persons with a need to know the same in connection with their performance of services for Gold Flora or its Subsidiaries and pursuant to an executed written confidentiality agreement. To the knowledge of Gold Flora, no material trade secrets, information, or know-how have been improperly used or accessed by, or disclosed (other than under obligations of confidentiality) to any other Person.

(27)

Licenses. True and complete copies of the most recent renewal paperwork submitted to the Regulator (including all schedules and attachments) related to the material Regulatory Licenses shall have been provided to or made available to TPCO and its representatives prior to the Merger Effective Date.

(28)

Related Party Transactions. With the exception of the Related Party Agreements and as disclosed in Section (28) of the Gold Flora Disclosure Letter, there are no Contracts or other transactions currently in place between Gold Flora or any of its Subsidiaries, on the one hand, and: (i) any current or former officer or director of Gold Flora or any of its Subsidiaries; and (ii) any affiliate or associate of any such, officer or director.

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(29)

Brokers. Other than as disclosed in Section (29) of the Gold Flora Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Gold Flora or any of its Subsidiaries.

(30)

Competition. Neither the aggregate value of the assets in Canada that are owned by Gold Flora or by entities controlled by Gold Flora nor the gross revenues from sales in or from Canada generated from such assets exceed C$93 million, in either case as determined in accordance with the Competition Act (Canada) and the regulations promulgated thereunder.

(31)

Insurance. As of the date hereof, Gold Flora and each of its Subsidiaries have such policies of insurance as are included in the Gold Flora Data Room. All insurance maintained by Gold Flora and its Subsidiaries is in full force and effect from reputable and financially responsible third-party insurers against loss or damage by insurable hazards or risks on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses.

(32)

Research and Development. All product research and development activities, including quality assurance, quality control, testing, and research and analysis activities, conducted by Gold Flora and its Subsidiaries in connection with its business is being conducted and is currently being contemplated to continue being contemplated in all material respects in accordance with applicable regulations and requirements and best industry practices and in compliance with all industry, laboratory safety, management and training standards and any Good Laboratory Practice standards and regulations applicable to the Gold Flora Business, all such processes, procedures and practices, required in connection with such activities are in place as necessary and are being complied with, in all material respects.

(33)

Banks; Powers of Attorney. Section (33) of the Gold Flora Disclosure Letter lists, as of the date of this Agreement, the names and locations of all banks in which Gold Flora and each of its Subsidiaries has accounts or safe deposit boxes, the name of Gold Flora or the applicable Subsidiary and the names of all Persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of Gold Flora or any of its Subsidiaries.

D-21

(34)

Products and Inventories. The Inventories of Gold Flora: (i) are of a quality in conformity in all material respects with the warranties given by Gold Flora or any of its Subsidiaries pursuant to supply Contracts or any other Contracts to which they are a party, (ii) are of a quality in conformity in all material respects with industry standards, (iii) are not subject to a voluntary recall by Gold Flora or any of its Subsidiaries, by the manufacturer or distributor of the Inventories or any Governmental Entity, and to Gold Flora's knowledge, there is no threat of any such recall, (iv) with respect to the portion of the Inventories consisting of edible cannabis products, are Saleable, (v) with respect to the portion of the Inventories consisting of raw materials and work-in-progress, is of a quality usable in the production of finished products, and (vi) since January 1, 2022, have been manufactured and produced in accordance, in all material respects with, and meet all material requirements of, applicable Law (other than Federal Cannabis Laws), and meet the material specifications in all Contracts, with customers of Gold Flora or any of its Subsidiaries relating to the sale of such products, in each case, except to the extent written off or written down to fair market value or for which adequate reserves have been established. All such Inventories are owned by Gold Flora free and clear of all Liens other than Permitted Liens, and no such Inventories are held on a consignment basis from others. The level of Inventories is consistent with the level of inventories that has been maintained in the operation of Gold Flora Business prior to the date hereof in accordance with the operation of Gold Flora Business in the Ordinary Course. Without limiting the generality of this Section (34), all products previously or currently produced, distributed or sold by, and all services provided by, Gold Flora or any of its Subsidiaries have been produced, packaged, labeled, advertised, distributed and sold (or in the cases of services, provided) in accordance with and meet all material requirements of, applicable Law (other than Federal Cannabis Laws), in all material respects, and meet the material specifications in all Contracts with customers of Gold Flora or any of its Subsidiaries relating to the sale of such products in the Ordinary Course, (x) there have been no material claims against Gold Flora or any of its Subsidiaries pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products, and (y) there have been no recalls regarding any of the products produced, distributed or sold by Gold Flora or any of its Subsidiaries, and, to Gold Flora's knowledge, there are no grounds for any such recall.

(35)

Liquidity Event. The Transaction and the Concurrent Financing will constitute a "Liquidity Event" in accordance with the terms and conditions of the instruments evidencing the Gold Flora Debentures (other than the [***] Debentures) and the conversion of the Gold Flora Debentures (other than the [***] Debentures) as described in Section (35) of the Gold Flora Disclosure Letter is being effected in accordance with the terms and conditions of the instruments evidencing such Gold Flora Debentures.

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SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF NEWCO AND US MERGER SUB

(1)

Organization and Qualification. Newco is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation. US Merger Sub is a limited liability corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Newco and US Merger Sub has all necessary corporate power and capacity to own its properties and assets as now owned and to carry on its business as it is now being conducted. Each of Newco and US Merger Sub are duly qualified to do business and in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary.

(2)	Capitalization.

(a)	The authorized capital of Newco consists of an unlimited number of Newco Shares. As of the date of this Agreement, there was issued and outstanding one (1) Newco Share.

(b)

The authorized capital of US Merger Sub consists of limited liability company interests ("US Merger Sub Membership Interests"). As of the date of this Agreement, all of the issued and outstanding US Merger Sub Membership Interests are owned by Newco.

(c)	All of the outstanding securities and membership interests of Newco and US Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable.

(3)	Business Conduct. As of the date of this Agreement, both Newco and US Merger Sub have been formed in connection with the Transaction and have not carried on any business.

(4)

Authority Relative to this Agreement. Each of Newco and US Merger Sub have all necessary corporate power and capacity to enter into this Agreement and all other agreements and instruments to be executed by Newco and US Merger Sub as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by each of Newco and US Merger Sub, and the performance by each of Newco and US Merger Sub of its obligations under this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Newco or US Merger Sub are necessary to authorize this Agreement or the Transaction. This Agreement has been duly executed and delivered by each of Newco and US Merger Sub, and constitutes a legal, valid and binding obligation of each of Newco and US Merger Sub, enforceable against each of Newco and US Merger Sub in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(5)

No Violation. Except for the Interim Order and the Final Order, neither the authorization, execution and delivery of this Agreement by each of Newco and US Merger Sub, nor the completion of the transactions contemplated by this Agreement or the Transaction, nor the performance of its obligations hereunder or thereunder, nor compliance by each of Newco and US Merger Sub with any of the provisions hereof or thereof, will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(a)	its Constating Documents;

(b)	any material Authorization or material Contract to which Newco or US Merger Sub is a party or to which it or any of its properties or assets are bound; or

(c)	any Laws, regulation, order, judgment or decree applicable to Newco or US Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets;

except in the case of (b) and (c) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco or US Merger Sub and their respective Subsidiaries on a consolidated basis.

E-1

SCHEDULE F

REPRESENTATIONS AND WARRANTIES OF STATELY

(1)

Organization and Qualification. Each of Stately and Stately US is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation. Stately and Stately US have all necessary corporate power and capacity to own their properties and assets as now owned and to carry on its business as it is now being conducted. Stately and Stately US are duly qualified to do business and is in good standing in each jurisdiction in which the character of their properties, owned, leased, licensed or otherwise held, or the nature of their activities, makes such qualification necessary.

(2)	Capitalization of Stately.

(a)

The authorized share structure of Stately consists of an unlimited number of Stately Shares. As of the close of business on the day before the date of this Agreement, there were issued and outstanding 82,612,928 Stately Shares.

(b)

As of the close of business on the day before the date of this Agreement, Stately has an aggregate of 25,000,000 Stately Shares issuable upon the exercise of warrants to purchase Stately Shares at an exercise price of C$0.22 per Stately Share.

(c)

Except as set out under Section 8.14(2)(b), there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Stately of any securities of Stately (including Stately Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Stately (including Stately Shares) or its Subsidiaries.

(d)

All outstanding Stately Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Stately Shares issuable upon exercise of the Stately Warrants, in accordance with their terms, have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Stately have been issued in compliance with all applicable Laws and Securities Laws.

(e)

There are no securities of Stately or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Stately Shares on any matter. There are no outstanding contractual or other obligations of Stately or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Stately or any of its Subsidiaries having the right to vote with the holders of the outstanding Stately Shares on any matters.

(f)	Stately is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Stately.

F-1

(3)	Capitalization of Stately US.

(a)

The authorized share structure of Stately US consists of an unlimited number of Stately US Shares. As of the close of business on the day before the date of this Agreement, there were issued and outstanding 10,000 Stately US Shares.

(b)

There are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Stately US of any securities of Stately US (including Stately US Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Stately US (including Stately US Shares) or its Subsidiaries.

(c)

All outstanding Stately US Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Stately US Shares issuable upon exercise of the Stately US warrants, in accordance with their terms, have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Stately US have been issued in compliance with all applicable Laws and Securities Laws.

(d)

There are no securities of Stately US or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Stately US Shares on any matter. There are no outstanding contractual or other obligations of Stately US or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Stately US or any of its Subsidiaries having the right to vote with the holders of the outstanding Stately US Shares on any matters.

(e)	Stately US is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Stately US.

(4)

Authority Relative to this Agreement. Stately has all necessary corporate power and capacity to enter into this Agreement and all other agreements and instruments to be executed by Stately as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by Stately and the performance by Stately of its obligations under this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on its part are necessary to authorize this Agreement or the Transaction. This Agreement has been duly executed and delivered by Stately, and constitutes a legal, valid and binding obligation of Stately, enforceable against Stately in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

F-2

(5)

No Violation. Except for the approval by the Stately Shareholders of the Stately Arrangement Resolution, the Interim Order and the Final Order, neither the authorization, execution and delivery of this Agreement by Stately, nor the completion of the transactions contemplated by this Agreement or the Transaction, nor the performance of their obligations hereunder or thereunder, nor compliance by Stately with any of the provisions hereof or thereof, will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(a)	its Constating Documents;

(b)	any material Authorization or material Contract to which Stately or Stately US is a party or to which it or any of its properties or assets are bound; or

(c)	any Laws, regulation, order, judgment or decree applicable to Stately, Stately US or any of their Subsidiaries or any of their respective properties or assets;

except in the case of (b) and (c) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on Stately, Stately US and their Subsidiaries on a consolidated basis.

(6)

Governmental Approvals; Third Party Consents. Neither Stately nor Stately US is required to give any notice to, make any registration or filing with, or obtain any consent of, any counterparty to a Contract, any Governmental Entity or any other Person in order for Stately or Stately US to complete the Transaction other than: (i) the Interim Order and any approvals required by the Interim Order; or (ii) the Final Order.

(7)	Corporate Records.

(a)

The minute books of Stately and Stately US and other corporate records made available to the Parties for review have been maintained in accordance with applicable Laws in all material respects and include:

(i)	complete and accurate copies of their Constating Documents;

(ii)

complete and accurate minutes of all meetings of shareholders, directors and committees of directors of Stately and Stately US, as applicable, since the date of incorporation of Stately or Stately US, as applicable, which meetings were duly called and held;

(iii)

complete and accurate copies of all resolutions in writing passed by the shareholders, directors and committees of directors since the date of incorporation of Stately and Stately US, which resolutions were duly passed; and

(iv)	the share certificate book, securities register, register of transfers, register of directors and register of officers of Stately and Stately US, each of which are complete, accurate and current.

F-3

(b)

All corporate proceedings and actions reflected in the minute books of Stately and Stately US were conducted or taken in accordance with applicable Laws and the Stately Constating Documents or Stately US Constating Documents, as applicable. There are no shareholders' agreements or unanimous shareholders' agreements governing the affairs of Stately or Stately US or the relationship, rights and duties of the shareholders or directors of Stately or Stately US, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of Stately or Stately US.

(8)	No Assets or Liabilities.

(a)	Stately does not own and has never owned any (i) assets of any kind or (ii) equity interests in any entity, in each case other than the Stately US Shares.

(b)

Stately US does not own and has never owned any (i) assets of any kind or (ii) equity interests in any entity, in each case other than 9,563,863 Gold Flora Membership Units and warrants to purchase 2,741,359 Gold Flora Membership Units.

(c)

Neither Stately nor Stately US has any liabilities or obligations of any kind, whether known, unknown, accrued, fixed, contingent on future events, vested, funded, unfunded or otherwise and neither such has any indebtedness.

(9)

No Business. Stately US is a single purpose entity and at all times since its formation has been engaged solely in the business of a holding company and never carried on any other business activity. Since the closing of the transactions contemplated by the Asset Purchase Agreement dated January 11, 2021 between Stately, Stately US and Gold Flora (the "Stately/Gold Flora APA"), Stately has been engaged solely in the business of a holding company and has not carried on any other business activity other than in connection with the Support Agreement between Stately, Stately US and Gold Flora dated January 11, 2021.

(10)

No Employees. At all times prior to the date hereof, Stately US has not had or employed any employees or hired any independent contractors. Since the closing of the transactions contemplated by the Stately/Gold Flora APA, Stately has not had or employed any employees or hired any independent contractors.

(11)

No Contracts. Since the closing of the transactions contemplated by the Stately/Gold Flora APA, neither Stately nor Stately US was ever a party to any Contract other than the Contracts entered into in connection with the Stately/Gold Flora APA.

(12)

Compliance with Law. Since the closing of the transactions contemplated by the Stately/Gold Flora APA, each of Stately and Stately US has complied with all laws, rules and regulations, instruments, ordinances, judgments, decrees, orders, writs and injunctions of all federal, provincial, state, local and foreign Governmental Entities and agencies and other instrumentalities thereof, including any self-regulatory organizations, that have applied to Stately or Stately US, as applicable.

(13)

No Litigation. No Person has ever commenced or, to Stately's knowledge, threatened to commence a proceeding against Stately or Stately US, nor did Stately or Stately US commence or, to Stately's knowledge, threaten to commence a proceeding against another Person; and no event has occurred, nor has any condition existed, that could reasonably be expected to give rise to a proceeding in the future. As of the date hereof, neither Stately nor Stately US is subject to any continuing obligation or restriction under any order issued at any time. Without limiting the generality of the immediately preceding sentence, as of the date hereof, there is no proceeding pending or, to Stately's knowledge, threatened against Stately or Stately US that contests Stately's or Stately US' ability to consummate the Transaction.

F-4

(14)	Taxes.

(a)

At all times prior to the date hereof, Stately has filed all income and other material Tax Returns required by applicable Law to be filed by it and all such Tax Returns were true, correct and complete in all material respects. Stately has fully paid all Taxes due and payable by it whether or not shown on any such Tax Return. Stately does not have any liability for delinquent Taxes nor has it received any refund in respect of Taxes to which it was not entitled. Stately has withheld or collected all required Taxes from payments made by it to or received by it from shareholders, employees, creditors, agents, contractors, non-residents or third parties and remitted such amounts to the applicable Tax authority in accordance with applicable Law. Stately has been at all times both a "taxable Canadian corporation" and a "Canadian-controlled private corporation" for the purposes of the Tax Act. At no time since its incorporation has Stately been a non-resident of Canada for the purposes of the Tax Act. At no time did Stately acquire property from a non-arm's length Person, within the meaning of the Tax Act, in circumstances which could subject it to a liability under section 160 of the Tax Act or any analogous provision of any comparable Law of any jurisdiction. At no time did Stately make (i) an "excessive eligible dividend designation" as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid on any class of shares of its capital or (ii) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeded the amount in its capital dividend account at the time of such election.

(b)	No examination of any Tax Return of Stately by a Tax authority is currently in progress.

(c)

No deficiencies, assessments, reassessments, proposed adjustments or other matters in controversy exist or have been asserted with respect to Taxes of Stately and Stately is not a party to any audit or other proceeding for assessment or collection of Taxes and no such event has been asserted or, to Stately's knowledge, threatened against Stately or any of its assets.

(d)

The Stately Shares do not, and will not on the Arrangement Effective Date, constitute "taxable Canadian property" within the meaning of subsection 248(1) of the Tax Act. At no time in the preceding 60-month period has more than 10% of the fair market value of any of the Stately Shares been derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) "Canadian resource property" as defined in the Tax Act, (iii) "timber resource property" as defined in the Tax Act, and (iv) options in respect of, or interests in, property described in (i), (ii) or (iii), whether or not such property exists.

F-5

SCHEDULE G

CONTINUANCE CERTIFICATE OF CONVERSION

(See attached)

G-1

CERTIFICATE OF CORPORATE

DOMESTICATION OF

GOLD FLORA CORPORATION

The undersigned, presently a corporation organized and existing under the laws of British Columbia, Canada (the “Corporation”), for the purposes of domesticating a corporation under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), does certify that:

1.	The Corporation was first formed, incorporated, created or otherwise came into being on [_________, 20__] in the jurisdiction of British Columbia, Canada.

2.	The name of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was “Gold Flora Corporation”.

3.

The name of the Corporation as set forth in its Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the DGCL is “Gold Flora Corporation”.

4.

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation, or other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Corporate Domestication was British Columbia, Canada.

5.

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-United States law, as appropriate.

6.

The Corporation has adopted a Plan of Domestication in accordance with Section 388(l) of the DGCL. All provisions of such Plan of Domestication have been approved in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the Plan of Domestication.

7.	This Certificate of Corporate Domestication shall be effective as of [______ a.m./p.m. EST on _________], 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Corporate Domestication to be executed by its duly authorized officer on this [__ day of _________], 2023.

GOLD FLORA CORPORATION A British Columbia corporation

By:
Name:
Title:

G-2

SCHEDULE H

CONTINUANCE CERTIFICATE OF INCORPORATION

(See attached)

H-1

CERTIFICATE OF INCORPORATION

OF

GOLD FLORA CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Gold Flora Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is ☑, of which 350,000,000 shares shall be shares of common stock having a par value of $0.01 per share (“Common Stock”) and 10,000,000 shares shall be shares of preferred stock having a par value of $0.01 per share (“Preferred Stock”).

H-2

Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, or as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)	the designation of the series;

(b)	the number of shares of the series;

(c)

the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)	whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)

whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)

whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of that series;

(h)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)	any other relative rights, preferences, and limitations of that series.

H-3

ARTICLE V

BOARD OF DIRECTORS

General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Number. Subject to the rights of holders of any series of outstanding Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies.

Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to the rights of holders of any series of outstanding Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director's death, resignation, or removal.

Written Ballot. Unless and except to the extent that the by-laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification or repeal.

Indemnification. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, such person’s testator, or intestate is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

H-4

ARTICLE VII

STOCKHOLDER ACTION

Stockholder Consent Prohibition. Subject to the rights of holders of any series of outstanding Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of holders of any series of outstanding Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors or the Chair of the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

ARTICLE VIII

BY-LAWS

Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

ARTICLE IX

FORUM SELECTION; PERSONAL JURISDICTION

Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the By-Laws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.01.

H-5

Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 9.01 is filed in a court other than a court consented to by the Corporation or permitted by Section 9.01 (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.01 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

EFFECTIVE TIME

This Certificate of Incorporation shall be effective as of _________ a.m./p.m. EST on ________, 2023.

 IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the forgoing Certificate of Incorporation has been duly executed in accordance with the DGCL.

Name:
Title: Incorporator

H-6

SCHEDULE I

AGREEMENT AND PLAN OF MERGER

(See attached)

I-1

AGREEMENT AND PLAN OF MERGER

by and among

GOLD FLORA CORPORATION

and

GOLD FLORA, LLC

and

GOLDEN GRIZZLY BEAR LLC

Dated as of February 21, 2023

I-2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 21, 2023, by and among Gold Flora Corporation, a corporation existing under the Laws of the Province of British Columbia (“Newco”), Golden Grizzly Bear LLC, a limited liability company existing under the Laws of the State of California and a wholly-owned subsidiary of Newco (“Merger LLC”), and Gold Flora, LLC, a limited liability company existing under the Laws of the State of California (“Gold Flora LLC”).

RECITALS

WHEREAS, pursuant to a Business Combination Agreement dated February 21, 2023 (the “Business Combination Agreement”), by and among TPCO Holding Corp., a corporation existing under the Laws of the Province of British Columbia (“TPCO”), Gold Flora LLC, Stately Capital Corporation, a corporation existing under the Laws of the Province of British Columbia (“Stately”), Newco and Merger LLC (collectively with TPCO, Gold Flora LLC, Stately and Newco, the “Parties”), the Parties seek to combine their respective businesses (the “Business Combination”), all to be owned by Newco (or a successor thereof), as an entity continued into the State of Delaware;

 WHEREAS, the Parties intend to effect the Business Combination in the following steps:

(a)	Liquidity Event:

(1)	Pursuant to a “Liquidity Event”, certain outstanding equity rights and convertible debentures issued by Gold Flora LLC will be converted into units of Gold Flora LLC;

(b)	TPCO and Stately Closings:

(1)

Pursuant to a plan of arrangement substantially in the form attached as Schedule A to the Business Combination Agreement (the “Plan of Arrangement”), TPCO, Stately and Newco will amalgamate to form a newly amalgamated corporation (which for these purposes shall be referred to as “Amalco”) pursuant to the provisions of the Business Corporations Act (British Columbia) (the “Amalgamation”);

(2)	Pursuant to the Plan of Arrangement, Amalco will repurchase the initial common share of Amalco from its holder;

(c)	Continuation Closing:

(1)

Pursuant to the Plan of Arrangement, Amalco will continue by way of domestication from the Province of British Columbia into the State of Delaware (the “Continuation”) and become a Delaware corporation (referred to herein as the “Continued Corporation” following the Continuation or “Amalco”), under the terms of that certain Agreement and Plan of Conversion substantially in the form attached to the Business Combination Agreement dated February 21, 2023 and pursuant to Section 308 of the Business Corporations Act (British Columbia) and Section 388 of the Delaware General Corporations Law;

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(d)	Gold Flora Closing:

(1)

Continued Corporation will enter into an agreement and plan of merger with GFI Acquisition Inc., a corporation organized under the Laws of the State of Nevada (“MergerSub 1”), and GF Investco Inc., a corporation existing under the Laws of the State of Nevada (“GF Investco”), pursuant to which MergerSub 1 will merge with and into GF Investco with GF Investco surviving such merger and the separate legal existence of MergerSub 1 ceasing for all purposes and pursuant to which the shareholders of GF Investco will convert all of their shares of GF Investco for common shares of the Continued Corporation (the “GF Investco Merger”) (if for any reason the GF Investco Merger may not be effected immediately following the completion of the Continuation, the GF Investco Merger parties intend that it shall be abandoned and the GF Investco2 Merger and Profits Interest Conversion shall promptly proceed);

(2)

Continued Corporation will enter into an agreement and plan of merger with GFI2 Acquisition Inc., a corporation organized under the Laws of the State of Nevada (“MergerSub 2”), and GF Investco2 Inc., a corporation existing under the Laws of the State of Nevada (“GF Investco2”), pursuant to which MergerSub 2 will merge with and into GF Investco2 with GF Investco2 surviving such merger and the separate legal existence of MergerSub 2 ceasing for all purposes and pursuant to which the shareholders of GF Investco2 will convert all of their shares of GF Investco2 for common shares of the Continued Corporation (the “GF Investco2 Merger”) (if for any reason the GF Investco2 Merger may not be effected immediately following the completion of the Continuation, the GF Investco2 Merger parties intend that it shall be abandoned and the Profits Interest Conversion shall promptly proceed);

(3)	The issued and outstanding profits interest units of Gold Flora LLC will be converted into units of Gold Flora LLC (the “Profits Interest Conversion”); and

(4)

Pursuant to this Agreement, Merger LLC will merge with and into Gold Flora LLC, with Gold Flora LLC as the surviving entity, whereby the members of Gold Flora LLC will convert their Gold Flora LLC membership units for common shares of the Continued Corporation (the “Merger”).

WHEREAS, for U.S. federal income tax purposes, the Business Combination including, without limitation, the Amalgamation, the GF Investco Merger, the GF Investco2 Merger, and the Merger and certain other transactions related to the Arrangement (as defined in the Business Combination Agreement) are intended to constitute a single integrated transaction qualifying as a tax-deferred transaction under Code Section 351(a);

WHEREAS, the intent of the parties to the transactions outlined in the steps is that steps (a) – (d) shall be effected on a single day in the order outlined above;

WHEREAS, the Board of Directors of Newco, the Manager of Merger LLC, and the Manager Gold Flora LLC have approved the Merger upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement and the Business Combination; and

WHEREAS, Newco, Merger LLC and Gold Flora LLC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

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ARTICLE I

Definitions; Interpretation; Construction

1.1.

Definitions. For purposes of this Agreement, (i) the terms defined in the preamble hereto and in the recitals hereto shall have the meanings assigned to such terms therein, (ii) capitalized terms used herein without definition shall have the meanings assigned to such terms in the Business Combination Agreement; and (iii) each of the following terms shall have the meaning assigned to such term as follows:

“Class A Units” means Class A membership interests in Gold Flora LLC.

“Class B Units” means Class B membership interests in Gold Flora LLC.

“Class C Units” means Class C membership interests in Gold Flora LLC.

“Class D Units” means Class D membership interests in Gold Flora LLC.

“Class E Units” means Class E membership interests in Gold Flora LLC.

“Class F Units” means Class F membership interests in Gold Flora LLC.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Any reference herein to a specific section or sections of the Code, or regulations promulgated thereunder, shall be deemed to include a reference to all corresponding provisions of future law.

“LLCA” means the California Revised Uniform Limited Liability Company Act.

“Membership Interest” means collectively the Class A Units, the Class B Units, the Class C Units, the Class D Units, the Class E Units and the Class F Units.

“Warrant” means warrants to purchase Membership Interests of Gold Flora LLC.

1.2.	Interpretation; Construction

(a)

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect the meaning or interpretation of this Agreement.

(b)	No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

(c)	Where a reference in this Agreement is made to an Article, Section or Exhibit, such reference shall be to an Article or Section of or Exhibit to this Agreement, unless otherwise indicated.

(d)	Where a reference in a Section of this Agreement is made to a clause, such reference shall be to a clause of such Section, unless otherwise indicated.

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(e)

The words “hereto,” “hereof,” “herein,” “hereunder” and “hereby” and words of similar import when used in this Agreement shall, unless otherwise indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise indicated.

(g)	All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

(h)	Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(i)	A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(j)	A reference to any Law in this Agreement means such Law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder.

(k)

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE MERGER

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger LLC shall be merged with and into Gold Flora LLC and the separate corporate existence of Merger LLC shall thereupon cease. Gold Flora LLC shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”), and the separate existence of Gold Flora LLC, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article II. The Merger shall have the effects specified in this Agreement and the Certificate of Merger (as defined herein).

2.2. Closing. The closing of the Merger (the “Closing”) will take place immediately following the Profits Interest Conversion but in any event following the satisfaction or, to the extent permissible under applicable Law, waiver in accordance with this Agreement of all of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at Closing or, to the extent permissible under applicable Law, waiver of those conditions).

2.3. Effective Time. Subject to the provisions of this Agreement, prior to the Closing, Gold Flora LLC, Merger LLC and Newco (and after the Amalgamation, Amalco) will jointly prepare, and as soon as practicable following the Profits Interest Conversion, Gold Flora LLC and Amalco will cause to be filed with the office of the Secretary of State of the State of California, a certificate of merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the LLCA and mutually acceptable to Gold Flora LLC and Amalco, and shall make all other filings and recordings required under the LLCA to be made in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (the “Effective Time”).

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2.4. Limited Liability Company Agreement. At the Effective Time, the limited liability company agreement of Gold Flora LLC shall be in such form as is required by, and executed in accordance with, the applicable provisions of the LLCA and mutually acceptable to Gold Flora LLC and Amalco and shall be the limited liability company agreement of the Surviving Entity (the “LLC Agreement”), until duly amended as provided therein and in accordance with applicable Law.

2.5. Manager. The manager of Gold Flora LLC immediately prior to the Effective Time shall be the initial manager of the Surviving Entity, to hold office until such manager’s successor has been duly elected or appointed and qualified or until such manager’s earlier death or resignation or removal in accordance with the LLC Agreement.

2.6. Officers. The officers, if any, of Gold Flora LLC immediately prior to the Effective Time shall be the initial officers, if any, of the Surviving Entity, each to hold office until such officer’s successor has been duly elected or appointed and qualified or until such officer’s earlier death or resignation or removal in accordance with the LLC Agreement.

2.7. Effect on Membership Interest. At the Effective Time, as a result of the Merger and without any action on the part of Gold Flora LLC, Amalco, Merger LLC, the holder of any Membership Interest or the sole member of Merger LLC:

(a) Merger Consideration. Each unit of Membership Interests issued and outstanding immediately prior to the Effective Time (other than issued and outstanding Membership Interest owned by Amalco, Merger LLC or any other direct or indirect wholly-owned subsidiary of Amalco immediately prior to the Effective Time), shall be automatically converted into the right to receive shares of common stock of the Continued Corporation. At the Effective Time, all of the Membership Interests (other than issued and outstanding Membership Interest owned by Amalco, Merger LLC or any other direct or indirect wholly-owned subsidiary of Amalco) shall cease to be outstanding, shall be cancelled and shall cease to exist and each of such Membership Interests shall convert into, and thereafter be deemed to represent, shares of common stock of the Continued Corporation (the “Shares”) as follows:

Each Class A Unit shall convert into 1.5233 Shares;

Each Class B Unit shall convert into 1.5233 Shares;

Each Class C Unit shall convert into 1.5233 Shares;

Each Class D Unit shall convert into 1.5233 Shares;

Each Class E Unit shall convert into 1.5233 Shares; and

Each Class F Unit shall convert into 1.5233 Shares.

(b) Cancellation without Merger Consideration. Each unit of Membership Interests issued and outstanding immediately prior to the Effective Time that is owned by Amalco, Merger LLC or any other direct or indirect wholly-owned subsidiary of Amalco immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, and no consideration will be delivered in exchange therefor.

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(c) Merger LLC. Each membership interest of Merger LLC issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable Class C unit of the Surviving Entity.

(d) Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement: (i) no fractional Shares shall be issued to any person pursuant to this Merger Agreement and no certificates or scrip for any such fractional Shares shall be issued; and (ii) any Person who would otherwise be entitled to receive a fractional Share (after aggregating all fractional Shares otherwise issuable to such Person) shall, in lieu of such fractional Share, be entitled to receive one Share.

(e) Dissenting Members. Notwithstanding anything to the contrary contained in this Agreement, any issued and outstanding Membership Interests held by persons who object to the Merger and comply with Sections 17711.01-17711.14 of the LLCA and any other applicable provision of the LLCA as in effect at the Effective Time of the Merger concerning the right of members of Gold Flora LLC to dissent from the Merger and demand payment of the fair value of their Membership Interests (the “Dissenting Members”) shall not be converted as described above, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Member pursuant to Sections 17711.01-17711.14 of the LLCA.

2.8. Treatment of Warrants. At the Effective Time, each Warrant that is outstanding immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by the Continued Corporation and shall be converted into a warrant to purchase Shares in accordance with the terms of such Warrants, as adjusted for the Gold Flora Exchange Ratio to preserve the relative economic rights of such Warrant.

2.9. Effect of Merger. The effect of the Merger shall be as set forth in the LLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of Merger LLC shall cease and Surviving Entity shall succeed, without other transfer, act or deed, to all the rights and property, whether real, personal, or mixed, of Merger LLC, and shall be subject to all the debts and liabilities of Merger LLC in the same manner as if the Surviving Entity had itself incurred them, and all rights of creditors and all liens upon the property of each of the constituent limited liability companies shall be preserved unimpaired and may be enforced against the Surviving Entity to the same extent as if the debt, liability, or duty which gave rise to that lien had been incurred or contracted by the Surviving Entity, provided that such liens upon the property of Merger LLC shall be limited to the property affected thereby immediately prior to the Effective Time.

2.10. U.S. Tax Treatment. For U.S. federal income tax purposes, the parties to this Agreement intend that the Business Combination including, without limitation, the Amalgamation, the GF Investco Merger, the GF Investco2 Merger, and the Merger and certain other transactions related to the Arrangement, constitute a single integrated transaction qualifying as a tax-deferred contribution under Code Section 351(a) (the “Intended Tax Treatment”). No party shall take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent the Intended Tax Treatment. Each party hereto agrees to act in good faith, consistent with the intent of the parties and the Intended Tax Treatment as set forth in this Section 2.10. Notwithstanding the foregoing, none of the parties to this Agreement makes any representation, warranty or covenant to any other party or to any holder of a Membership Interest of Gold Flora LLC (including, without limitation, holders of membership interests, options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the transactions contemplated by this Agreement.

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2.11. Withholding. The Continued Corporation and Gold Flora LLC and each of their respective agents shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any person hereunder, such taxes or other amounts as the Continued Corporation or Gold Flora LLC and their respective agents determines are required to be deducted or withheld with respect to such payment under applicable law. To the extent that taxes or other amounts are so deducted or withheld, such deducted or withheld taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority in accordance with applicable law.

2.12. Necessary Further Actions. If, at any time after the date of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Gold Flora LLC and Merger LLC, Gold Flora LLC, Newco (and after the Amalgamation, Amalco) and Merger LLC shall cause their respective directors, managers and officers, as applicable, to take all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Gold Flora LLC. Gold Flora LLC hereby makes to Newco (and after the Amalgamation, Amalco) and Merger LLC the representations and warranties set forth in Schedule D to the Business Combination Agreement. Further, Gold Flora LLC shall timely send out all required notices regarding dissent rights under the LLCA.

3.2. Representations and Warranties of Newco (and after the Amalgamation, Amalco) and Merger LLC. Newco (and after the Amalgamation, Amalco) and Merger LLC hereby make to Gold Flora LLC the representations and warranties set forth in Schedule E to the Business Combination Agreement.

ARTICLE IV
CONDITIONS

4.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of Gold Flora LLC, Newco (and after the Amalgamation, Amalco) and Merger LLC to effect the Merger are subject to the satisfaction or waiver (to the extent permissible under applicable Law) at or prior to the Closing of the following condition:

(a) Satisfaction of Closing Conditions and Completion of the Arrangement. All conditions precedent set out in Article 6 of the Business Combination Agreement shall have been satisfied or waived (except where prohibited by law) by the applicable party, and the Arrangement shall have been completed in accordance with the terms and conditions of the Business Combination Agreement and the Plan of Arrangement prior to the Effective Time.

(b) U.S. Withholding Tax Certification. Gold Flora LLC shall have provided to Newco (and after the Amalgamation, Amalco), on or prior to the Closing Date, a duly executed certification of Gold Flora LLC in substantially the form attached hereto as Exhibit A that satisfies the requirements of Treasury Regulations section 1.897-2(h)(2) and Treasury Regulations section 1.1445-11T(d)(2)(i) and confirms that the Membership Interests do not constitute “United States real property interests” as defined in Code Section 897(c)(1), dated no more than thirty (30) days prior to the Closing Date.

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ARTICLE V
TERMINATION

5.1. Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after receipt of the requisite consent or vote of members of Gold Flora LLC or Merger LLC, by mutual written agreement of Gold Flora LLC and Newco (and after the Amalgamation, Amalco); provided that no such termination may be effected without the prior written consent of TPCO. This Agreement shall automatically terminate if the Business Combination Agreement is terminated in accordance with its terms.

5.2. Effect of Termination. In the event of the termination of this Agreement, and the abandonment of the Merger, pursuant to this Article V, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its representatives or affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, the termination of this Agreement will not relieve any party hereto from liability for any willful and material breach of, or fraud in connection with, this Agreement. Nothing shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 6.8 in lieu of terminating this Agreement, and abandoning the Merger, pursuant to this ARTICLE V.

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1. Survival. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the termination of this Agreement and the Effective Time; provided, however, that those covenants and agreements contained in this Agreement that by their terms apply, or are to be performed in whole or in part, following the Effective Time (to the extent the Effective Time occurs) shall survive the Effective Time until fully performed.

6.2. Amendment. Except as otherwise expressly provided in this Agreement, this Agreement may be amended by the parties hereto at any time by execution of a written instrument by each of Gold Flora LLC, Newco (and after the Amalgamation, Amalco) and Merger LLC; provided, however, that (i) no such amendment may be effected without the prior written consent of TPCO, (ii) in the event that this Agreement has been duly adopted by the holders of Membership Interests, no amendment shall be made to this Agreement that requires the approval of the holders of Membership Interest under applicable Law without such approval and (iii) in the event that this Agreement has been duly adopted by the member of Merger LLC, no amendment shall be made to this Agreement that requires the approval of the member of Merger LLC under applicable Law without such approval.

6.3. Extension; Waiver. At any time and from time to time prior to the Effective Time, any party hereto (other than Newco (and after the Amalgamation, Amalco) with respect to Merger LLC or Merger LLC with respect to Newco (and after the Amalgamation, Amalco)) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall be conditional upon receipt of prior written consent from TPCO. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

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6.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. For purposes of this Agreement, a facsimile or portable document format (pdf) signature will be considered an original signature. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

6.6. Consent to Jurisdiction. Each of the parties hereto (i) irrevocably and unconditionally consents and submits itself to the exclusive personal jurisdiction of the courts of the State of California and the United States District Courts in Orange County in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (v) waives any objection that it may now or hereafter have to the venue of any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same. Each party hereto irrevocably agrees that any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.9; provided, that nothing in this Section 6.6 shall affect the right of any Person to serve legal process in any other manner permitted by Law.

6.7. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER BASED ON TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

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6.8. Remedies(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

6.9. Notices. Any notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand or (d) immediately upon facsimile or e-mail transmission (with a written or electronic confirmation of delivery) if sent during normal business hours of the recipient, or, if not sent during normal business hours of the recipient, then on the next Business Day, in each case to the intended recipient as set forth below:

If to Gold Flora LLC, to it at:

Gold Flora, LLC

3165 Red Hill Avenue

Costa Mesa, California 92626

Attention: Laurie Holcomb, Chief Executive Officer

Email: [***]

If to Newco (and after the Amalgamation, Amalco) or Merger LLC, to it at:

TPCO Holding Corp.

1550 Leigh Avenue

San Jose, California 95125

Attention: Troy Datcher and Colin Brown

E-mail: [***]

Any party to this Agreement may give any notice or other communication hereunder using any other means (including ordinary mail), but no such notice or other communication shall be deemed to have been duly delivered and received unless and until it is actually received by the party for whom it is intended. Any party to this Agreement may change any address or facsimile number to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 6.9.

6.10. Entire Agreement. Each of this Agreement and the Business Combination Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties by or among the parties hereto, or any of them, whether written or oral, with respect to the subject matter hereof.

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6.11. No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than (i) the parties hereto and their respective successors and permitted assigns, and (ii) TPCO. For the avoidance of doubt, the parties expressly acknowledge and agree that TPCO is a third party beneficiary under this party with full rights of enforcement as if TPCO was party to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations or warranties are subject to waiver by the parties hereto in accordance with Section 6.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

6.12. Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, registration and other such Taxes and fees (including penalties and interest thereon) incurred in connection with the Merger shall be paid by Newco (and after the Amalgamation, Amalco) or Merger LLC when due, and Newco (and after the Amalgamation, Amalco) and Merger LLC shall, at their own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to any such Taxes.

6.13. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided that it is agreed and acknowledged that, to the extent applicable, this Agreement may be assigned by Newco (and after the Amalgamation, Amalco) to the Continued Corporation by operation of Law pursuant to the Continuation. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

GOLD FLORA CORPORATION

By:
Name:	Troy Datcher
Title:	President

GOLD FLORA, LLC, by its manager Gold Flora Capital, LLC

By:
Name:	Laurie Holcomb
Title:	Manager

GOLDEN GRIZZLY BEAR LLC

By:
Name:	Troy Datcher
Title:	Manager

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 Exhibit A

Notice of Non-USRPI Status

(see attached)

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GOLD FLORA CORPORATION

[Continued Corporation Address]

________ __, 2023

Director

INTERNAL REVENUE SERVICE

P.O. Box 409101

Ogden, UT 84409

To whom it may concern:

Pursuant to Treas. Reg. § 1.897-2(h)(2) and Temp. Treas. Reg. § 1.1445-11T(d)(2)(i), enclosed please find a copy of a Notice of Non-USRPI Status received by the undersigned Gold Flora Corporation, a corporation existing under the laws of Delaware (“Transferee”). The name and office address of the Transferee are described at the top of this letter. The Transferee’s U.S. taxpayer identification number is __-_______.

Very truly yours,

GOLD FLORA CORPORATION

By:
Name:
Title:

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GOLD FLORA, LLC

3165 Red Hill Avenue

Costa Mesa, California 92626

________ __, 2023

NOTICE OF NON-USRPI STATUS

Code Section 897 provides that a non-U.S. transferor of a “United States real property interest” as defined in Code Section 897(c)(1) (a “USRPI”) is liable for tax on such transfer. If it can be shown that the interest transferred is not a USRPI, then such non-U.S. transferor is not liable for tax on such transfer. A USRPI includes an interest in a domestic or foreign partnership in which fifty percent or more of the value of the gross assets consist of USRPIs or ninety percent or more of the value of the gross assets consist of USRPIs plus any cash or cash equivalents. To avoid U.S. tax withholding under Code Section 1445, the domestic or foreign partnership whose ownership interests are transferred may certify to the transferee that such domestic or foreign partnership’s ownership interests are not USRPIs. To inform the transferee, Gold Flora Corporation, a corporation organized under the laws of the Delaware (the “Transferee”) that interests in Gold Flora, LLC, a limited liability company existing under the laws of California and classified for U.S. federal income tax purposes as a partnership (the “Domestic Partnership”), that interests in the Domestic Partnership are not USRPIs in connection with the merger of Golden Grizzly Bear LLC, a limited liability company organized under the laws of California, a wholly-owned subsidiary of Transferee, and a disregarded entity for U.S. federal income tax purposes and the deemed exchange of membership interests in the Domestic Partnership for shares of Transferee stock by those persons identified on Schedule A as affixed hereto (collectively, the “Transferors”), the undersigned manager of the Domestic Partnership, hereby states and certifies on behalf of the Domestic Partnership that, as of the date of this statement:

(A)	This document is a Notice of Non-USRPI Status pursuant to the requirements of Treas. Reg. § 1.897-2(h)(2) and Temp. Treas. Reg. § 1.1445-11T(d)(2)(i).

(B)	The following information concerns the Domestic Partnership submitting this Notice:

Name: Gold Flora, LLC

Office Address:	3165 Red Hill Avenue Costa Mesa, California 92626
The Domestic Partnership’s U.S. taxpayer identification number is [***].

(C)	Information concerning each of the Transferors is contained on Schedule A, as affixed hereto.

(D)

Fifty percent (50%) or more of the value of the gross assets of the Domestic Partnership does not consist of USRPIs and ninety percent (90%) or more of the value of the gross assets of the Domestic Partnership does not consist of USRPIs plus cash and cash equivalents.

The Domestic Partnership understands that this notice may be disclosed to the IRS by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

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The undersigned manager of the Domestic Partnership declares, under penalties of perjury, that the undersigned manager has examined this notice and, to the best of the undersigned manager’s knowledge and belief, this notice is true, correct and complete. The undersigned manager further declares that the undersigned manager has authority to sign this notice on behalf of the Domestic Partnership.

GOLD FLORA, LLC, by its manager Gold Flora Capital, LLC

By:
Name:	Laurie Holcomb
Title:	Manager

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Schedule A

Information concerning Transferors

Name	Home/Office Address	U.S. SSN, EIN, ITIN or “None”

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